   As filed with the Securities and Exchange Commission on June 9, 2000
                                                      Registration No. 333-32444
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                         FUTURE MEDIA PRODUCTIONS, INC.
             (Exact Name of Registrant as Specified in its Charter)

         California                         3652                       95-4486758
(State or Other Jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer
Incorporation or Organization)      Classification Code Number)    Identification No.)

                                ---------------

                            24811 Avenue Rockefeller
                           Valencia, California 91355
                                 (661) 294-5575
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                ---------------
                                  ALEX SANDEL,
                                   President
                         Future Media Productions, Inc.
                            24811 Avenue Rockefeller
                           Valencia, California 91355
                                 (661) 294-5575
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent for Service)

                                ---------------
                                   Copies to:

       Murray Markiles, Esq.                Robert K. Montgomery, Esq.
        Scott D. Galer, Esq.                   Anton W. Leung, Esq.
     Phillip Gharabegian, Esq.              Gibson, Dunn & Crutcher LLP
   Troop Steuber Pasich Reddick &             2029 Century Park East
             Tobey, LLP                    Los Angeles, California 90067
       2029 Century Park East                     (310) 552-8500
   Los Angeles, California 90067
           (310) 728-3000
                                ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered in this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                              Proposed Maximum
           Title of Each Class of                 Aggregate        Amount of
         Securities to be Registered          Offering Price(1) Registration Fee
--------------------------------------------------------------------------------
Common Stock, no par value...................    $70,000,000        $18,480

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(o) under the Securities Act of 1933.

                                ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. Future + +Media may not sell these securities until the registration statement filed + +with the Securities and Exchange Commission is effective. This prospectus is + +not an offer to sell these securities and it is not soliciting an offer to + +buy these securities in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                    SUBJECT TO COMPLETION-JUNE 9, 2000

PROSPECTUS
--------------------------------------------------------------------------------

                             4,685,185 Shares

                       [LOGO OF FUTURE MEDIA PRODUCTIONS]

                                  Common Stock

--------------------------------------------------------------------------------

Future Media is offering 4,685,185 shares and the selling shareholders are offering 500,000 shares of common stock in an initial public offering. Prior to this offering, there has been no public market for Future Media's common stock. Future Media will not receive any proceeds from the sale of shares by the selling shareholders.

Future Media is an independent manufacturer/replicator of Digital Versatile Discs (DVDs) and Compact Discs (CDs). Future Media targets its sales to companies in industries including Internet/online, film and entertainment, edutainment software, publishing and computer hardware.

It is anticipated that the public offering price will be between $12 and $15 per share. Application has been made to include the common stock for quotation in the Nasdaq National Market under the symbol "FMPI".

                                                                   Per
                                                                  Share  Total
   Public offering price........................................ $       $
   Underwriting discounts and commissions....................... $       $
   Proceeds, before expenses, to Future Media................... $       $
   Proceeds to selling shareholders............................. $       $


See "Risk Factors" on pages 8 to 13 for factors that should be considered beforeinvesting in the shares of Future Media.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission hasapproved or disapproved of these securities or passed upon the accuracy or adequacy of thisprospectus. Any representation to the contrary is a criminal offense.


--------------------------------------------------------------------------------

The underwriters may purchase up to 777,777 additional shares from Future Media at the public offering price, less underwriting discounts and commissions.
Delivery of the shares will be on           , 2000.

Prudential Volpe Technology                              CIBC World Markets
a unit of Prudential Securities

       , 2000

Description of Photographs:

  . Photographs of Future Media's headquarters, mastering facility, replication machines and printing machines.

  .  Collage of manufactured DVDs and CDs.

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    4

Risk Factors........................    8

Forward-Looking Statements..........   13

Termination Of S Corporation
 Status.............................   14

Use Of Proceeds.....................   15

Dividend Policy.....................   15

Dilution............................   16

Capitalization......................   17

Selected Financial Data.............   18

Management's Discussion and Analysis
 Of Financial Condition and Results
 Of Operations......................   20

Industry Overview...................   28

                                      Page
                                      ----
Business............................   30
Management..........................   40

Related Party Transactions..........   46

Principal and Selling Shareholders..   49
Description Of Capital Stock........   50

Shares Eligible For Future Sale.....   52

Underwriting........................   53

Legal Matters.......................   55

Experts.............................   55

Where You Can Find More
 Information........................   55

Index To Financial Statements.......  F-1


--------------------------------------------------------------------------------

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information you should consider before investing in the common stock of Future Media. You should read the entire prospectus carefully.

                                  Future Media

  We are an independent manufacturer/replicator of Digital Versatile Discs
(DVDs) and Compact Discs (CDs). We target our sales to companies in industries including Internet/online, film and entertainment, edutainment software, publishing and computer hardware. Our major customers include America Online, Inc., Modus Media International Holdings, Inc., and Havas Interactive, Inc., each of which accounted for more than 10% of our net sales for the year ended December 31, 1999.

  We have successfully implemented our business model, which consists of the following elements:

  . High volume customers: We believe our customer base is comprised of some of the highest volume customers of DVDs and CDs, often requiring production runs in excess of 25,000 units.

  . High replication capacity: Since inception we have continued to add new equipment and believe we are one of the largest, in terms manufacturing capacity, independent manufacturers/replicators of DVDs and CDs in the United States.

  . Low cost structure: We achieve economies of scale through our optimally designed facility at a single locale, our dedication to maximizing machine uptime and our flat organizational structure.

  . Superior turnaround service: We are dedicated to providing superior turnaround service, as short as a few hours, by maintaining high throughput mastering technologies and high DVD/CD graphic printing capacity and by efficiently managing operational workflow.

  To implement our business model, we have developed a focused operating approach founded on the following key principles:

  . High capacity manufacturing capabilities at a single locale;

  . Optimally designed manufacturing facilities;

  . Self sufficient repair, maintenance and engineering capabilities;

  . Technologically advanced manufacturing equipment; and

  . Marketing our services directly to senior management.

  We believe that our focused operating approach distinguishes us from our competitors. We also believe that the effectiveness of our operating approach has been proven through the growth in our targeted customer base, the retention of our customers and our demonstrated long-term financial performance.

  To foster our continued growth in line with our business model, we plan to pursue the following opportunities:

  . Capitalize on the continuing growth of the DVD market;

  . Expand our position as a low cost CD manufacturer within the Internet/online, film and entertainment, edutainment software, publishing and computer hardware industries; and

  . Actively stimulate new CD replicating business through targeted Internet related marketing programs.

  We are a California corporation. Our executive offices are located at 24811 Avenue Rockefeller, Valencia, California 91355, and our telephone number is
(661) 294-5575.

                                  The Offering

 Shares offered by Future Media................  4,685,185 shares

 Shares offered by the selling shareholders....    500,000 shares

 Total shares outstanding after this offering.. 19,535,185 shares

 Use of proceeds by Future Media............... To repay all existing debt, to purchase capital equipment, to
                                                distribute retained earnings
                                                including an amount for the
                                                purpose of paying income taxes
                                                on our 2000 S Corporation
                                                earnings to our existing
                                                shareholders, and for general
                                                corporate purposes, including
                                                potential strategic
                                                investments.

 Proposed Nasdaq National Market symbol........ FMPI

  All information in this prospectus has been adjusted to give effect to a 1.65 for 1 stock split approved by the board of directors on April 13, 2000. Also, except as otherwise noted, all information in this prospectus regarding the number of outstanding shares of common stock does not include:

  . 777,777 shares that the underwriters may purchase if they exercise their over-allotment option;

  . 3,250,000 shares of common stock available for issuance pursuant to our stock incentive plans, of which 1,598,350 shares were subject to outstanding options as of the date of this prospectus;

  . 604,890 shares of common stock issuable upon exercise of warrants issued to David Moss, our Vice President-Operations, at an exercise price of $0.0010 per share; and

  . 25,000 shares of common stock issuable upon exercise of warrants issued to Levy, Small & Lallas, at an exercise price equal to the initial public offering price.

                   Summary Selected Financial and Other Data
             (in thousands, except for per share and employee data)

  The following table summarizes certain selected financial and operating data contained in the financial statements and elsewhere in this prospectus.

                                                                        Three Months
                                  Year Ended December 31               Ended March 31
                          -------------------------------------------  ----------------
                           1995     1996     1997     1998     1999     1999     2000
                          -------  -------  -------  -------  -------  -------  -------
                                                                         (unaudited)
Statement of Income
 Data:
Net sales...............  $26,972  $25,814  $36,042  $43,311  $53,002  $ 8,675  $14,780
Cost of goods sold......   14,821   11,972   23,132   27,304   31,938    5,865    9,342
                          -------  -------  -------  -------  -------  -------  -------
Gross profit............   12,151   13,842   12,910   16,007   21,064    2,810    5,438
Selling, general and
 administrative
 expenses...............    6,093    2,537    4,214    4,232    4,201    1,072    1,593
Other general and
 administrative
 expense--stock related
 compensation(1)........      --       --       --     3,055      720      --       --
Abandoned offering
 costs..................      --       --       --       676      --       --       --
                          -------  -------  -------  -------  -------  -------  -------
Income from operations..    6,058   11,305    8,696    8,044   16,143    1,738    3,845
Interest income.........       12      252       42       35        1      --         8
Interest expense........     (957)  (1,108)    (818)  (1,264)  (1,404)    (351)    (399)
Loss in equity of
 unconsolidated entity..      --       --       --       --       --       --      (155)
Change in accounting
 estimate for
 royalties(2)...........      --     3,770      --       --       --       --       --
                          -------  -------  -------  -------  -------  -------  -------
Income before state
 income taxes...........    5,113   14,219    7,920    6,815   14,740    1,387    3,299
Provision for state
 income taxes...........       72      223      120      102        2        1        1
                          -------  -------  -------  -------  -------  -------  -------
Net income..............  $ 5,041  $13,996  $ 7,800  $ 6,713  $14,738  $ 1,386  $ 3,298
                          =======  =======  =======  =======  =======  =======  =======
Earnings per share:
 Basic..................  $  0.34  $  0.94  $  0.53  $  0.45  $  0.99  $  0.09  $  0.22
                          =======  =======  =======  =======  =======  =======  =======
 Diluted................  $  0.34  $  0.94  $  0.53  $  0.43  $  0.92  $  0.09  $  0.20
                          =======  =======  =======  =======  =======  =======  =======
Shares used in computing
 earnings per share
 Basic..................   14,850   14,850   14,850   14,850   14,850   14,850   14,850
                          =======  =======  =======  =======  =======  =======  =======
 Diluted................   14,850   14,850   14,850   15,672   16,026   15,859   16,124
                          =======  =======  =======  =======  =======  =======  =======
Pro Forma Statement of
 Income Data
 (unaudited)(3):
Income before provision
 for income taxes.......                                      $14,740           $ 3,299
Pro forma income tax
 provision..............                                        5,896             1,320
                                                              -------           -------
Pro forma net income....                                      $ 8,844           $ 1,979
                                                              =======           =======
Pro forma basic earnings
 per share..............                                      $  0.55           $  0.12
                                                              =======           =======
Pro forma diluted
 earnings per share.....                                      $  0.52           $  0.11
                                                              =======           =======
Weighted average shares
 outstanding--basic.....                                       16,200            16,200
                                                              =======           =======
Weighted average shares
 outstanding--diluted...                                       17,136            17,435
                                                              =======           =======
Other Data:
Capital expenditures....  $ 6,277  $ 1,585  $ 3,642  $ 6,752  $15,226  $ 1,456  $ 5,266
Depreciation and
 amortization...........    1,053    1,389    1,950    2,861    4,368      897    1,150
Number of full-time
 employees at period
 end....................       44       57       75       92      127       92      140

                                                         March 31, 2000
                                                --------------------------------
                                                                         Pro
                                                  Actual      Pro     Forma As
                                                (unaudited) Forma(4) Adjusted(5)
                                                ----------- -------- -----------
Balance Sheet Data:
Current assets.................................   $ 5,020   $ 5,320    $33,141
Property and equipment, net....................    34,874    34,874     34,874
Total assets...................................    45,503    45,803     73,624
Current liabilities............................    20,161    34,850     12,206
Long-term debt, less current portion...........     7,399     7,399        --
Total shareholders' equity.....................    17,817       387     57,710

--------
(1) On January 1, 1998, we granted warrants to purchase 604,890 shares of common stock at an exercise price of $0.0010 per share to David Moss, our Vice President--Operations. These warrants expire on December 31, 2007. In connection with the grant of these warrants, we recognized compensation expense of $3,055,000 in 1998 representing the excess of the estimated fair value of the shares over the exercise price. In 1999 our existing shareholders committed to give 49,500 shares of their stock to a director for services to us. For the year ended December 31, 1999 we recorded stock related compensation expense of $720,000 for this commitment, based upon the estimated fair value of the shares to be given. On April 13, 2000 we granted 25,000 warrants to purchase common stock at an exercise price equal to the initial public offering price to the law firm of Levy, Small & Lallas for legal services provided to us in connection with this offering. These warrants will be issued and vest only upon the close of this offering and expire one year from the close of this offering.

(2) We executed license agreements with two developers of CD technology effective June 1, 1996 and October 1, 1996, respectively. The agreements set forth royalty rates payable to the licensors for the license to manufacture and sell CDs. We reached settlements totaling $70,000 for CD sales occurring before the effective dates of the agreements. Because of the settlement amounts, our prior estimates of royalty liabilities were overstated by approximately $3,770,000 (of which $300,000 related to 1994 and $3,470,000 related to 1995) and the adjustment to the accruals was made in 1996. The original estimates for royalty liabilities were recorded in cost of sales in 1994 and 1995.
(3) We have been exempt from paying federal income taxes and have paid certain state income taxes at a reduced rate because of our S Corporation status. Upon the completion of this offering, our S Corporation status will terminate. Pro forma statement of income data reflect the income tax expense recordable had we not been exempt from paying taxes under the S Corporation election. Because of the termination of our S Corporation status, we will be required to record a one-time, non-cash charge against historical earnings for additional deferred taxes based upon the increase in the effective tax rate from our S Corporation status (1.5%) to C Corporation status (approximately 40%). This charge will occur in the quarter during which our S Corporation status is terminated. If this charge was recorded at March 31, 2000, the amount would have been approximately $2.7 million.
(4) The pro forma balance sheet reflects (i) an accrual for the distribution of retained earnings of approximately $14.7 million to our current shareholders, including an amount totaling approximately $7.9 million for the purpose of paying income taxes on S Corporation earnings and (ii) the recording of additional deferred taxes of approximately $2.7 million based on the increase in the effective tax rate upon our anticipated change from an S Corporation to a C Corporation.

(5) Adjusted for pro forma adjustments discussed above and to give effect to the receipt and application of the estimated net proceeds of this offering, including a deduction of $472,500 to be paid to Averil Capital Markets Group, Inc., a company controlled by one of our directors upon the closing of this offering, payment of the accrual for distribution of our retained earnings of approximately $14.7 million to our current shareholders and the repayment of existing bank debt of which approximately $6.7 million is included in current liabilities.

                                  RISK FACTORS

  You should carefully consider the following risk factors, in addition to the other information in this prospectus, before purchasing shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition as well as adversely affect the value of an investment in our common stock.

  Risks Related to Our Business

  We do not have long-term purchase contracts with our customers and therefore our customers could stop doing business with us at any time.

  Generally, we do not have agreements with our customers that contain purchase commitments or guarantees for an ongoing business relationship. Accordingly, our customers could stop doing business with us at any time and we cannot guarantee an ongoing business relationship with our customers. Since we operate with virtually no backlog, if a customer stops doing business with us, we may not be able to replace the lost business with business from another existing client or a new client. To the extent we are unable to replace the business, some of our capacity would go unused, our revenues could decline and our results of operations may be adversely affected.

  Our focus on high volume customers results in customer concentration and increases the likelihood that losing a single customer would have an adverse impact on our revenues and results of operations.

  As part of our business model, we seek to replicate DVDs and CDs for high volume customers to reduce our marginal production costs. This strategy results in customer concentration and has inherent risks. For example, our top three customers, America Online, Inc., Modus Media International Holdings, Inc., and Havas Interactive, Inc. accounted for approximately 56% of our net sales for the year ended December 31, 1999. If we lose any of our large customers, our revenues may be reduced and our operating results may be adversely impacted. Additionally, the merger between America Online, Inc. and Time Warner may result in the diversion of some replication business from us to Time Warner's internal DVD and CD manufacturing operations.

  If DVD and/or CD prices decline, our revenues and margins may be reduced and our operating results may be adversely impacted.

  Since the introduction of CD media in 1982, there has been a significant growth in the CD replicating business, which has attracted numerous entrants and resulted in increased worldwide CD production capacity. As a result of this increased competition, wholesale CD prices have historically declined. If CD prices decline further we may not be able to reduce our costs or increase our volume to offset the decline in price. Additionally, if the acceptance of the DVD medium continues to grow, the DVD replicating business may attract new entrants, which may result in an increased worldwide DVD production capacity. As a result, wholesale DVD prices may decline and we may not be able to reduce our costs or increase our volume to offset the decline in price. These pricing pressures in the DVD and CD replication business could reduce our revenues and margins, which would adversely impact our operating results.

  We may not succeed in developing a substantial DVD customer base, which would adversely impact our growth strategy.

  We commenced our DVD production in the fourth quarter of 1999. Our growth strategy depends in part on our ability to attract additional DVD customers. We believe motion picture producers and distributors, computer hardware manufacturers and producers of computer software and games will primarily drive DVD sales. Although we plan to expand our customer relationships, we will be competing for DVD business with captive DVD manufacturers of major motion picture companies and we may not be successful in attracting additional DVD customers.

  We may experience operational downtime if we are forced to move production to another facility.

  Since our business model is based on operating replicating facilities at a single geographic locale to achieve efficiencies associated with high volume, we will not be able to move production quickly to another facility if we experience operational downtime or capacity reduction. Earthquakes, power outages, or other events outside of our control could cause such operational downtime or capacity reduction. Any operational downtime or capacity reduction could result in the loss of major orders or customers and have a disproportionate adverse impact on our business, financial condition and results of operation.

  We substantially depend upon our key personnel and they would be difficult to replace.

  We depend on our executive officers for our success and the loss of any of these officers or key employees could disrupt our business. We depend on our key executives, including Alex Sandel, who is our Chief Executive Officer and David Moss, who is our Vice President--Operations. In addition to his management duties, Mr. Sandel also plays a key role in our sales and marketing efforts. We have entered into an employment agreement with Mr. Moss. In addition, we have purchased $3 million of "key person" life insurance on each of Messrs. Sandel and Moss, of which we are the sole beneficiary. However, in the event of the death of either of these executive officers, the proceeds of such insurance may not be sufficient to offset our loss.

  Because our operating results may fluctuate and are unpredictable from quarter to quarter, our share price may be adversely affected.

  Our net sales, net income and results of operations have fluctuated from quarter to quarter, and we expect these fluctuations to continue in the future because of many factors, including:

  . seasonal pattern of certain of the businesses we serve;

  . timing of new product releases by our customers;

  . commercial success of products offered by our customers;

  . timing of expenses incurred to obtain and support new business; and

  . general changes in economic and industry conditions.

  The demand for DVDs and CDs is usually highest in the second half of the year concurrent with the new school year and holiday gift purchases. This seasonality could result in significant quarterly variations in financial results, with the third and fourth quarters generally being the strongest. Additionally, we anticipate that demand for DVDs will be somewhat dependent on the timing of motion picture releases, with DVDs typically being released six months following the theatrical release of a motion picture. We may not be able to adequately reduce our costs on a timely basis if our revenues do not meet expectations in any given quarter. In addition, historically our product mix has been more heavily weighted to lower margin customers in the first six months of each year. If our results of operations for any period fall below the expectations of securities analysts or investors, the price of our common stock could decline.

  We heavily rely on our customers in the Internet and computer software industries and our operations could be impaired if demand from such industries drops.

  For the quarter ended March 31, 2000, approximately 78% of our net sales were to Internet service providers and computer software companies. We are dependent upon the continued growth and financial stability of the Internet and computer software industries, which may be affected by changes in any of the following:

  . economic conditions;

  . consumer trends and preferences;

  . sales of personal computers;

  . the installed base of CD-ROM and DVD drives in computers; and

  . sales of interactive game consoles.

  Our sales are also dependent upon the ability of software publishers to create commercially successful content and Internet service providers continuing to market their services through the mass distribution of CDs.

  If we do not respond to technological change, we could lose customers and our services could become obsolete.

  The industries in which we compete are characterized by rapidly changing technologies. We may not be able to successfully adapt our manufacturing processes to new technologies. Additionally, we may not have the financial resources to make the capital expenditures necessary for such adaptations or be able to generate sufficient sales to recover these capital expenditures. If we fail to keep pace with rapidly changing industry technology, we will be at a competitive disadvantage and could lose customers. In addition, the electronic delivery of information through such means as the Internet or broadband online data delivery are potential future competitors of DVD and CD technology. Such technologies could potentially cause a significant shift from the utilization of DVDs and CDs to broadband and other online delivery mechanisms and render DVDs and CDs obsolete. In addition, it is possible that as the demand for DVDs increases the demand for CDs will decrease.

  Our future performance and profitability could be impaired if we are unable to manage growth.

  Our future performance and profitability will depend on a number of factors, including our ability to obtain production machinery, and recruit, motivate and retain qualified personnel. In addition, our performance will depend on whether we are able to implement enhancements to our operational and financial systems, including our reporting obligations for being a public company. Moreover, our management and our administrative and financial resources may face significant demands resulting from any future expansion, whether internally or through acquisitions.

  If we are unable to compete successfully against current and future competitors our revenues and operating results could be impaired.

  The DVD and CD replication industries are highly competitive. Our primary competitors include the following DVD and/or CD replication companies:
AmericDisc; Carlton Communications PLC; Cinram International, Inc.; Denon Electronics, Inc.; Disctronics, Inc.; DOCdata N.V.; JVC Corporation; and Zomax Optical Media, Inc.

  A number of these companies can handle large volume requirements and offer services not currently offered by us. In addition to the above listed companies, we compete with foreign manufacturers that can operate at lower costs. To a limited extent, we compete with large captive manufacturing divisions of major music and entertainment companies. Many of our existing competitors and future potential competitors may be larger and more established and have greater financial and other resources. As a result, such competitors may respond more quickly than us to market demands or devote greater resources to the manufacture, promotion and sale of their products.

  Price increases and shortages of raw materials could adversely affect the volume of our sales and our profitability.

  We use raw materials, such as plastic and oil, in our DVD and CD manufacturing and replicating process. Although we have not experienced any material shortages in raw materials, if a shortage of raw materials were to occur, our costs could increase and we may have to delay shipments, and in either case our operating results would be adversely affected. We also depend on a small number of suppliers for many of the raw materials that we use in our business. If we were unable to continue to purchase these raw materials from our suppliers, our operating results would be adversely affected.

  We heavily depend on licenses for DVD and CD technology and we may not be successful in obtaining and maintaining such licenses. We could incur significant loss of revenues if we are unable to obtain and maintain such licenses.

  We cannot guarantee that we will successfully obtain and maintain licenses for the patented technology we use. We manufacture CDs using patented technology primarily under nonexclusive licenses from U.S. Philips Corporation and Discovision Associates. These CD licenses generally provide for the payment of royalties based upon the number, type and size of CDs sold. Our license from Discovision Associates continues until the last patent covered by such license expires and our license from U.S. Philips Corporation continues until the earlier of October 1, 2006 or the expiration of the last patent covered by such license.

  In order to manufacture/replicate DVDs we must obtain licenses from U.S. Philips Corporation and Sony Corporation for certain patented DVD technology. We have entered into nonexclusive DVD licenses with U.S. Philips Corporation, which continue until October 1, 2009. Additionally, we believe we have finalized a nonexclusive DVD licensing agreement with Sony Corporation to use Sony Corporation's patented DVD technology. We are currently awaiting the receipt of the executed copy of this DVD licensing agreement with Sony Corporation. These DVD licenses generally provide for the payment of royalties based upon the number and type of DVDs sold. We cannot assure you neither we nor our licensors will not be sued for patent infringement and have to stop using the licensed technologies.

  Our operating results could be impaired by current or future environmental regulation and other legal uncertainties.

  Since the DVD and CD manufacturing processes involve the use of hazardous materials, we are subject to federal, state and local regulations governing the storage, use and disposal of hazardous materials. Our liability in the event of an accident or the cost of clean-up could exceed our resources or insurance coverage. Also, we may have to incur substantial expenditures as a result of environmental regulations adopted in the future, including having to engage in preventive or remedial action, having to reduce chemical exposure or dealing with waste treatment or disposal.

  Risks Related to this Offering and Our Common Stock

  The rights of our shareholders could be adversely affected because our founders control us.

  Upon completion of this offering, two of our founders can elect or remove all members of the board of directors and thereby control our affairs and management. Moreover, upon completion of this offering, these two founders, Alex Sandel and Jason Barzilay, will beneficially own approximately 74% (71% if the underwriters' over-allotment option is exercised in full) of our outstanding shares. As a result of such ownership, these founding shareholders, acting together, can determine the outcome of elections and other matters presented to our shareholders for approval. Such concentration of ownership may cause any of the following:

  . delay, defer or prevent a change in our control;

  . adversely affect the voting and other rights of our other shareholders;
    and

  . depress the price of our common stock.

  Purchasers in this offering will experience immediate and substantial dilution.

  If you purchase our common stock upon completion of this offering, you will experience an immediate and substantial dilution in that you will pay a price per share of common stock that substantially exceeds the value of our assets after subtracting our liabilities. In addition, you will have contributed 100% of the total to fund Future Media, but will only own 24.0% of the outstanding shares. If outstanding stock options and warrants are exercised then you will experience additional dilution.

  Our stock price could fluctuate and we cannot assure you that the shares offered pursuant to this offering will trade at market prices in the range of the initial public offering price.

  The initial public offering price does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The initial public offering price of the shares of our common stock is negotiated with the selling shareholders and the underwriters. The trading price of our common stock could be subject to wide fluctuations in response to any of the following:

  . variations in our operating results;

  . announcements relating to our business (including new product introductions by us or by our competitors);

  . technological trends;

  . securities analysts changing financial estimates;

  . changes in the stock price or operating performance of other companies investors may deem comparable to us;

  . changes in general economic conditions or the financial markets; and

  . changes in the manufacturing or retail industries.

  Sales of additional shares of our common stock into the public market may cause our stock price to fall.

  Upon completion of this offering, we will have 19,535,185 shares of common stock outstanding, 20,312,962 shares if the underwriters' over-allotment option is exercised in full. Of those 19,535,185 shares, a total of 5,185,185 shares, 5,962,962 shares if the underwriters exercise their over-allotment option in full, will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended, unless purchased or held by our affiliates as that term is defined in Rule 144 under the Securities Act. Pursuant to Rule 144, sales of common stock by our affiliates are subject to the volume limitations, manner of sale, and notice requirements. All of our executive officers, directors, shareholders, including the selling shareholders, and Averil Capital Markets Group, Inc. will execute lock-up agreements under which they will agree to not sell or otherwise transfer, directly or indirectly, any shares of common stock or any securities convertible into, or exercisable or exchangeable for, any shares of common stock for a period of 180 days (or one year, in the case of Averil Capital Markets Group, Inc.) after the date of this prospectus without the prior written consent of Prudential Securities Incorporated, on behalf of the underwriters. After the expiration of the 180-day period (or one year, in the case of Averil Capital Markets Group, Inc.), shares that can be sold under Rule 144 will be eligible for sale. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the shares of our common stock subject to these lock-up agreements. Sales of substantial amounts of our common stock in the public market, or the perception sales could occur, could adversely affect the prevailing market price for the common stock and could impair our ability to raise capital through a public offering of equity securities.

   Number of shares      Date of eligibility for resale into public market
   ----------------      -------------------------------------------------
   14,850,000       180 days after the date of this prospectus due to a lock-up agreement our two existing shareholders have with
                    Prudential Securities Incorporated.
                    1 year after the date of this prospectus due to a lock-up
                    agreement Averil Capital Markets Group, Inc. has with
                    Prudential Securities Incorporated.

  Provisions in our charter documents could deter takeover efforts or depress our stock price.

  Provisions of our Articles of Incorporation, Bylaws and California law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock issued in the future. Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our shareholders. Following this offering, we will not have any shares of preferred stock outstanding and we have no present intention to issue any shares of preferred stock. However, preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the common stock. An issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock, which may depress the market value of our common stock.

  Provisions of our Articles of Incorporation make it difficult for minority shareholders to obtain representation on the board of directors. Our Articles of Incorporation and California law provide cumulative voting rights of shareholders, which cease at such time we have 800 or more holders of our common stock as of the record date of our most recent annual meeting of shareholders. This provision has the effect of making it more difficult for minority shareholders to obtain representation on the board of directors once we have 800 or more shareholders.

                           FORWARD-LOOKING STATEMENTS

  This prospectus includes forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about us, including, among other things:

  . general economic and business conditions, both nationally and in our markets;

  . our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

  .  anticipated trends in our business;

  .  existing and future regulations affecting our business;

  .  successful implementation of our business strategy;

  . our relationship with large customers;

  . fluctuations in our operating results;

  . increasing adoption of alternative data delivery systems;

  . technological trends in the DVD and CD industries; and

  . other risk factors described under "Risk Factors" in this prospectus.

  In addition, in this prospectus, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to us, our business or our management, are intended to identify forward-looking statements.

  Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                      TERMINATION OF S CORPORATION STATUS

  We have been treated as an S Corporation since our inception. As a result, our shareholders have been directly taxed on our earnings for federal income tax purposes instead of us. Other than a tax imposed on S Corporations by the State of California (currently 1.5% of income), our shareholders have also been responsible for state income taxes on earnings. Such taxation of our shareholders will continue through the date immediately preceding the date of termination of our S Corporation status. The termination date will occur immediately prior to the closing of this offering. On the termination date, we will become a C Corporation for tax purposes and be subject to federal and state corporate income taxes.

  From January 1, 2000 through the date of this prospectus we paid an aggregate of approximately $9.1 million in dividends to our shareholders for the purpose of paying S Corporation taxes for 1998 and 1999. Out of the proceeds of this offering, we expect to pay approximately $9.3 million in dividends to our shareholders, including approximately $1.8 million for the purpose of paying S Corporation taxes. Pursuant to our current loan agreement with Greyrock, we may not declare or pay any dividends or make any distribution without the prior written consent of Greyrock, except for distributions to existing shareholders for the purpose of paying income taxes on our S Corporation earnings.

  We have entered into a tax indemnification agreement with our existing shareholders relating to their respective income tax liabilities. The tax indemnification agreement is intended to assure we assume the taxes relating to the income we receive while we are a C Corporation and our existing shareholders assume the taxes relating to the income they received while we were an S Corporation. We will indemnify our existing shareholders if there is a final determination that they owe more taxes for a period when we were an S Corporation and such determination results in a current or future decrease in the taxes that we owe. We will also indemnify the existing shareholders for all taxes imposed upon them as the result of their receipt of an indemnification payment under the tax indemnification agreement. On the other hand, our existing shareholders will indemnify us if there is a final determination that reduces their tax liability for a period when we were an S Corporation, but increases our tax liability as a C Corporation. Any payment made by us to the existing shareholders pursuant to the tax indemnification agreement may be considered by the Internal Revenue Service or state taxing authorities to be non-deductible by us for income tax purposes. The tax indemnification agreement will continue in effect until the expiration of the relevant statutes of limitations with respect to the tax periods covered by the agreement.

                                USE OF PROCEEDS

  The net proceeds to us from this offering, at an assumed initial public offering price of $13.50 per share, are estimated to be approximately $57.3 million, $67.1 million if the underwriters' over-allotment option is exercised in full, after deducting the underwriting discounts and commissions and estimated offering expenses of $1,500,000.

  We expect to use a portion of the net proceeds to repay all existing bank debt to Greyrock Capital, a division of Banc of America Commercial Finance Corporation, in an amount estimated to be approximately $28.4 million at closing. The bank debt was used to purchase capital equipment, to pay a distribution to the existing shareholders and for general corporate purposes. The existing shareholders have personally guaranteed repayment of the bank debt and upon repayment of the loan from Greyrock, the shareholder guarantees will terminate.

  We also expect to use approximately $14.1 million to purchase capital equipment.

  We also plan to distribute $9.3 million to our existing shareholders as a distribution of the retained earnings through the closing of this offering, including an amount of approximately $1.8 million for the purpose of paying income taxes on our S Corporation earnings.

  Upon the closing of this offering we plan to pay $472,500 to Averil Capital Markets Group, Inc., for services rendered in connection with this offering. Averil Capital Markets Group, Inc., is a financial advisory firm founded and controlled by Diana Maranon, who is one of our directors. This amount has been deducted from the net proceeds of the offering in the calculation above. NASD members, affiliates, associated persons and related persons will not be paid, in the aggregate, ten percent (10%) or more of the gross proceeds of this offering (through repayment of debt or otherwise.)

  The balance of the net proceeds will be used for working capital and general corporate purposes, including potential strategic investments in companies that could add value to Future Media by increasing DVD and/or CD replication revenues. Currently, we do not have any acquisition target identified. Pending such uses, we intend to invest the net proceeds in short-term, interest bearing securities or guaranteed obligations of the United States government.

  We will not receive any proceeds from the sale of shares by the selling shareholders.

                                DIVIDEND POLICY

  Historically we have paid cash dividends when operating as an S Corporation. However, other than paying approximately $9.3 million out of the net proceeds of this offering to our existing shareholders as a distribution of retained earnings, including an amount of approximately $1.8 million for the purpose of paying income taxes on S Corporation earnings, we have no current intention to declare or pay dividends on our common stock following our conversion to C Corporation status. Instead, we intend to follow a policy of retaining earnings to finance the growth of our business. Our board of directors will have the discretion to determine any future dividend payments and such discretion may depend on the following: our results of operations; our financial condition; contractual and legal restrictions; and other factors our board of directors deems relevant.

  Pursuant to our current loan agreement with Greyrock, we may not declare or pay any dividends or make any distribution without the prior written consent of Greyrock, except for distributions to existing shareholders for the purpose of paying income taxes on our S Corporation earnings.

                                    DILUTION

  Purchasers of our common stock in this offering will experience immediate and substantial dilution in the pro forma net tangible book value of our common stock from the initial public offering price. The pro forma net tangible book value of our common stock as of March 31, 2000 was $387,000. Pro forma net tangible book value per share is equal to our total tangible assets, less total liabilities, divided by the number of shares of common stock outstanding, after giving effect to:

  . the distribution by us of approximately $14.7 million to our existing shareholders as a retained earnings distribution, including an amount of approximately $7.9 million for the purpose of paying income taxes on S Corporation earnings,

  . the recording by us of additional deferred taxes as if we were treated as a C Corporation at March 31, 2000, and

  . to give effect to a 1.65 for 1 stock split approved by our board of directors on April 13, 2000.

  After giving effect to the sale of 4,685,185 shares of common stock by us and the receipt and application of the estimated net proceeds, assuming an initial public offering price of $13.50 per share, after deducting the underwriting discounts and commissions and estimated offering expenses, including an amount of $472,500 to be paid to Averil Capital Markets Group, Inc., a company controlled by one of our directors upon the closing of this offering, our pro forma net tangible book value as of March 31, 2000 would have been approximately $57.7 million or $2.95 per share. This represents an immediate increase in net tangible book value of $2.92 per share to our current shareholders and an immediate and substantial dilution of $10.55 per share to new shareholders purchasing shares in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price.........................       $13.50
     Pro forma net tangible book value as of March 31, 2000...... $0.03
     Increase attributable to new shareholders...................  2.92
                                                                  -----
   Pro forma net tangible book value as of March 31, 2000 after
    the offering.................................................         2.95
                                                                        ------
   Dilution to new shareholders..................................       $10.55
                                                                        ======

  The following table summarizes a comparison of the number of shares of common stock acquired from us, the percentage ownership of such shares, the total consideration, the percentage of total consideration and the average price per share paid by the existing shareholders and by the investors purchasing shares of common stock in this offering, before the deduction of underwriting discounts and commissions and offering expenses.

                                 Shares Purchased  Total Consideration  Average
                                ------------------ ------------------- Price Per
                                  Number   Percent   Amount    Percent   Share
                                ---------- ------- ----------- ------- ---------
   Current shareholders........ 14,850,000   76.0% $    15,000    -- %  $  --
   New investors...............  4,685,185   24.0%  63,250,000  100.0%  $13.50
                                ----------  -----  -----------  -----
                                19,535,185  100.0% $63,265,000  100.0%  $ 3.24
                                ==========  =====  ===========  =====   ======

  The foregoing tables and calculations assume no exercise of outstanding options under our stock incentive plans, no exercise of the warrants granted to David Moss and no exercise of warrants granted to Levy, Small and Lallas. At the date of this prospectus, 1,598,350 shares of common stock were subject to outstanding options under our stock incentive plans, 604,890 shares of common stock were issuable upon exercise of the warrants held by David Moss at an exercise price of $0.0010 per share and 25,000 warrants to be granted to Levy, Small & Lallas upon the closing of this offering at an exercise price equal to the initial public offering price. To the extent options or warrants are exercised, there will be further dilution to new investors.

                                 CAPITALIZATION

  The following table sets forth our capitalization as of March 31, 2000 on

  .  an actual basis;

  . on a pro forma basis to give effect to the accrual for the payment of $14.7 million to our current shareholders as a distribution of retained earnings, including approximately $7.9 million for the purposes of paying income taxes on S Corporation earnings and the recording of additional deferred taxes of approximately $2.7 million based on the increase in the effective tax rate upon our anticipated change from an S Corporation to C Corporation; and

  . pro forma as adjusted to reflect the pro forma adjustments and to give effect to our receipt of approximately $57.3 million in estimated net proceeds from this offering, including a deduction of $472,500 to be paid to Averil Capital Markets Group, Inc., a company controlled by one of our directors upon the closing of this offering and the application of these net proceeds, including the repayment of existing bank debt of $14.1 million at March 31, 2000, of which $7.4 million was classified as long-term debt.

                                                      At March 31, 2000
                                               --------------------------------
                                                 Actual      Pro     Pro Forma
                                               (unaudited)  Forma   As Adjusted
                                               ----------- -------  -----------
                                                       (in thousands)
Long-term debt, less current portion..........   $ 7,399   $ 7,399    $   --
                                                 -------   -------    -------
Shareholders' equity:
  Preferred Stock, no par value;
    10,000,000 shares authorized; no shares
     issued or outstanding actual, pro forma
     or pro forma as adjusted.................       --        --         --
  Common Stock, no par value;
    75,000,000 shares authorized; 14,850,000
     shares issued and outstanding actual and
     pro forma; 19,535,185 shares outstanding
     pro forma as adjusted....................     3,790     3,790     61,113
  Notes receivable from officers..............    (4,058)   (4,058)    (4,058)
  Accumulated other comprehensive income......       655       655        655
  Retained earnings...........................    17,430       --         --
                                                 -------   -------    -------
      Total shareholders' equity..............    17,817       387     57,710
                                                 -------   -------    -------
      Total capitalization....................   $25,216   $ 7,786    $57,710
                                                 =======   =======    =======

  The number of issued and outstanding shares in the foregoing table excludes the following options and warrants that could result in further dilution for new investors:

  (a) 3,250,000 shares of common stock available for issuance pursuant to our stock incentive plans, of which 1,598,350 shares were subject to outstanding options as of the date of this prospectus;

  (b) 604,890 shares of common stock issuable upon exercise of warrants issued to David Moss, our Vice President--Operations, at an exercise price of $0.0010 per share; and

  (c) 25,000 shares of common stock issuable upon exercise of warrants issued to Levy, Small & Lallas, at an exercise price equal to the initial public offering price.

                            SELECTED FINANCIAL DATA

  We derived the statement of income data for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000 and the balance sheet data as of December 31, 1998 and 1999 and March 31, 2000 presented below from our financial statements included in another part of this prospectus. The statement of income data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our audited financial statements not included in this prospectus. The financial statements as of and for the years ended December 31, 1997, 1998 and 1999 have been audited by Ernst & Young, LLP, independent auditors. The statement of income data for the three months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 are unaudited but have been prepared on the same basis as our audited financial statements, and in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our operating results for these periods and our financial condition as of that date. You should read the selected financial data together with the historical financial statements and related notes to our audited reports, as well as the section included in this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                        Three Months
                                                                       Ended March 31
                                  Year Ended December 31                (unaudited)
                          -------------------------------------------  ---------------
                           1995     1996     1997     1998     1999     1999    2000
                          -------  -------  -------  -------  -------  ------  -------
                                  (in thousands, except per share data)
Statement of Income
 Data:
Net sales...............  $26,972  $25,814  $36,042  $43,311  $53,002  $8,675  $14,780
Cost of goods sold......   14,821   11,972   23,132   27,304   31,938   5,865    9,342
                          -------  -------  -------  -------  -------  ------  -------
Gross profit............   12,151   13,842   12,910   16,007   21,064   2,810    5,438
Selling, general and
 administrative
 expenses...............    6,093    2,537    4,214    4,232    4,201   1,072    1,593
Other general and
 administrative expense-
 stock related
 compensation(1)........      --       --       --     3,055      720     --       --
Abandoned offering
 costs..................      --       --       --       676      --      --       --
                          -------  -------  -------  -------  -------  ------  -------
Income from operations..    6,058   11,305    8,696    8,044   16,143   1,738    3,845
Interest income.........       12      252       42       35        1     --         8
Interest expense........     (957)  (1,108)    (818)  (1,264)  (1,404)   (351)    (399)
Loss in equity of
 unconsolidated entity..      --       --       --       --       --      --      (155)
Change in accounting
 estimate for
 royalties(2)...........      --     3,770      --       --       --      --       --
                          -------  -------  -------  -------  -------  ------  -------
Income before state
 income taxes...........    5,113   14,219    7,920    6,815   14,740   1,387  $ 3,299
Provision for state
 income taxes...........       72      223      120      102        2       1        1
                          -------  -------  -------  -------  -------  ------  -------
Net income..............  $ 5,041  $13,996  $ 7,800  $ 6,713  $14,738  $1,386  $ 3,298
                          =======  =======  =======  =======  =======  ======  =======
Earnings per share:
 Basic..................  $  0.34  $  0.94  $  0.53  $  0.45  $  0.99  $ 0.09  $  0.22
                          =======  =======  =======  =======  =======  ======  =======
 Diluted................  $  0.34  $  0.94  $  0.53  $  0.43  $  0.92  $ 0.09  $  0.20
                          =======  =======  =======  =======  =======  ======  =======
Shares used in computing
 earnings per share:
 Basic..................   14,850   14,850   14,850   14,850   14,850  14,850   14,850
                          =======  =======  =======  =======  =======  ======  =======
 Diluted................   14,850   14,850   14,850   15,672   16,026  15,859   16,124
                          =======  =======  =======  =======  =======  ======  =======
Pro Forma Statement of
 Income
 Data(3)(unaudited):
Pro forma net income
 data:
Income before provision
 for income taxes.......                                      $14,740          $ 3,299
Pro forma income tax
 provision..............                                        5,896            1,320
                                                              -------          -------
Pro forma net income....                                      $ 8,844          $ 1,979
                                                              =======          =======
Pro forma basic earnings
 per share..............                                      $  0.55          $  0.12
                                                              =======          =======
Pro forma diluted
 earnings per share.....                                      $  0.52          $  0.11
                                                              =======          =======
Weighted average shares
 outstanding--basic.....                                       16,200           16,200
                                                              =======          =======
Weighted average shares
 outstanding--diluted...                                       17,136           17,435
                                                              =======          =======

                                      December 31,                            March 31, 2000
                         --------------------------------------- -----------------------------------------
                                                                   Actual                     Pro Forma
                          1995    1996    1997    1998    1999   (unaudited) Pro Forma (4) As Adjusted (5)
                         ------- ------- ------- ------- ------- ----------- ------------- ---------------
                                               (in thousands, except per share data)
Balance Sheet Data:
Current assets.......... $10,846 $11,252 $ 8,036 $ 9,204 $ 8,253   $ 5,020      $ 5,320        $33,141
Property and equipment,
 net....................  11,896  12,097  17,636  21,898  29,837    34,874       34,874         34,874
Total assets............  22,909  24,155  25,920  31,438  41,089    45,503       45,803         73,624
Current liabilities.....  12,839   8,865  14,132  16,246  16,165    20,161       34,850         12,206
Long term debt, less
 current portion........   4,750   2,129   1,755   9,085   5,327     7,399        7,399            --
Total shareholders'
 equity.................   5,305  13,144   9,936   5,999  19,469    17,817          387         57,710
Dividends per share.....     --     0.41    0.74    0.92    0.03      0.20

--------

(1) On January 1, 1998, we granted warrants to purchase 604,890 shares of common stock at an exercise price of $0.0010 per share to David Moss, our Vice President--Operations. These warrants expire on December 31, 2007. In connection with the grant of these warrants, we recognized compensation expense of $3,055,000 in 1998 representing the excess of the estimated fair value of the shares over the exercise price. In 1999 our existing shareholders committed to give 49,500 shares of their stock to a director for services to us. For the year ended December 31, 1999 we recorded stock related compensation expense of $720,000 for this commitment, based upon the estimated fair value of the shares to be given. On April 13, 2000 we granted 25,000 warrants to purchase common stock at the initial public offering price to the law firm of Levy, Small & Lallas for legal services provided to us in connection with this offering. The warrants vest upon the closing of this offering and expire one year from the close of this offering.

(2) We executed license agreements with two developers of CD technology effective June 1, 1996 and October 1, 1996, respectively. The agreements set forth royalty rates payable to the licensors for the license to manufacture and sell CDs. We reached settlements totaling $70,000 for CD sales occurring before the effective dates of the agreements. Because of the settlement amounts, our prior estimates of royalty liabilities were overstated by approximately $3,770,000 (of which $300,000 related to 1994 and $3,470,000 related to 1995) and the adjustment to the accruals was made in 1996. The original estimates for royalty liabilities were recorded in cost of sales in 1994 and 1995.
(3) We have been exempt from paying federal income taxes and have paid certain state income taxes at a reduced rate because of our S Corporation status. Upon the completion of this offering, our S Corporation status will terminate. Pro forma statement of income data reflect the income tax expense recordable had we not been exempt from paying taxes under the S Corporation election. Because of the termination of our S Corporation status, we will be required to record a one-time, non-cash charge against historical earnings for additional deferred taxes based upon the increase in the effective tax rate from our S Corporation status (1.5%) to C Corporation status (approximately 40%). This charge will occur in the quarter during which our S Corporation status is terminated. If this charge was recorded at March 31, 2000, the amount would have been approximately $2.7 million.
(4) The pro forma balance sheet reflects (i) an accrual for the distribution of retained earnings of approximately $14.7 million to our current shareholders, including an amount totaling approximately $7.9 million for the purpose of paying income taxes on S Corporation earnings and (ii) the recording of additional deferred taxes of approximately $2.7 million based on the increase in the effective tax rate upon our anticipated change from an S Corporation to a C Corporation.

(5) Adjusted for pro forma adjustments discussed above and to give effect to the receipt and application of the estimated net proceeds of this offering, including a deduction of $472,500 to be paid to Averil Capital Markets Group, Inc., a company controlled by one of our directors upon the closing of this offering, repayment of the accrual for distribution of our retained earnings of approximately $14.7 million to our current shareholders and the repayment of existing bank debt of which approximately $6.7 million is included in current liabilities.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the "Selected Financial Data" and the financial statements and related notes, which are included in this prospectus.

Results of Operations

  Sales are generally recorded at the time of shipment. However, in certain instances, sales are recognized upon completion of an order, prior to shipment, if the risks of ownership have passed to the customer. In these circumstances, which have been insignificant at the end of reporting periods, we obtain written instructions from the customer to hold the product for future shipment.

  Cost of goods sold consists primarily of the following:

  . raw materials;

  . direct labor;

  . depreciation of plant equipment;

  . repairs and maintenance of plant equipment;

  . royalties payable on the sale of DVDs and CDs; and

  . rent and utilities related to the plant facility.

  In addition to changes in these costs, our cost of goods sold as a percentage of net sales are affected by various factors, including the following:

  . DVD and CD units manufactured and associated number of units sold as a percentage of our total DVD and CD production capacity in any period, which directly affects gross margin due to the high component of fixed costs inherent in our operations;

  . average unit prices we are able to charge for our products, which are subject to market conditions; and

  . raw material packaging costs and associated direct labor costs required to fulfill customer orders during any particular period.

Quarterly Results

  The following table sets forth certain unaudited statement of income data for the last eight quarters and has been prepared on the same basis as the annual information and in management's opinion includes all adjustments necessary to present fairly the information for each of the quarters below.

                                                          Three Months Ended
                          -------------------------------------------------------------------------------------
                                        1998                                  1999                       2000
                          --------------------------------- ------------------------------------------ --------
                          June 30  September 30 December 31 March 31 June 30  September 30 December 31 March 31
                          -------  ------------ ----------- -------- -------  ------------ ----------- --------
                                                            (in thousands)
Net sales...............  $9,794     $12,025      $14,577    $8,675  $11,313    $14,960      $18,054   $14,780
Cost of goods sold......   6,389       7,727        8,554     5,865    6,744      9,283       10,047     9,342
                          ------     -------      -------    ------  -------    -------      -------   -------
Gross profit............   3,405       4,298        6,023     2,810    4,569      5,677        8,007     5,438
Selling, general and
 administrative
 expenses...............   1,146         812        1,413     1,072    1,030        888        1,211     1,593
Other general and
 administrative expense-
 stock related
 compensation...........     --          --           --        --       --         --           720       --
Abandoned offering
 costs..................     --          --           676       --       --         --           --        --
                          ------     -------      -------    ------  -------    -------      -------   -------
Income (loss) from
 operations.............   2,259       3,486        3,934     1,738    3,539      4,789        6,076     3,845
Interest income.........      15          20          --        --        24         28          (51)        8
Interest expense........    (317)       (416)        (400)     (351)    (330)      (372)        (351)     (399)
Loss in equity of
 unconsolidated entity..     --          --           --        --       --         --           --       (155)
                          ------     -------      -------    ------  -------    -------      -------   -------
Income (loss) before
 state income taxes.....   1,957       3,090        3,534     1,387    3,233      4,445        5,674     3,299
Provision (benefit) for
 state income taxes.....      19          46           53         1      --           1            1         1
                          ------     -------      -------    ------  -------    -------      -------   -------
Net income (loss).......  $1,938     $ 3,044      $ 3,481    $1,386  $ 3,233    $ 4,444      $ 5,673   $ 3,298
                          ======     =======      =======    ======  =======    =======      =======   =======

  We have experienced, and expect to experience in the future, quarterly variations in revenues and earnings as a result of various factors, many of which are outside our control, including:

  .seasonal patterns of certain of the businesses we serve;

  .timing of new product releases by our customers;

  .commercial success of products offered by our customers;

  .timing of expenses incurred to obtain and support new business; and

  .general changes in economic and industry conditions.

  Typically, we experience increased demand for our products in our third and fourth quarters. Such increase is primarily due to the release of new products by our customers for the new school year and the holiday season.

Operating Results

  The following table provides certain statement of income data expressed as a percentage of net sales for the specified periods.

                                                         Three Months Ended
                              Year Ended December 31          March 31,
                              -------------------------  --------------------
                               1997     1998     1999      1999       2000
                              -------  -------  -------  ---------  ---------
Net sales....................   100.0%   100.0%   100.0%     100.0%     100.0%
Cost of goods sold...........    64.2     63.0     60.3       67.6       63.2
                              -------  -------  -------  ---------  ---------
Gross profit.................    35.8     37.0     39.7       32.4       36.8
Selling, general and
 administrative expenses.....    11.7      9.8      7.9       12.4       10.8
Other general and
 administrative expense--
 stock related compensation..     --       7.1      1.4        --         --
Abandoned offering costs.....     --       1.6      --         --         --
                              -------  -------  -------  ---------  ---------
Income from operations.......    24.1     18.5     30.4       20.0       26.0
Interest income..............     0.1      0.1      --         --         --
Interest expense.............    (2.2)    (2.9)    (2.6)      (4.0)      (2.7)
Loss in equity of
 unconsolidated entity.......     --       --       --         --        (1.0)
                              -------  -------  -------  ---------  ---------
Income before state income
 taxes.......................    22.0     15.7     27.8       16.0       22.3
Provision for state income
 taxes.......................     0.3      0.2      --         --         --
                              -------  -------  -------  ---------  ---------
Net income...................    21.7%    15.5%    27.8%      16.0%      22.3%
                              =======  =======  =======  =========  =========

  As shown by the above table, over the last three years, as a percentage of sales our gross profit margins have increased from 35.8% in 1997 to 39.7% in 1999. In addition our selling, general and administrative expenses have decreased as a percentage of sales from 11.7% in 1997 to 7.9% in 1999. These favorable trends are a result of the fact that our business has a high percentage of fixed costs, both in costs of goods sold, which directly effects our gross profit, and in selling, general and administrative expenses. Therefore, by increasing revenues, our costs as a percentage of revenues tend to decrease resulting in higher income from operations as a percentage of sales. The amounts shown for the three months ended March 31, 2000 and 1999 are not necessarily indicative of trends that may be expected on an annual basis. These amounts are shown for informational purposes only.

Three Months ended March 31, 2000 compared to March 31, 1999

  Net Sales. Net sales totaled $14,780,253 for the three months ended March 31, 2000 as compared to $8,674,760 for the three months ended March 31, 1999. This represents an increase of $6,105,493 or 70.4%. This increase is the result of increased CD unit sales and DVD revenues in 2000 (for which there were none in 1999), partially offset by lower packaging revenues and lower average CD unit prices in 2000 as compared to

1999. During the three months ended March 31, 2000 our CD unit sales increased approximately 64.5%. This increased demand for our CD's was fulfilled by an increase in the utilization of our manufacturing equipment in 2000 as compared to 1999 and by the addition of CD manufacturing capacity subsequent to March 31, 1999. Our average CD sales price decreased approximately 5.4% in the three months ended March 31, 2000 as compared to the three months ended March 31, 1999. Our DVD revenues in the three months ended March 31, 2000 totaled $1,947,850 (of which there were none in 1999). Packaging revenues decreased to $801,935 in the three months ended March 31, 2000 from $946,937 for the same period in 1999, a decrease of $145,002 or 15.3%.

  Cost of Goods Sold. Cost of goods sold was $9,341,733 for the three months ended March 31, 2000 and $5,864,842 for three months ended March 31, 1999, an increase of $3,476,891 or 59.3%. Cost of goods sold as a percentage of sales decreased to 63.2% for the three months ended March 31, 2000 from 67.6% for the three months ended March 31, 1999. As a percentage of sales in 2000, our factory overhead costs decreased 2.4%, depreciation of plant equipment decreased 2.5% and shipping and other overhead decreased approximately 1%. These decreases were partially offset by increases in raw material costs of 1.3% and a net increase of .2% in royalties and other production costs as a percentage of sales.

  Gross Profit. Our gross profit increased as a result of our increased volume of CD and DVD units sold during the three months ended March 31, 2000 as compared to the three months ended March 31, 1999. The increased gross profit in the three months ended March 31, 2000 was also the result decreased of production expenses as a percentage of sales as discussed above. Gross profit for the three months ended March 31, 2000 was $5,438,520 or 36.8% of net sales as compared to $2,809,918 or 32.4% of net sales for three months ended March 31, 1999.

  Selling, General and Administrative Expenses. As a percentage of net sales, selling, general and administrative expenses decreased from 12.4% for the three months ended March 31, 1999 to 10.8% for the three months ended March 31, 2000. Selling, general and administrative expenses were $1,593,581 for three months ended March 31, 2000 as compared to $1,071,812 for the three months ended March 31, 1999, an increase of $521,769 or approximately 48.7%. This increase is the partially the result of increased salaries and related taxes ($93,991) and additional rental and moving expenses (totaling $245,000) recognized as selling, general and administrative expenses during the three months ended March 31, 2000. We incurred rental expenses for both our old and new production headquarters during the three months ended March 31, 2000 as we were operating from both during the period. We took possession of our new facility in order to make the necessary leasehold improvements and power upgrades required for our operations. We do not anticipate the additional rental and moving expenses to occur in the future. The remaining increase in selling, general and administrative expenses in the three months ended March 31, 2000 compared to the three months ended March 31, 1999 is a result of increased expenses commensurate with our increased sales.

  Income from Operations. As a result of the foregoing, income from operations totaled $3,844,939 for the three months ended March 31, 2000 and $1,738,106 for the three months ended March 31, 1999. This represents an increase of $2,146,833 or 123.5%. Income from operations was 26.0% of net sales for the three months ended March 31, 2000 and 20.0% of net sales for the three months ended March 31, 1999.

  Equity in Loss of Unconsolidated Entity. During the three months ended March 31, 2000 we recognized $155,000 as our share of the net loss of Synthonics Technologies, Inc., an investment carried on the equity method. We made this investment in late December 1999 so there is no corresponding amount for the first quarter of 1999.

  Interest Expense. Interest expense was $398,614 for the three months ended March 31, 2000 and $351,396 for the three months ended March 31, 1999. The increase of 13.4% in 2000 as compared to 1999 is the result of higher average interest rates, partially offset by lower average borrowings during the three months ended March 31, 2000. The weighted average interest rate on our debt was 10.8% for the three months ended March 31, 2000 and 9.6% for the three months ended March 31, 1999.

  Income Tax Expense. We have operated as an S Corporation for federal and state income tax purposes, and accordingly we are not subject to federal taxes and subject to only a minimal percentage of state income taxes. The only provision for income taxes was the amount required for state income tax purposes. Our total income tax expense was approximately $1,000 for the three months ended March 31, 2000 and 1999 due to credits we receive for state taxes for purchases of manufacturing equipment.

  Net Income. Based on our S Corporation status and the factors discussed above, net income was $3,297,846 for the three months ended March 31, 2000 and $1,386,210 for the three months ended March 31, 1999. This represents an increase of $1,911,636 or 137.9% for the three months ended March 31, 2000 as compared to the three months ended March 31, 1999.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

  Net Sales. Net sales totaled $53,001,871 for the year ended December 31, 1999 as compared to $43,311,180 for the year ended December 31, 1998. This represents an increase of $9,690,691 or 22.4% for the year ended December 31, 1999, as compared to the year ended December 31, 1998. This increase is a result of increased CD unit sales of approximately 26.3%, partially offset by lower packaging revenues. Our pricing is comprised of a price for the unit (CD or DVD) and a price for packaging, when our customers request this service. While our unit prices for CDs remained constant during 1999 as compared to 1998, our packaging revenues decreased by approximately $3,048,011. The additional CD unit sales during 1999 are a result of increased demand for our products with fulfillment of these orders made possible by production capacity added subsequent to 1998. In addition, we commenced production and shipment of DVDs during the fourth quarter of 1999, which added $2,718,333 to revenues for the year.

  Cost of Goods Sold. Cost of goods sold was $31,937,704 for the year ended December 31, 1999 and $27,304,178 for the year ended December 31, 1998. Cost of goods sold as a percentage of sales was approximately 60.3% for the year ended December 31, 1999 as compared to 63.0% for the year ended December 31, 1998. As a percentage of sales in 1999, our raw materials costs decreased 4.8% and shipping costs decreased 0.7%, partially offset by increases in depreciation expense of 1.3%, factory overhead of 1.9% and royalties of 0.5%.

  Gross Profit. Gross profit for the year ended December 31, 1999 was $21,064,167 or 39.7% of net sales as compared to $16,007,002 or 37.0% of net sales for the year ended December 31, 1998. Our gross profit increased because our volume of CD and DVD units sold increased, in line with our business model, as a result of the increased production capacity we added during 1999.

  Selling, General and Administrative Expenses. As a percentage of net sales, selling, general and administrative expenses decreased from 9.8% for the year ended December 31, 1998 to 7.9% for the year ended December 31, 1999. Selling, general and administrative expenses were $4,200,969 for the year ended December 31, 1999 as compared to $4,232,741 for the year ended December 31, 1998, a decrease of $31,772 or approximately 0.8%. This decrease is the net result of reduced amounts paid for consulting fees (approximately $396,000), taxes (sales taxes paid on materials used in production) and licenses (approximately $107,000) and miscellaneous items (approximately $147,000), offset by higher amounts paid for salaries and related benefits (approximately $486,000) and office related expenses (approximately $132,000) in 1999.

  Other General and Administrative Expense--Stock Related Compensation. In 1999 our existing shareholders committed to give 49,500 shares of their stock to a director for services to us. For the year ended December 31, 1999 we recorded compensation expense of $720,000 for this commitment, based upon the estimated fair value of the shares to be given. On January 1, 1998, we granted warrants to purchase 604,890 shares of stock at $0.0010 per share to one of our officers, with the warrants expiring on December 31, 2007. In connection with these warrants, we recognized compensation expense for $3,055,000 in 1998 representing the excess of the estimated fair value of the shares over the exercise price.

  Income from Operations. Income from operations totaled $16,143,198 for the year ended December 31, 1999 and $8,043,528 for the year ended December 31, 1998. This represents an increase of $8,099,670 or 100.7% for the year ended December 31, 1999, as compared to the year ended December 31, 1998. Income from operations was 30.4% of net sales for the year ended December 31, 1999 and 18.5% of net sales for the year ended December 31, 1998. Excluding the stock related compensation expense in 1999 and 1998 and abandoned offering costs recognized in 1998, income from operations would have been 16,863,198 or 31.8% of net sales in 1999 and $11,774,261 or 27.2% of net sales in 1998. As a result, income from operations in 1999 as compared to 1998 would have increased $5,088,937 or 43.2%.

  Interest Expense. Interest expense was $1,403,694 for the year ended December 31, 1999 and $1,263,861 for the year ended December 31, 1998. The increase of 11.1% in 1999 as compared to 1998 is the net result of higher average borrowings during 1999, partially offset by lower average interest rates. Our weighted average interest rate on our debt was 10.1% for the year ended December 31, 1999 and 10.4% for the year ended December 31, 1998.

  Income Tax Expense. We have operated as an S Corporation for federal and state income tax purposes, and accordingly we are not subject to federal taxes and subject to only a minimal percentage of state income taxes. The only provision for income taxes was the amount required for state income tax purposes. Our total income tax expense was $2,000 for the year ended December 31, 1999 due to our S Corporation status and credits we receive for state taxes for purchases of manufacturing equipment.

  Net Income. Based on our S Corporation status and the factors discussed above, net income was $14,738,174 for the year ended December 31, 1999 and $6,712,633 for the year ended December 31, 1998. This represents an increase of $8,025,541 or 119.6% for the year ended December 31, 1999 as compared to the year ended December 31, 1998.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

  Net Sales. Net sales for the year ended December 31, 1998 totaled $43,311,180 compared to net sales for the year ended December 31, 1997, which totaled $36,042,427. This increase of $7,268,753, or 20.2%, is attributable to an increase in the number of CDs sold of approximately 55.9%, offset by lower average CD sales prices for the year ended December 31, 1998 compared to 1997. Our pricing is comprised of a price for the unit (CD) and a price for packaging, when our customers request this service. Our average unit price declined in 1998 as compared to 1997 by approximately 14.8%. In addition, our packaging revenues decreased by $1,384,468 in 1998 from the amounts in 1997. The additional unit sales during 1998 are a result of increased demand for our products with fulfillment of these orders made possible by production capacity added subsequent to 1997.

  Cost of Goods Sold. Cost of goods sold for the year ended December 31, 1998 totaled $27,304,178 or 63.0% of net sales, compared to $23,132,442 or 64.2% of net sales for the year ended December 31, 1997. As a percentage of net sales, increases in cost of sales in the year ended December 31, 1998 were related to increases in royalties of 2.2% and depreciation of production equipment of 1.3%, offset by decreases in factory overhead of 2.3%, raw material costs of 1.0% and obsolescence reserves of 1.4%.

  Gross Profit. Because of the foregoing, gross profit for the year ended December 31, 1998 was $16,007,002, as compared to $12,909,985 for the year ended December 31, 1997, an increase of $3,097,017 or 24.0%. As a percentage of net sales, gross profit was 37.0% in 1998 as compared to 35.8% in 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses were $4,232,741 for the year ended December 31, 1998 and $4,214,033 for the year ended December 31, 1997. This represents an increase of $18,708 or less than 1.0% in 1998 over 1997. As a percentage of net sales, selling, general and administrative expenses decreased from 11.7% for the year ended December 31, 1997 to 9.8% for the year ended December 31, 1998.

  Income from Operations. Because of the above items, income from operations was $8,043,528 for the year ended December 31, 1998 and $8,695,952 for the year ended December 31, 1997, a decrease of $652,424 or 7.5%. As a percentage of net sales, income from operations was 18.6% in 1998 and 24.1% in 1997. Excluding the stock warrant compensation expense and abandoned offering costs recognized in the year ended December 31, 1998, income from operations would have been $11,774,261 or 27.2% of net sales. This represents an increase of $3,078,309 or 35.4% of the amount in 1997.

  Interest Expense. Interest expense totaled $1,263,861 for the year ended December 31, 1998 and $817,998 for the year ended December 31, 1997. This increase in 1998 of $445,863, or 54.5%, is a result of higher average borrowings in 1998 as compared to 1997. The weighted average interest rate on our debt was 10.4% for the year ended December 31, 1998 and 10.5% for the year ended December 31, 1997.

  Income Tax Expense. We have operated as an S Corporation for federal and state income tax purposes, and accordingly we were not subject to federal taxes and we were only subject to a minimal percentage (1.5% of pretax income) of state income taxes. The only provision for income taxes was the amount required for state income tax purposes.

  Net Income. Because of the items discussed above, net income was approximately $6,712,633 for the year ended December 31, 1998 and was approximately $7,800,159 for the year ended December 31, 1997, a decrease of $1,087,526 or 13.9%.

Liquidity and Capital Resources

  Historically we have funded our operations and capital expenditures through cash flow from operations, borrowings under our lines of credit and favorable terms from our equipment vendors for the purchase of equipment used in our manufacturing operations. In February 1997, we entered into a credit agreement with Greyrock Capital, a division of Banc of America Commercial Finance Corporation ("Greyrock"), which was amended in January 1998 and further amended in April 1998, July 1998, June 1999 and January 2000. The credit agreement currently provides:

  .  receivable loans based on 80% of our eligible receivables;

  . equipment loans based on 90% of the net purchase price of new equipment purchased and delivered subsequent to June 1999; and

  .  additional revolving loans.

  Under the credit agreement we are allowed to borrow the lower of $30,000,000, or an amount equal to 80% of our eligible receivables and up to $15,000,000 of equipment loans plus the unpaid balance of the revolving loans. The credit agreement had an original maturity date of February 28, 1998 and provided for automatic renewals. In January 2000, the maturity date was extended to June 30, 2001, and continues to provide for automatic renewals. The credit agreement is secured by accounts receivable, equipment, inventory and other assets and is personally guaranteed by our existing shareholders. Unlike a typical revolving loan or line of credit, loans under the Greyrock credit agreement are advanced at Greyrock's sole discretion. Accordingly, there can be no guarantee that funds will be available under this credit agreement in the future. To date Greyrock has never refused our request for a loan. The credit agreement also includes, among others, various negative covenants, including the prohibition to merge or consolidate with another corporation, make any loans of money or assets, redeem, retire, purchase or otherwise acquire any of our stock and make any change in our capital structure which would have a material adverse effect on our ability to pay our obligations under the credit agreement without Greyrock's prior written consent. We obtained permission from Greyrock for the loans and advances to related parties that are described in the Related Party Transactions in this Prospectus. We are in compliance with the terms of the credit agreement. We do not pay any commitment fees for the unused portion of the credit facility.

  Borrowings under receivable loans bear interest at the prime rate (8.5% at December 31, 1999 and 9.0% at March 31, 2000) plus 2.0% per annum; however, the interest rate will not be less than 7.0% per annum. At

December 31, 1999 there was a total of $1,852,303 borrowed under the receivable loans. At March 31, 2000 there was a total of $1,919,620 borrowed under the receivable loans.

  Under the amendment of April 1998, the revolving loans were for up to $15,000,000, payable in monthly principal installments of $312,500 through the earlier of the date the credit agreement terminates, or is terminated, or April 2002. In addition, this amendment disallowed any distributions to shareholders except for the purpose of paying income taxes on S corporation earnings. The revolving loans bear interest at the prime rate (8.5% at December 31, 1999 and 9.0% at March 31, 2000) plus 2.0% per annum; however the interest rate will not be less than 7.0% per annum. The outstanding balance of the revolving loans was $9,062,500 at December 31, 1999 and $8,125,000 at March 31, 2000.

  Under the amendment of June 1999, amounts borrowed under the equipment loans are to be repaid in 48 equal monthly payments of principal through the earlier of the earlier of the date the credit agreement terminates, or is terminated or the date such equipment loans have been repaid in full. The equipment loans bear interest at the prime rate (8.5% at December 31, 1999 and 9.0% at March 31, 2000) plus 2.0% per annum; however, the interest rate will not be less than 7.0% per annum. At December 31, 1999 no amounts had been borrowed under the equipment loans. At March 31, 2000 there was $4,782,500 borrowed under the equipment loans.

  Historically, we have funded our capital requirements with cash flows from operations and borrowings under our credit arrangements. Cash flows provided from operating activities were $10,843,926 in 1998, $23,046,306 in 1999 and $7,645,147 in the three months ended March 31, 2000. In 1998, operating cash flows were provided primarily by net income ($6,712,633) plus the effect of non-cash expenses of stock related compensation expense ($3,055,000) and depreciation and amortization ($2,860,789), partially offset by increases in receivables ($1,347,486) and net decreases in payables and accrued liabilities ($603,293). In 1999 operating cash flows were provided primarily by net income ($14,738,174) plus the effect of non-cash expenses of stock compensation expense ($720,000) and depreciation and amortization ($4,368,177), decreases in accounts receivable ($713,144) and net increases in accounts payable and accrued liabilities ($2,012,586). In the three months ended March 31, 2000 operating cash flows were provided primarily by net income ($3,297,846) plus the effect of non-cash expenses of depreciation and amortization ($1,149,803), decreases in accounts receivable ($3,321,310) and increases in payables and accrued liabilities ($1,640,154). Our cash flows from operations were used to partially fund our investing and financing activities.

  We spent a total of $6,731,862 in 1998, $17,378,635 in 1999 and $5,266,358 in
the three months ended March 31, 2000 for investing activities. Of this amount, $6,751,862, $15,226,235 and $5,266,358 was spent for property and equipment used in our operations for the years ended December 31, 1998 and 1999 and the three months ended March 31, 2000, respectively. In 1999, we made cash investments totaling $2,152,400 in two companies with whom we entered into strategic alliances. We made a $1,652,400 investment in Lions Gate Entertainment, which allowed us to align ourselves with a motion picture production company which distributes DVDs from films in its library and new releases. Additionally we made a $500,000 investment in Synthonics Technologies, Inc. in the form of a convertible note.

  We used a total of $4,112,064 in 1998, $5,667,671 in 1999 and $2,198,789 in
the three months ended March 31, 2000 in financing activities. These amounts were primarily the result of the net amounts received from long-term debt ($11,321,000 in 1998, $0 in 1999 and $4,130,000 in the three months ended March 31, 2000) offset by loans to officers ($0 in 1998, $1,428,000 in 1999 and $2,630,000 in the three months ended March 31, 2000), distributions to shareholders ($13,704,000 in 1998, $560,000 in 1999 and $2,975,000 in the three months ended March 31, 2000) and repayments of long-term debt and capital lease obligations ($2,855,807 in 1998, $3,768,668 in 1999 and $1,129,229 in the three months ended March 31, 2000).

  As of the date of this prospectus, we have entered into purchase orders for equipment to be used in our operations requiring future payments totaling approximately $9.4 million. On March 1, 2000 we entered into a lease agreement with a company owned by our President. The lease is for a period of thirteen years and requires monthly base rent payments of $53,843, subject to annual increases based on the consumer price index. At the end of both the fifth and tenth year the monthly rental will be adjusted to fair market value as of those dates.

  Out of the net proceeds of this offering, we anticipate investing approximately $14,100,000 in capital equipment. This new equipment will expand our capacity for replication of DVDs and CDs. It should be noted, however, the purchase of equipment is subject to many factors, including but not limited to future demand for our product. Therefore, no assurance can be given we will purchase equipment as described above, and actual equipment purchased may vary significantly from our projections.

  We believe cash flows from operations, net proceeds from this offering, together with available funds under the credit agreement, will be sufficient to support our operating and capital expenditures for the next twelve months. However, long-term capital requirements depend on many factors, including, but not limited to, the rate at which we expand our business, whether internally or through acquisitions and strategic alliances. To the extent the funds generated from the sources described above are insufficient to fund our activities in the short or long term, we will be required to raise additional funds through public or private financings. No assurance can be given additional funds will be available on terms acceptable to us.

Seasonality

  The demand for DVDs and CDs is usually highest in the second half of the year, concurrent with the new school year and holiday gift purchases. This seasonality could result in significant quarterly variations in financial results, with the third and fourth quarters generally being the strongest.

Impact of Recently Issued Accounting Standards

  Effective in 2001, accounting for gains and losses resulting from changes in the value of derivatives would be changed depending on the use of the derivative and whether they qualify for hedge accounting. The adoption of this new requirement is not expected to have a material impact on our financial position or results of operations.

Inflation

  Prices for raw materials used in the production of DVDs and CDs had not changed substantially as a percentage of sales since 1996, and in certain instances decreased during the year 1999. Since November 1999 the price we pay for optical grade polycarbonate plastic has increased approximately 10% per pound due to the change in oil prices. In addition, some of our other manufacturing and selling, general and administrative costs have continued to increase (primarily in the aggregate and sometimes as a percentage of net sales) since the beginning of 1996. As our general CD selling price has been relatively unchanged over the last two years, we have been unable to pass these costs on to our customers. Despite this trend we have remained profitable by increasing net sales.

Impact of Year 2000

  In 1999, we completed our remediation and testing of systems. Because of those planning and implementation efforts, we experienced no significant disruptions in mission critical information technology and non-information technology systems and those systems have successfully responded to the Year 2000 date change. We did not incur any significant expenses during 1999 in connection with remediating our systems. We are not aware of any material problems resulting from Year 2000 issues, either with our products, internal systems, or the products and services of third parties. We will continue to monitor our mission critical computer applications and those of our suppliers and vendors throughout the year 2000 to ensure any latent Year 2000 matters arising are addressed promptly.

Qualitative and Quantitative Disclosures About Market Risk

  We are exposed to market risk related to changes in interest rates. There are currently no risks related to foreign currency exchange rates and we do not use derivative financial instruments, swaps, commodity investments or hedging. Our interest expense is sensitive to changes in the prime rate. Due to the nature of our debt, we have concluded that there is no material market risk exposure.

                               INDUSTRY OVERVIEW

  The projections discussed in this Industry Overview section include industry projections, and any growth rates discussed are industry growth rates and do not reflect our growth rates over the same period.

  The Digital Versatile Disc (DVD) and Compact Disc (CD) are among the most popular optical media for content delivery and are widely used in the distribution of movies, music, application and edutainment software, publishing content and Internet/online promotional materials. The wide acceptance of DVD and CD as a content delivery media has fueled the growth of the replication industry.

  The first commercial application of CD technology was storage and playback of pre-recorded music, or CD-Audio, which was adopted as an international standard in 1982, and introduced to the consumer market in 1983. The CD-ROM entered the market in 1991, providing cost-effective storage and retrieval of any combination of data, text, graphics, audio and video. The DVD entered commercial distribution in December 1996. DVDs are currently capable of storing up to 13 times as much data as CDs and are suitable for high quality playback of film and video, multi-channel surround sound audio and interactive media.

  An important advantage of DVD players and DVD-ROM drives, which should speed their market penetration, is their compatibility with CD-Audio and CD-ROMs. This compatibility feature of DVD players and DVD-ROM drives is expected to increase consumer acceptance of DVD technology. Unlike the introduction of CDs, when consumers were reluctant to purchase CD players because they would be required to spend substantial amounts on new music collections, consumers will be able to acquire the DVD players and DVD-ROM drives without making their CDs obsolete.

  During the past decade, CDs have become one of the most popular formats in audio and portable data storage and retrieval markets. Since its introduction, the popularity of DVDs has grown rapidly and the DVD is increasingly becoming a standard format for video. DVDs and CDs can be replicated faster than traditional tape storage mediums at a comparable cost. In addition, consumer acceptance of the DVD and CD formats is due in part to the following combination of advantages over other mass storage formats:

  .  Higher storage capacity / longer play time;

  .  Greater portability and ease of storage;

  .  Higher quality presentation including crisper sounds and sharper video;

  .  Longer life as a result of lack of degradation; and

  .  Random accessibility of data.

  CD-ROM. According to Infotech, CD-ROM disc units sold in the United States by CD-ROM replicators have grown at a compound annual growth rate of 34.0% from approximately 443 million units in 1996 to approximately 1.066 billion units in 1999. The consumer market has emerged within the past several years and its substantial growth is expected to help sustain CD-ROM unit sales in the next few years. Infotech estimates that total worldwide CD-ROM disc units sold will continue to increase through the year 2001.

  CD-ROM is well suited to applications involving the storage of large amounts of information in a form that can be distributed to a diverse user population. CD-ROM was developed in the late 1980s and was initially limited to business and professional applications such as library references and parts catalogs. In the 1990s, the increasingly widespread presence of personal computers (PCs) and CD-ROM drives has created a thriving consumer market for CD-ROM applications. Infotech estimates that in the United States, the installed base of CD-ROM drives will grow from approximately 60.4 million in 1996 to approximately 338.8 million by 2004 representing a compounded annual growth rate of 24.1%. In addition, CD-ROM discs can be played on DVD-ROM drives. This rapidly growing installed base of CD-ROM drives, as well as the growth in the installed base of DVD-ROM drives, expands the potential consumer market for publishers of CD-ROM software, data and entertainment products.

  DVD. DVD is becoming the accepted new medium for home video distribution. Unlike videocassettes, DVD-Video experiences no image or sound degradation with normal use and offers greater storage capacity, indexing, random access and lower manufacturing costs. DVD is capable of holding a full length motion picture with up to three spoken languages, three foreign language subtitles and multi-channel, digital surround sound. Added features such as multilingual voice tracks, soundtrack albums, director's notes, out takes, story-based games and other CD applications may be available with the higher storage capacity afforded with DVDs.

  The home video market, both rental and purchased videos, has been served primarily by pre-recorded videotape (VHS). We believe the DVD-Video format will surpass the VHS format in the pre-recorded video market over time. Infotech estimates the following:

  . The installed base of DVD-Video players in the United States will increase from approximately 300,000 in 1997 to 39.6 million in 2004, representing a compounded annual growth rate of approximately 100.9%. Infotech estimates the worldwide installed base of DVD-Video players will reach 96.7 million players by 2004.

  . DVD-Video disc units sold in the United States by replicators will increase from 3.4 million units in 1997 to approximately 991.0 million units in 2004, representing a compounded annual growth rate of 124.9%.

  . In the United States, more than 5,000 DVD-Video titles are currently available and the number of titles will approach 42,500 by the end of 2004.

  In addition to the growth in home video, Infotech projects that DVD-ROM drive shipments in the United States will increase from approximately 125,000 in 1997 to 134.2 million in 2004, representing a compounded growth rate of 171.0%. Also, the next generation of game consoles being manufactured by Sega, Nintendo, Sony and Microsoft will be DVD-based. Consequently, there will be pressure on some software game manufacturers to produce higher-capacity software games in the DVD format. We believe that certain of our software game customers will supplement their CD business in this area. Infotech estimates that DVD-ROM disc units sold by replicators in the United States will increase from approximately 520,000 in 1997 to 589.0 million in 2004, representing a compounded growth rate of 173.1%.

Growth of Internet Usage and E-Commerce

  As the number of Internet users has increased the functionality of the Internet has expanded to a medium that enables complex business-to-business communications and commerce. The Internet and related online technologies are revolutionizing the way businesses and consumers communicate, share information and conduct business.

  We believe CDs and DVDs will play an important role in the expansion of the Internet and online commerce. Specifically, we believe CDs, and potentially DVDs, will function as an important marketing medium for integrating Internet or online strategies with traditional commerce, distribution and communication channels, such as "bricks and mortar" stores, mail order catalogs, television sales and retail-based kiosks. DVDs and CDs have special features, in addition to those discussed above, which particularly enhance their use in connection with the Internet and e-commerce programs. These include the following:

  .  The ability of a DVD or CD to direct or link consumers to a website; and

  . The increased ability to include special promotional or customer brand information in the form of graphics, audio, video and other data.

  In fact, certain of our Internet and e-commerce customers, most notably America Online, have already adopted a technique of mass-mailing CDs for marketing purposes as a cost effective alternative to other methods of advertising.

                                    BUSINESS

  We are an independent manufacturer/replicator of Digital Versatile Discs
(DVD) and Compact Discs (CD). We target our sales to companies in industries including Internet/online, film and entertainment, edutainment software, publishing and computer hardware. We have successfully implemented our business model, which consists of the following elements:

  . High volume customers: We believe our customer base is comprised of some of the highest volume customers of DVDs and CDs often requiring production runs in excess of 25,000 units.

  . High replication capacity: Since inception we have continued to add new equipment and believe we are one of the largest, in terms of manufacturing capacity, independent manufacturers/replicators of DVDs and CDs in the United States.

  . Low cost structure: We achieve economies of scale through our optimally designed facility at a single locale, our dedication to maximizing machine uptime and our flat organizational structure.

  . Superior turnaround service: We are dedicated to providing superior turnaround service, as short as a few hours, by maintaining high throughput mastering technologies and high DVD/CD graphic printing capacity and by efficiently managing operational workflow.

  Our customers include America Online, Inc., Modus Media International Holdings, Inc., Havas Interactive, Inc., GT Interactive Software, Lions Gate Entertainment, infoUSA Inc., Interplay Entertainment Corp., Juno Online Services, Inc. and a major motion picture distributor. Of these customers, America Online, Modus Media and Havas Interactive each accounted for 10% or more of our revenues for the year ended December 31, 1999. In order to achieve significant cost efficiencies we focus on customers requiring high volume production runs and have designed our business processes to support them. We are thereby able to achieve lower overall unit costs and therefore we believe we are less vulnerable to competitive pricing pressures and have greater flexibility in the pricing of our products and services.

  Due to our technologically advanced equipment, plant design, in-house engineering capabilities and workflow techniques, we believe we are one of the most efficient high volume, low cost independent DVD and CD manufacturers in the industry. As a result of these factors, as well as our self-sufficient engineering, repair and maintenance capabilities, we believe we are able to provide superior turnaround service. This is not only a fundamental selling advantage but also helps foster long-term relationships with our high volume customers.

  Based upon our strong business model, we believe we are well positioned to capitalize on the anticipated growth in the DVD market, the continuing growth in the CD-ROM market, as well as the growing use of CDs in connection with marketing of Internet, e-commerce and other distribution channels.

Operating Approach

  We believe that our operating approach distinguishes us from our competitors and that the effectiveness of our operating approach has been proven through the growth in our targeted customer base, the retention of our customers and our demonstrated long-term financial performance. Our focused operating approach is based on the following principles.

  High Capacity Manufacturing Capabilities at a Single Locale. We maintain all of our production and mastering facilities within two buildings, aggregating approximately 112,000 square feet, in Valencia, California. With our current equipment configuration, we have current production capacity of approximately 150 million CDs per year and 30 million DVDs per year. Prior to the end of 2000 we plan to purchase additional replicating machines which will be convertible between DVD and CD. With the purchase of this equipment we will increase our production capacity to 220 million CDs or 150 million CDs and 60 million DVDs. By aggregating our production capacity in a single locale, we can maintain high product yield rates, manage costs and facilitate overall profitability. In addition, we believe we can more closely administer our daily production schedule and quickly respond to unanticipated time sensitive customer requests. Because of our fast turnaround times, we are able to fulfill the replication needs of a national customer base from our

Valencia, California facility. We believe we have one of the most efficient facilities in the industry. As compared to others in the industry, our manufacturing facilities are relatively new and were designed to facilitate high volume production. We believe our sales per employee, operating income per employee, operating margins and yield rates historically have been among the highest in the industry.

  Optimally Designed Manufacturing Facilities. Our manufacturing facilities have been engineered to provide optimal efficiency. The layout of our facilities, coupled with redundant operating systems, has allowed us to efficiently manage operational workflow and to maximize factory throughput. We are able to complete and control all mastering, replication, printing and packaging functions internally without dependence on outside subcontractors. As a result, we believe we have established faster turnaround times for customer orders than most others in the industry.

  Self-Sufficient Repair, Maintenance and Engineering Capabilities. We operate 24 hours a day, seven days a week, and have staff engineers on the production floor at all times to monitor and maintain a smooth production flow. In order to maximize our machine uptime, we maintain a full machine shop with substantial spare parts inventory for our manufacturing equipment. Our engineering talent, coupled with our investment in spare parts inventory, has allowed us to develop a high degree of self-sufficiency, resulting in higher productivity. We also maintain a close technical working relationship with each of our equipment vendors.

  Technologically Advanced Manufacturing Equipment. To implement our business model, we have always invested in the most advanced, high volume equipment available. As of December 31, 1999, we have invested approximately $39.1 million in our mastering, replication, printing and packaging equipment. We expect to invest approximately $18.0 million toward the purchase of new equipment during 2000, including $14.1 million of the net proceeds of this offering.

  Marketing Our Services Directly to Senior Management. Since our business model requires us to attract customers with large annual replication requirements, the selection of the replication vendor by our customers usually has higher visibility and importance at the executive levels. Consequently, we are able to more precisely target our prospective customers and minimize the use of field sales personnel. Alex Sandel, who has extensive relationships in the computer hardware and software industries, spearheads our sales and marketing effort. As a result, we are able to actively target and market our services at the executive level. A strong sales team with substantial experience in the CD replicating business and extensive industry knowledge and contacts supports Mr. Sandel. In addition to our sales team, we plan to utilize the relationships of the members of our board of directors to increase our visibility and penetration with both DVD and CD customers.

Growth Strategy

  In order to foster our continued growth in line with our business model, we plan to pursue the following opportunities.

  Capitalize on the Continuing Growth of DVD. We commenced our DVD production in the fourth quarter of 1999. In order to continue our participation in this growing market, we have purchased and plan to purchase additional machines that will significantly increase our DVD manufacturing capacity. Through a direct sales effort targeting motion picture production companies, post production and authoring houses and existing edutainment customers, we intend to pursue a marketing strategy targeted at senior executives similar to the one we have successfully implemented in the CD-ROM market. We believe that our location in Southern California, as well as our independence from large entertainment companies, will provide an advantage in obtaining business from independent motion picture production companies as well as overflow work from the major motion picture production companies having captive replicating facilities. We have made and intend to continue to make strategic investments, where appropriate, in selected companies that either currently or in the future may have high volume DVD replication requirements. By making this type of strategic investment, we have the ability to negotiate a long-term exclusive DVD replication agreement.

  Expand our Position as a Low Cost CD-ROM Manufacturer. Our penetration of the marketplace for CDs is focused on the CD-ROM market with a significant presence among computer software developers and Internet/online providers. Because of our success as a low cost, high volume replicator, we believe we are well positioned to address the growth in the market for CD-ROM. We believe we can offer our customers cost effective CD manufacturing services with turnaround times among the shortest in the industry. In addition to maintaining our existing customer base, we intend to use the contacts of our board of directors and our senior executives' direct selling efforts to expand our customer base to other companies with high volume replicating needs.

  Stimulate CD Demand through Targeted Internet-Related Marketing Programs. The rise of the Internet and related services has caused various industries to re-examine traditional distribution methods, such as "bricks and mortar" retail stores, direct mail catalogs, television sales and retail-based kiosks, and their connection to online users. This has caused both business-to-business and business-to-consumer companies to alter their marketing and distribution programs in order to address changing market trends caused by growing Internet commerce. In Europe, the CD has been a significant marketing tool, often distributed as inserts to magazines or other publications. In our market, some of our largest customers, such as America Online and Juno, are using CDs as marketing tools. We believe CDs, and potentially DVDs, will play an increasingly important role in the marketing strategy of many e-commerce and catalog companies.

  CDs are relatively inexpensive to both manufacture and mail. As compared to paper based catalogs, creating an updated or subsequent version of catalogs on CDs and DVDs is generally easier and less expensive. CDs and DVDs also provide interactive functionality and an entertaining means of advertising. Certain of our Internet and e-commerce customers, most notably America Online, have already adopted a technique of mass-mailing CDs for marketing purposes as a cost effective alternative to other methods of advertising.

  In order to capitalize on this market need, our objective is to assist companies in establishing and producing marketing programs enhancing, promoting and integrating their e-commerce businesses utilizing CDs and DVDs. We will focus on promoting our business through three principal avenues:

  . the digital production and distribution of product catalogs through CDs and, in the future, DVDs;

  . e-commerce programs capitalizing on the convergence of traditional retail, catalog, kiosk and online formats through various CD-based applications; and

  . marketing programs utilizing the CD as an advertising medium used to drive customers to a targeted online destination by either new or existing retailers and e-tailers.

Customers

  We service a broad range of high volume DVD and CD customers. The following table summarizes the principal market segments within DVD and CD-ROM and our market orientation, our current customer base and our estimate of the growth potential of the DVD and CD markets. Customers who are affiliated with us have been identified with an asterisk (*).

                                                           Estimated  Estimated
                                         Selected            CD-ROM      DVD
        Market Segment                  Customers          Demand(1)  Demand(1)
        --------------          -------------------------- ---------- ---------
                                 (All CD customers except
                                 where DVD is indicated)
Online Providers
These customers are large       America Online             High        Low
users due to the continued and
growing prevalence of Internet
and online services. These
customers are attractive to us
due to their less seasonal and
higher volume requirements.

Internet Marketing
These customers include         Synthonics Technologies*   High        High
"bricks and mortar," direct
mail catalog, kiosk and online
companies. They are looking to
promote their e-commerce
presence and integrate it with
other distribution channels.
The DVD and CD formats can
stimulate new customer growth
and also connect to the
current customer base.

Film/Entertainment
One of the largest users of     A major motion picture     Not         High
DVD products. We are            distributor/DVD            applicable
positioned to penetrate this    Lions Gate Entertainment*/
market segment based upon our   DVD
capacity and rapid turnaround
capabilities.

Edutainment Software
This segment is one of the      Havas Interactive          High        High
mass-market segments most       GT Interactive
appropriately suited to our     Interplay
speed and quality               Encore
capabilities. These companies
are expected to be large
volume users driven by
edutainment, games and
application software.

Microsoft Authorized
 Replicators and Turnkey
 Manufacturers
These replicators are           Modus Media                High        High
authorized by Microsoft to      Zomax
assemble and distribute         Banta
operating systems,
applications and manuals to
computer manufacturers. These
companies outsource a
significant portion of their
CD requirements.

Publishing
Publishing companies are a      infoUSA/CD and DVD         High        Medium
large and increasing user of    Ziff/Davis
the DVD and CD formats given
the continued transition from
print to electronic media.
This segment is expected to
continue to grow because of
the low cost of storing a high
volume of printed product on
DVD or CD.

Computer Hardware &
 Peripherals
This is a substantial market    3dfx                       High        Medium
sector in which we have a       Toshiba
demonstrated track record; we   Fountain Technology
intend to continue to
aggressively pursue PC and
peripheral manufacturers.

--------
(1) "High" demand for CD-ROM refers to market segments where the replication and distribution of CDs is either directly a part of the product, such as in software games, or an integral part of the sales and marketing process, as in some online providers. "High" demand for DVD refers to market segments were the DVD format is not only a part of the product or integral part of the sales and marketing process, but also provides additional value added as a result of its enhanced capabilities over the CD-ROM format. Conversely, "low" demand and "medium" demand reflect reduced importance of the format based upon the above criteria.

  Currently, approximately 40 customers account for substantially all of our net sales. Our top three customers, America Online, Modus Media and Havas Interactive, accounted for approximately 32%, 14% and 10%, respectively, of our net sales for the year ended December 31, 1999. We have expanded our customer base aggressively since our founding in July 1994 primarily due to the focused efforts of our senior management and sales team. We plan to continue expanding and diversifying our customer base in order to reduce our dependence on any one customer and to optimize our production capacity. Specifically, we plan to further expand and diversify our customer base beyond our current presence by further penetrating the Internet, film/entertainment, and publishing industries.

  Our current customer base is characterized primarily by customers requiring production runs that are annual and ongoing, less cyclical in nature and less time-sensitive, such as America Online and customers with substantial annual production requirements tied to seasonal consumer purchasing trends and product announcement cycles such as Havas Interactive and GT Interactive. To the extent we are successful in our efforts to promote DVD and CD business within the film/entertainment industry or through Internet related marketing programs, we will attract and acquire customers with substantial production requirements revolving around film releases, retail cycles and other planned marketing events. Our large capacity allows us to manage the competing demands of our customers on a daily basis. We work closely with customers to monitor the actual production schedule and the product quality and service delivered.

  Our business is based primarily on purchase orders. Due to our fast turnaround time, high capacity and strong customer service support, we believe that we have been able to develop excellent relationships with our customers. However, we do not have any significant backlog and we do not typically enter into supply contracts with our customers.

  As part of our effort to secure certain DVD business, we recently invested $1.7 million in Lions Gate Entertainment, a Canadian production and distribution film and entertainment studio, in order to become affiliated with and establish relationships within the entertainment industry. In December 1999, we purchased 648 units of Lions Gate, each unit consisting of a 5.25% convertible redeemable preferred shares and 425 common share purchase warrants, which at the time represented a less than 5% ownership percentage in Lions Gate on a fully diluted basis. In addition, assuming price and quality are in line with industry standards, we have obtained the right to replicate primarily all of the DVD needs of Lions Gate for a period of two years.

Sales and Marketing

  Our sales and marketing effort is tailored to a customer base consistent with our business model. We have targeted customers who require and depend upon high volume DVD and CD manufacturing capacity. We maintain a focused sales and marketing effort led by Alex Sandel and supported by a strong sales staff who have significant experience in the replication industry. Our sales and marketing efforts are focused on expanding our reach across the United States, across a broader industrial base, to customers in the Internet/online area and to the future users of DVDs and CDs. These efforts are supported by relationships and contacts of our board of directors and sales and marketing team.

  Develop DVD Customer Base. We believe DVD technology is positioned to become the new medium for home video and the high-capacity medium for software distribution and high-capacity computer games.

    Home Video: We anticipate DVD demand will continue to grow in the motion picture industry, the primary area utilizing the DVD format today. We intend to broaden our sales and marketing efforts in this industry through relationships certain of our directors have with leading motion picture producers and distributors. In order to further stimulate our growth and broaden our relationships within the entertainment industry, and where appropriate, we intend to continue making strategic investments in selected companies that can direct their DVD replication requirements exclusively to us. As an example, we recently invested $1.7 million in Lions Gate Entertainment, a Canadian production and distribution film and entertainment studio. As part of the investment, we received exclusive rights to all DVD replication needs of Lions Gate for the next three years, assuming price and quality are in line with acceptable industry standards. Additionally, we are marketing to independent post-production companies that provide DVD authoring services to the motion picture industry because of the long-term relationships they have with the movie studios and, in certain cases, the autonomy to independently select the services of DVD replicators.

    Software Distribution and Computer Games: DVD-ROM drives are becoming increasingly popular. Furthermore, home video game companies, such as Sony, Nintendo and Sega, are introducing home video game consoles that are compatible with the DVD format. Microsoft has also announced its plans to introduce a DVD compatible game console. With this large installed base, which is projected to continue to grow, we believe there will be a growing demand for high-capacity computer games playable on the DVD format. In addition, some of our current customers in the software publishing industry are moving selected product titles to the DVD format. We will be well-positioned to attract future DVD business from our current computer hardware and software customers as a result of our strong relationships and demonstrated performance with these customers.

  Stimulate CD Demand through Targeted Internet-Related Marketing Programs. As a result of the increasing popularity of the Internet, many companies now have to integrate an Internet strategy with their traditional retail and direct mail marketing strategies. We believe CDs, and potentially DVDs, will play an increasingly important role as part of the marketing strategy of many e-commerce and catalog companies. When a CD or DVD is used as a catalog or promotional tool in the Internet e-commerce space, we believe it will generate high-volume demand. In order to capitalize on this market, our objective is to assist companies to establish and produce marketing programs enhancing, promoting and integrating their e-commerce businesses utilizing CDs and DVDs. We will focus on three principal areas:

    Targeted Internet Marketing Programs: We believe the CD format is well suited for driving customer traffic to designated online sites because it is less expensive than other advertising media, it can be targeted to an intended audience, it can deliver a dynamic, interactive advertising message and it can deliver to the customer software that currently cannot be delivered via the Internet due to file size concerns. The most notable example of this use, which involves our leading customer, is that of America Online. We are identifying and marketing to our current customers as well as potential customers this technique in stimulating growth in CDs.

    E-Commerce Programs: The introduction of online and digital capabilities has also introduced new and more engaging ways in which retailers and e-tailers can interact with their customers. There will be application programs that interactively promote commerce. These types of interactive programs may require CDs and DVDs as a program medium.

    Digital Catalog Business: In order to respond to an increasingly "digital" consumer as well as the increasing popularity of online e-commerce, many direct mail catalog companies are considering various changes to their traditional distribution programs. One possible alternative is the partial or total substitution of the traditional paper-based catalog with a CD or DVD catalog. By following this approach, a company can appeal to the new and growing base of online consumers, "link" and drive traffic to its website, interact with customers in a more entertaining way, and more effectively integrate a customer with its online capabilities.

  Many customers and potential customers interested in CD or DVD marketing programs lack the knowledge and resources to internally develop and execute these programs. We will oversee the coordination of the overall production process of these programs. We intend to outsource the creative, graphic and production services necessary to implement the above programs. Where the customer handles creative programming, we will carry out our replicating and packaging functions upon delivery of a master from the customer. By following this model, we can stimulate growth in our main business, the replication of DVDs and CDs, while maintaining our core high volume business model.

  Broader Industry Coverage for CDs. Our marketing efforts have been historically targeted toward companies in the computer hardware and software industries, and we intend to further penetrate these areas. As a result of the rise of the Internet, we will also continue to focus on online service providers and other related companies. Because of our efficiency, high capacity, fast turnaround time and independence within the replicating industry, we have obtained overflow work from other CD replicators that do not have sufficient internal capacity. We only accept orders from replicators who provide such work on a year-round basis. Our main marketing thrust is to attract new customers whose usage patterns are driven by fundamentals that counterbalance the seasonal usage patterns of the computer hardware and software market segments. We believe this strategy helps to balance capacity demands and thereby moderate seasonal fluctuations.

Suppliers

  We seek to reduce costs and enhance quality by purchasing from a limited number of suppliers. We do not maintain any material long-term contracts with our suppliers. However, all raw materials needed to manufacture our products are readily available from multiple suppliers at competitive prices. The principal raw materials used to manufacture DVDs are optical grade polycarbonate, aluminum, nickel, ultraviolet-curable lacquers and ink. Also, certain types of DVDs require a minimal amount of gold. The principal raw materials used to manufacture CDs are the same as those used for manufacturing DVDs, except for gold.

Warehousing and Distribution

  We primarily use common carriers to ship products to customers throughout the United States. We also deliver products by truck directly to a small number of customers who demand direct shipping. To meet the needs of customers distant from our facility, we ship unpackaged or "spindled" DVDs and CDs directly to the customer or its distribution facility. If required, we have relationships with packaging companies in other parts of the United States that would be able to handle individual customer fulfillment needs. We currently believe that this strategy is superior to building multiple manufacturing facilities. The cost to ship unpackaged DVDs or CDs to a packaging company is lower than the investment required to construct, operate and maintain multiple manufacturing facilities. Also, by aggregating our production capacity in a single locale, we believe we can optimize our production capacity, maintain high product yield rates, manage costs and facilitate overall profitability. In addition, we believe we can more closely administer our daily production schedule and quickly respond to large volume, unanticipated time sensitive customer requests. Because of our low-cost structure and fast turnaround times, we are able to fulfill the replication needs of a national customer base from our Valencia, California facility.

Seasonality and Backlog

  Our peak sales activity normally occurs in the four-month period from August through November, as hardware manufacturers and software developers introduce new products before the back-to-school and holiday season. Typically, DVDs and CDs are produced and shipped as orders are received and we operate with virtually no backlog during most of the year. As a result, net sales in any quarter generally are dependent on orders shipped in that quarter. However, we believe focusing our marketing efforts on a more diversified customer base will help reduce the effects of seasonal cycles of our business. For example, to the extent we are successful in our efforts to promote DVD and CD business within the film/entertainment industry or through Internet related marketing programs, we will attract and acquire customers with substantial production requirements revolving around film releases, retail cycles and other planned marketing events, which are not as seasonal as our computer hardware and software customers.

Competition

  The DVD and CD replication industries are highly competitive. We believe that the principal competitive factors in the DVD replicating industry are price, quality, turnaround time, capacity and service and relationships with studios, with price and quality being the most important. We believe the factors listed above are also critical in the CD replicating industry, with price and turnaround time typically being the most important. We believe that we compete favorably with respect to each of these factors in both DVD and CD replicating and that the quality of our products and services, our low cost manufacturing operations, our ability to accommodate tight delivery schedules, and our flexibility in production create significant competitive advantages.

  The replication industry can be divided into two categories: companies that are affiliated with and are captives of large entertainment companies (music and motion pictures), and independent companies, such as us, that have no affiliation. We compete more directly with the independent replicators, which include: AmericDisc, Carlton Communications PLC, Cinram International, Inc., Denon Electronics, Inc., Disctronics, Inc., DOCdata N.V., JVC Corporation, and Zomax Optical Media, Inc. In addition to the above listed companies, we also compete with foreign manufacturers that can operate at lower costs than us. We do not typically compete directly with captive manufacturers. In some instances, we provide replication services to them to cover their overflow work caused by their own capacity constraints. These captive replicators include the following: Sony Music Entertainment, Inc., Polygram Holdings, Inc., Warner Advanced Media Operations and Warner Music Group (both divisions of Time Warner, Inc.), Bertelsmann Music Group and Capitol-EMI Music.

  Many of the independent replicators are manufacturers of DVDs and CDs but also other pre-recorded multimedia products including video cassettes, audio cassettes and audio CDs. In addition, certain of these independent replicators consider themselves full outsource service providers offering such services as call center operations, customer support, warehousing inventory management, distribution and fulfillment.

  We concentrate on providing high volume, low cost DVD and CD replication along with mastering, packaging and fulfillment services which are essential to our customers needs. We believe we distinguish ourselves from our competitors through our strict focus on those replication and affiliated services necessary to meet our customers' requirements for high capacity manufacturing and quick turnaround of DVDs and CDs.

  We believe we compete favorably with respect to price, quality, turnaround time, capacity and service with our competitors who are independent replicators as well as companies that are captives of large entertainment companies. However, companies that are captives of large entertainment companies as well as some of the independent replicators may have greater resources at their disposal than we do.

  We may also face indirect competition from broadband online service providers, such as telephone, cable and wireless service providers. However, we believe online delivery of data will not, for the foreseeable future, be a practical alternative for consumers due to significant time and hardware storage requirements to download the capacity of a DVD or CD.

DVD and CD Manufacturing Process

  The DVD and CD manufacturing process consists of three stages.

  Pre-production. Pre-production of DVDs and CDs consists of three distinct processes: pre-mastering, mastering and electroplating. Through these processes, metal stampers are created which contain tracks with pits and lands holding data in a digital format. The metal stampers are then mounted in the proper injection molding equipment to produce either DVDs or CDs. Pre-production begins with receipt of the customer's data, which is supplied in any number of approved input media.

  The mastering process forms the master image of the DVD or CD from which the polycarbonate replicas are molded. Mastering begins with the preparation of a glass substrate, which is coated with a thin photo resist layer and placed on a computer-controlled laser beam recorder. The laser exposes a series of areas in the photo-resist layer on the glass plate as the data is transferred from a playback device. Chemicals etch the exposed areas of photo resist layer, producing a series of microscopic "pits" and "lands," or physical representations of the digital information. The glass substrate is then developed and then initialized to produce the glass master.

  An electroplating unit is then used to electroplate the glass master with nickel vanadium to create the metal master (commonly referred to as the metal "father"). The metal father is then separated from the glass master and electroplated a second time to create an inverted impression on a metal "mother." A further electroplating process is used to produce several stampers from the metal mother. The nickel-plated stampers are punched, polished and mounted in the proper injection molding machine to replicate DVDs or CDs.

  Replication and Printing. CD replication uses a fully integrated in-line process, which incorporates injection molding machines, metallizing equipment, protective coating machinery and inspection equipment. To begin, optical grade polycarbonate plastic is heated and injected under high pressure into the mold cavity of the machine against the metal stamper. The molding process creates a clear polycarbonate disc with pits on one side containing all of the digitized data. In order to make the disc readable by reflected laser light, a thin layer of reflective aluminum is deposited onto the disc surface by a metallizing machine. A clear protective coating is then applied to the disc by a spin coating device in order to protect the disc from scratches and oxidation and to serve as a base for printing on the disc. An in-line inspection device is used to scan each disc for physical flaws. Thereafter, the disc is ready for label printing, the final step of production.

  The DVD production process is essentially the same as the CD production process, except that DVD replication entails the use of a special substrate-bonding machine, which is integrated into the replication line itself. In addition, the replication process is slightly different from the production of other CD formats in that each replication line has two presses, which produce two polycarbonate substrates, each one-half the thickness of a standard CD. Information is molded onto a layer or multiple layers of a substrate depending on the specific data requirements. The two substrates are bonded together to form a DVD. A DVD-5 contains 4.7 gigabytes of data molded onto one layer of the polycarbonate substrate. A DVD-10 contains 9.4 gigabytes of data molded into both polycarbonate substrates. A DVD-9 contains approximately 8.5 gigabytes of data molded onto both polycarbonate substrates, one of which is semi-transparent. The semi-transparent layer contains a thin layer of reflective material, usually gold.

  Post-Production Services. Post-production services primarily involve printing, packaging, fulfillment and distribution, including confectionering, stickering, cellophaning, shrink-wrapping, spine printing, bundling and other services. We maintain equipment to provide for most customer-requested packaging configurations and use temporary labor to manage labor intensive packaging requests. Currently the standard packaging configuration is the jewel box with customer supplied print material on the bottom and top of the box. The jewel box is typically shrink-wrapped for protection.

  DVD and CD Licenses. We manufacture CDs using patented technology primarily under nonexclusive licenses from U.S. Philips Corporation covering CD-A, CD-ROM, CDV, CD-i and Enhanced Music CD systems for the territory comprised of the United States of America, its territories and possessions and Discovision Associates covering patents relating to the design, manufacture, and sale of optical disc products, compact discs and CD-ROM discs for the territory comprised of the United States of America and Canada and their territories and possessions. Every CD we manufacture is covered by both the U.S. Philips Corporation licenses and the Discovision Associates licenses. These CD licenses generally provide for the payment of royalties based upon the number, type and size of CDs sold. Our license from Discovision Associates continues until the last patent covered by such license expires and our license from U.S. Philips Corporation continues until the earlier of October 1, 2006 or the expiration of the last patent covered by such license. These licenses are standard for the industry and most replicators enter into substantially similar agreements.

  In order to manufacture/replicate DVDs we must obtain licenses from U.S. Philips Corporation and Sony Corporation for certain patented DVD technology. We have entered into a nonexclusive DVD license with U.S. Philips Corporation covering the use of DVD Video Disc and DVD ROM Disc Patents, for the territory comprised of the United States of America, its territories and possessions. We have also entered into a nonexclusive DVD license with U.S. Philips Corporation covering the use of AC-3 technology developed by

Dolby Laboratories for the territory comprised of the United States of America, its territories and possessions. Every DVD we manufacture is covered by each of these licenses we have from U.S. Philips Corporation. These licenses from U.S. Philips Corporation continue until October 1, 2009. Additionally, we believe we have finalized a nonexclusive DVD licensing agreement with Sony Corporation to use Sony Corporation's patented DVD technology. We are currently awaiting the receipt of the executed copy of this DVD licensing agreement with Sony Corporation. These DVD licenses generally provide for the payment of royalties based upon the number and type of DVDs sold.

Employees

  At March 31, 2000, we had 140 full-time employees, including 3 engaged in sales and marketing, 13 engaged in general administration and finance and 124 engaged in DVD and CD replicating/manufacturing. In addition, we use temporary employees in varying numbers throughout the year, who are primarily engaged in packaging. We rely on our ability to vary the number of part-time and temporary employees in order to respond to fluctuating market demand for our packaging services. None of our employees are covered by a collective bargaining agreement. We believe we have a good relationship with our employees.

Properties

  Our executive offices and manufacturing, sales and marketing operations are located at 24811 Avenue Rockefeller, Valencia, California, where we lease approximately 83,000 square feet of space. This lease expires on December 31, 2013. Our mastering facilities are located near our executive offices at 24833 Anza Drive, Valencia, California, in leased facilities occupying an aggregate of approximately 28,500 square feet of space. This lease expires on May 31, 2007. We are currently negotiating the release from our lease for the property located 25136 Anza Drive in Valencia, and we do not believe that this will result in any material out-of-pocket costs to us. We believe that our new facilities will be adequate to meet our projected needs for the foreseeable future.

Legal Proceedings

  We are not involved in any pending, nor are we aware of any threatened, legal proceedings which we believe could reasonably be expected to have a material adverse effect on our business, operating results or financial condition.

                                   MANAGEMENT

Directors and Executive Officers

  The following table sets forth certain information with respect to our directors and executive officers as of February 15, 2000:

Name                          Age                    Position
----                          ---                    --------
Alex Sandel..................  57 Chairman of the Board, Chief Executive
                                  Officer and President
David Moss...................  39 Vice President--Operations
Louis L. Weiss...............  49 Chief Financial Officer, Principal Accounting
                                  Officer and Secretary
Sanford R. Climan(1)(2)......  44 Director
Mark Dyne(1)(2)..............  39 Director
Diana Maranon................  41 Director
Jason Barzilay...............  47 Director
Martin Schuerman(1)..........  34 Director

--------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.

  Directors are elected at each annual meeting of shareholders and hold office until the following annual meeting and their successors are duly elected and qualified. Our Bylaws presently provide the number of directors shall not be less than five nor more than nine, with the exact number to be fixed from time to time by resolution of our board of directors. The current number of directors is fixed at seven. The remaining directors may fill any vacancy on the board of directors, including a vacancy resulting from an increase in the size of the board of directors. The board of directors cannot decrease the number of directors or shorten the term of any incumbent director.

  The board of directors appoints the executive officers and subject to employment contracts, such officers serve at the discretion of the board of directors.

  Alex Sandel is one of our co-founders and he has served as our Chairman of the Board, Chief Executive Officer and President since we were founded in June 1994. Mr. Sandel was one of the original founders of Packard Bell Electronics
(1986), an innovative PC manufacturer that was first to market PCs via traditional consumer electronics retail outlets. Mr. Sandel served as a director of Packard Bell Electronics since its inception until 1999. Mr. Sandel is also a principal shareholder in Argoguest, Inc., an incubator focused on investing in early stage Israeli-based Internet and Internet enabling technology companies. From December 1994 through December 1997, Mr. Sandel served as a director and President of Cal Circuit Abco II, Inc., a distributor of computer memory products. From 1983 until December 1994, Mr. Sandel served as a director and President of Cal Circuit Abco, Inc. which operated as a distributor of computer memory and peripheral components to the personal computer industry. In December 1994, certain assets of Cal Circuit Abco, Inc. were spun off to form Cal Circuit Abco II, Inc., and Mr. Sandel served as President and a director of Cal Circuit Abco, II, until 1997. Also in December 1994, Cal Circuit Abco, Inc. changed its name to Reveal Computer Products Inc. and continued operating under the management of Jason Barzilay until it filed for bankruptcy in 1996. Mr. Sandel has founded, managed and held engineering positions with several companies over the past thirty years. He was educated at the Israeli Institute of Technology, Haifa, Israel. While continuing his education in the United States, he received his BSEE from California State College, Pomona, California (1969) and MSOR from the University of Southern California (1974).

  David Moss has served as our Vice President--Operations since our founding in June 1994. From May 1993 through May 1994, Mr. Moss served as Vice President and General Manager of ASR Recording, a manufacturer of CDs. From April 1991 through April 1993, Mr. Moss served as director of manufacturing at Denon Digital, also a manufacturer of CDs. Mr. Moss has worked in the CD and other media replication business for 15 years. He has a B.A. degree in Production and Operation Management and a B.A. degree in Computer Science, both from California State University at Northridge.

  Louis L. Weiss joined us in May 1998 as Chief Financial Officer and Principal Accounting Officer. From December 1996 through April 1998, Mr. Weiss served as Chief Financial Officer of P.D.I. Industries, Inc., a pharmaceuticals distributor. From January 1996 through September 1996, Mr. Weiss served as Chief Financial Officer of Cardkey Industries, a manufacturer of keycards for building security systems. From June 1992 through December 1995, Mr. Weiss served as President of LLW Associates, a financial consulting firm founded by Mr. Weiss. Mr. Weiss is a Certified Public Accountant (inactive status) and he has a B.B.A. and M.B.A. from the University of Wisconsin.

  Sanford R. Climan has served as a Director since August 1998. Mr. Climan is Managing Director of Entertainment Media Ventures (EMV), a Los Angeles-based venture capital fund focused on investment in the areas of technology, media, and the Internet. From October 1995 through May 1997, Mr. Climan was Executive Vice President and President of Worldwide Business Development for Universal Studios, Inc., where he oversaw corporate international strategy and the following Universal Studios operating units: Consumer Products; Home Video; Pay Television; New Media; Spencer Gifts and Strategic Marketing. From June 1997 through February 1999 and from June 1986 to September 1995, Mr. Climan was a member of the senior management team at Creative Artists Agency, a leading talent and literary representation firm, working with both talent and corporate clients. Prior to joining CAA, Mr. Climan held executive positions at various entertainment companies, working in general management capacities, as well as overseeing areas of motion picture and television production and distribution. Mr. Climan serves as a director of a number of public and private companies. Mr. Climan received his B.A. from Harvard College, a M.S. in Health Policy and Management from the Harvard School of Public Health and his M.B.A. from Harvard Business School.

  Mark Dyne has served as a Director since August 1998. Since October 1996, Mr. Dyne has served as Chairman of the Board of Directors and as Chief Executive Officer of Brilliant Digital Entertainment, Inc., a production and development studio producing digital entertainment. Currently, Mr. Dyne is a Director of Ozisoft Pty. Limited, a company he founded in 1982. From November 1998 through January 2000, Mr. Dyne was Chief Executive Officer of Virgin Interactive Entertainment. From June 1995 through May 1997, Mr. Dyne served as an executive officer of Sega Enterprises (Australia) Pty., Ltd., a theme park developer, which operated the $70 million interactive indoor theme park in Darling Harbor in Sydney, Australia. Moreover, currently, Mr. Dyne is Chairman of the Board of Directors of Tag-It Pacific, Inc., a manufacturer of buttons, tags and other apparel trim products, and a director of Talent Connection.com, an entertainment portal.

  Diana Maranon has served as a Director since August 1998. Ms. Maranon is the President and Managing Director of Averil Capital Markets Group, Inc., a financial advisory firm, and a member of the National Association of Securities Dealers. Ms. Maranon serves as a director of Brilliant Digital Entertainment, Inc. Before founding Averil Capital Markets Group, Inc., in 1994, Ms. Maranon was a Vice President with Wasserstein Perella & Co., Inc., an investment banking firm, with whom she started in 1988. From 1985 to 1988, Ms. Maranon practiced securities law with Skadden Arps Slate Meagher & Flom, LLP. Ms. Maranon received J.D. and M.B.A. degrees from the University of California at Los Angeles and is a member of the California Bar.

  Jason Barzilay is one of our co-founders and served as a Director from our founding until 1998. In April 2000, Mr. Barzilay rejoined our Board as a Director. Mr. Barzilay was one of the original founders of Packard Bell Electronics, an innovative PC manufacturer that was first to market PCs via traditional consumer electronics retail outlets. Mr. Barzilay served as a Director of Packard Bell Electronics from its inception in 1986 until 1999. In 1996 Mr. Barzilay founded Argoquest, Inc., a private venture capital firm. Mr. Barzilay serves as a Director to a number of companies that are part of Argoquest, Inc.'s portfolio of start-up companies. In 1983, Mr. Barzilay co-founded Cal Circuit Abco, Inc., a distributor of computer memory and peripheral components to the personal computer industry. In December 1994, Cal Circuit Abco, Inc. changed its name to

Reveal Computer Products, Inc. Mr. Barzilay served as Chief Executive Officer and President of Reveal Computer Products from 1992 until it filed for bankruptcy in 1996.

  Martin Schuermann has served as a Director since April 2000. From 1995 to 1999, Mr. Schuermann was the Managing Director of CLT-UFA Los Angeles and US Representative CLT-UFA, S.A., Europe's largest TV-company with interests in 22 television channels with 120 million daily viewers and 18 radio stations with an estimated 25 million daily listeners. From 1994 to 1995 Mr. Schuermann was a producer with Paramount Pictures (International Co-Productions). From 1992 to 1994 he was the Executive Vice President for Don Johnson Productions at Paramount Pictures. Mr. Schuermann is a member of the Supervising Board of INTERTAINMENT AG, a leading media company that is listed on Germany's "Neuer Market" stock exchange.

Board Committees

  The board of directors will maintain an audit committee and a compensation committee. The audit committee will review the scope of our audits, the engagement of our independent auditors and their audit reports. The members of the audit committee are Sanford Climan, Mark Dyne and Martin Schuermann. The compensation committee will evaluate our compensation policies and administer our stock option plan. The members of the compensation committee are Sanford Climan and Mark Dyne.

Director Compensation

  We intend to pay non-employee directors fees of $1,500 for each meeting personally attended and $500 for each telephonic meeting attended. In addition, our directors are eligible to receive grants under our stock incentive plans. As of the date of this prospectus, our current non-employee directors have received options to purchase a total of 346,500 shares of our common stock. On August 31, 1998 we granted options to 4 non-employee directors to purchase an aggregate of 297,000 shares of our common stock at $7.21 per share. These options vest over a three or four year period and will expire on August 31, 2001 and 2002. On April 13, 2000 we granted an option to a non-employee director to purchase an aggregate of 49,500 shares of our common stock at a price equal to the initial sales price for the shares sold pursuant to this offering assuming the closing of this offering occurs prior to July 2000. These options vest over a four year period and will expire on April 13, 2004. Our directors are also reimbursed for their reasonable travel expenses incurred in attending board or committee meetings.

  In 1999, our shareholders committed to give 49,500 shares of their stock to Mark Dyne for advisory services he has provided to us, including customer development. These shares were valued at approximately $720,000.

  We have entered into an engagement agreement with Averil Capital Markets Group, Inc., a financial advisory firm founded and controlled by Diana Maranor, who is also one of our directors. As consideration for services rendered in connection with this offering, we have agreed to pay Averil Capital Markets Group. Inc. a cash payment of 0.75% of the gross proceeds raised upon consummation of this offering and warrants to purchase shares of our common stock equivalent to 0.25% of the gross proceeds raised at an exercise price equal to 110% of the initial public offering price. The number of warrants to be issued will be based on a compensation value of $175,000, will vest upon the closing of this offering and will expire three years from the closing of this offering.

Compensation Committee Interlocks and Insider Participation

  We did not have a compensation committee for the fiscal year ended December 31, 1999. Our board of directors made all decisions regarding executive compensation for the fiscal year ended December 31, 1999. No interlocking relationship exists between any member of our compensation committee and any member of any other company's board of directors or compensation committee.

Executive Compensation

  The following table presents both cash and noncash compensation paid or to be paid by us to each of our executive officers who received compensation for the year ended December 31, 1999 in excess of $100,000:

                           Summary Compensation Table

                                                                   Annual
                                                                Compensation
                                                  Year Ended  ----------------
Name and Principal Position                       December 31  Salary   Bonus
---------------------------                       ----------- -------- -------
Alex Sandel, Chief Executive Officer and
 President.......................................    1999     $540,000     --
David Moss, Vice President--Operations...........    1999     $461,561 $52,000
Louis Weiss, Chief Financial Officer.............    1999     $228,894     --

Employment Agreements with Executive Officers

  David Moss has an employment agreement with us. According to his agreement, he is entitled to a salary of $395,000 per year subject to automatic annual increases of six percent. The compensation committee can make further salary increase adjustments to Mr. Moss' agreement if they choose to do so. In addition, the compensation committee can grant bonus compensation to Mr. Moss including stock option grants to purchase shares of our common stock. During the term of his employment agreement we will pay 100% of the premium on term life insurance having a face value payable on the death of Mr. Moss of no less than $1,000,000. If Mr. Moss' employment is terminated without cause, he will be entitled to severance pay at his then-current annual salary, including the automatic annual increases of six percent, through the expiration of his employment agreement plus a lump sum payment of $1,000,000. Mr. Moss' employment agreement is effective August 26, 1998 through August 26, 2003, subject to extension through August 26, 2006 upon our written consent and Mr. Moss' written consent.

                         Fiscal Year-End Option Values

                             Number of Securities      Value of Unexercised
                            Underlying Unexercised   In-The-Money Options and
                             Options and Warrants    Warrants at Fiscal Year-
                              at Fiscal Year-End                End
Name                       Exercisable/Unexercisable Exercisable/Unexercisable
----                       ------------------------- -------------------------
Alex Sandel, Chief
 Executive Officer and
 President................      113,025/339,075          $758,398/$2,275,193
David Moss, Vice
 President--Operations....      664,703/179,437        $8,567,360/$1,204,022
Louis Weiss, Chief
 Financial Officer........       35,063/105,187            $235,272/$705,805

Stock Plan

  We adopted a stock incentive plan in May 1998. Each of our executive officers, other employees, non-employee directors or consultants is eligible to be considered for the grant of awards under our 1998 stock incentive plan. A maximum of 1,598,350 shares of common stock may be issued under our 1998 stock incentive plan. If any award expires or terminates for any reason, then the common stock subject to that award will again be available for issuance under our 1998 stock incentive plan.

  We also adopted a stock incentive plan in April 2000. Each of our executive officers, other employees, non-employee directors or consultants is eligible to be considered for the grant of awards under our 2000 stock incentive plan. A maximum of 1,651,650 shares of common stock may be issued under our 2000 stock incentive plan. If any award expires or terminates for any reason, then the common stock subject to that award will again be available for issuance under our 2000 stock incentive plan.

  Our board of directors or a committee of two or more non-employee directors appointed by the board of directors will administer our 1998 and 2000 stock incentive plans. The administrator will have full and final authority to select the executives and other employees to whom awards will be granted. Additionally, the administrator will have the full and final authority to grant the awards and to determine the terms and conditions of the awards and the number of shares to be issued.

  Awards. Our 1998 and 2000 stock incentive plans authorize the administrator to enter into both incentive and non-statutory options. An award under the 1998 or 2000 stock incentive plan may permit the recipient to pay the entire purchase price of the shares by delivering previously owned shares of our capital stock.

  Plan Duration. Our board of directors adopted our 1998 stock incentive plan on May 7, 1998 and on the same day our shareholders approved the plan. Our 1998 stock incentive plan was subsequently amended on August 25, 1998. Our shareholders approved the amendment on the same day. As of the date of this prospectus, our board of directors has granted options covering an aggregate of 1,598,350 shares of our common stock to our directors, officers and employees, with a weighted average exercise price of $7.74 per share pursuant to the 1998 stock incentive plan. The options pursuant to the 1998 stock incentive plan will typically vest in four equal annual installments commencing on the first anniversary of the date of grant. We have granted all of the shares available under our 1998 stock incentive plan and any future grant will be pursuant to our 2000 stock incentive plan.

  Our board of directors adopted our 2000 stock incentive plan on April 13, 2000. The 2000 stock incentive plan was approved by the shareholders on the same day and has not since been amended. 1,651,650 shares of our common stock are reserved for issuance pursuant to the 2000 stock incentive plan. As of the date of this prospectus, our board of directors has not granted any options pursuant to this plan. The options pursuant to the 2000 stock incentive plan will typically vest in four equal annual installments commencing on the first anniversary of the date of grant. Any award duly granted on or prior to April 13, 2010 may be exercised or settled in accordance with its terms. No award may be granted on or after April 13, 2010.

  Amendments. The administrator may amend or terminate our 1998 and 2000 stock incentive plans at any time and in any manner. However, no recipient of any option may be deprived of any of his or her rights under the option as a result of any amendment or termination without his or her consent. Shareholder approval is required to increase the number of shares available for issuance under our 1998 our 2000 stock incentive plans.

  Form S-8 Registration. We intend to file a registration statement under the Securities Act to register the 1,598,350 shares of our common stock reserved for issuance under our 1998 stock incentive plan, 1,651,650 shares of our common stock reserved for issuance under our 2000 stock incentive plan and the 604,890 shares issuable upon David Moss' exercise of his warrants. The registration statement is expected to be filed shortly following the date of this prospectus and will become effective immediately upon filing with the Securities and Exchange Commission. Shares issued under our 2000 stock incentive plan after the effective date of this registration statement generally will be available for sale to the public without restriction, except for the 180-day lock-up provisions and except for shares issued to our affiliates, which will remain subject to the volume and manner of sale limitations of Rule 144. See "Shares Eligible for Future Sale."

Limitation of Liability and Indemnification Matters

  Our Articles of Incorporation include a provision eliminating the personal liability of our directors to us and to our shareholders for monetary damages for breach of the director's fiduciary duties in certain circumstances. This limitation has no effect on a director's liability for any of the following:

  . for acts or omissions involving intentional misconduct or a knowing and culpable violation of law;

  . for acts or omissions a director believes to be contrary to our best interest or to the best interest of our shareholders;

  . for acts or omissions involving the absence of good faith on the part of the director;

  . for any transaction from which a director derived an improper personal benefit;

  . for acts or omissions showing a reckless disregard for the director's duty to us or to our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to us or to our shareholders;

  . for acts or omissions constituting an unexcused pattern of inattention amounting to abdication of the director's duty to us or to our shareholders;

  . under Section 310 of the California Corporations Code (concerning contracts or transactions between a director and us); or

  . under Section 316 of the California Corporations Code (concerning director's liability for improper dividends, loan and guarantees).

  This limitation of liability does not apply to a director acting in his capacity as an officer. Further, this limitation of liability provision does not affect the availability of injunctions and other equitable remedies available including injunctive relief or recession.

  Our Articles of Incorporation and Bylaws provide indemnification of our directors and executive officers and discretionary indemnification of our other officers and employees and other agents to the fullest extent permitted by law. Pursuant to this provision, our Bylaws provide for indemnification of our directors, officers and employees. In addition, we may provide indemnification to persons whom we are not obligated to indemnify. The Bylaws also allow us to enter into indemnity agreements with individual directors, officers, employees and other agents. We have entered into indemnification agreements designed to provide the maximum indemnification permitted by law with all our directors and executive officers. These agreements, together with our Bylaws and Articles of Incorporation, may require us, among other things, to indemnify these directors against certain liabilities that arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided they undertake to repay the amount advanced if it is ultimately determined by a court that are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms. We maintain director and officer liability insurance.

  Section 317 of the California Code, our Bylaws and our indemnification agreements with our directors and executive officers make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                           RELATED PARTY TRANSACTIONS

General Shareholder Transactions

  We have been treated as an S Corporation since our inception. We distributed an aggregate of approximately $28.2 million in dividends, of which approximately $24.2 million were cash dividends to our shareholders from January 1, 1997 through March 1, 2000. These dividends were paid to our shareholders to pay their income taxes ($10.1 million), and as a return of their investment ($18.1 million). We intend to pay dividends aggregating approximately $9.3 million to our shareholders prior to the closing of this offering as a distribution of retained earnings, including an amount of approximately $1.8 million for the purpose of paying income taxes on 2000
S Corporation earnings.

  Our current shareholders have personally guaranteed repayment of the Greyrock bank debt. Upon completion of this offering and the application of the net proceeds to repay the loan from Greyrock, the shareholder guarantees will terminate. See "Use of Proceeds."

  Our current shareholders have entered into a tax indemnification agreement with us relating to their respective income tax liabilities. See "Termination of S Corporation Status."

Loans to Officers, Directors and Shareholders

  In January 2000, we loaned $2,630,000 to Alex Sandel for the partial payment for the purchase of shares of our stock from a former shareholder. The loan is evidenced by a note bearing interest at our borrowing rate from Greyrock (prime plus 2%). If we have no borrowings outstanding from Greyrock the note bears interest at prime plus 1%. As of April 30, 2000 we have accrued $86,370 interest under this note. We expect this note to be repaid in full prior to or concurrently with the closing of this offering.

  During 1999, we made non-interest bearing loans to Alex Sandel totaling $1,427,000 and interest bearing loans totaling $1,075,000 (interest accrued at our borrowing rate from Greyrock, at prime plus 2%). These loans were repaid in their entirety during 1999 except for interest accrued, totaling approximately $72,000, which was subsequently forgiven by our board of directors.

  In December 1999, we made advances totaling $2,500,000 to Jason Barzilay, one of our shareholders for the purpose of investment in Argoquest. This amount was repaid before the end of 1999. During 1999, we also made a loan of $1,000,000 to a company owned by Alex Sandel and Jason Barzilay for the purpose of investment in Argoquest, which was repaid before the end of the year. Interest on these loans totaling $7,520 accrued at our borrowing rate from Greyrock.

  In connection with the warrants to purchase 604,890 shares of our common stock, for an exercise price of $.0010 per share, issued to David Moss, our Vice President--Operations, we loaned him a total of $1,428,000 in 1999 under promissory notes bearing compound interest at the rate of 4.6% per annum, in order to allow him to pay the federal and state taxes due as a result of the receipt of the warrants. The unpaid principal balance and any accrued but unpaid interest shall be due and payable on the earlier of: (1) January 1, 2006; or (2) the fifteenth day following the date of delivery of written demand for payment made at any time after the later of (a) the closing of a liquidity event (which includes this offering), or (b) if applicable, the expiration of any lock-up period imposed in connection with such liquidity event on our common stock held by David Moss.

  During July 1998 we made advances totaling $1,500,000 to Beny Alagem, a shareholder at that time. These advances were repaid in August 1998.

Business Relationships with Officers, Directors and Shareholders

  From November 1999 through February 2000, we made rental payments on a new facility totaling $172,000 to a company owned by Alex Sandel, our president and majority shareholder. In March 2000 we entered into a lease agreement through December 31, 2013 with this company. The lease calls for monthly base rent of $52,843, with annual increases based on the Consumer Price Index. In addition, at the end of the fifth and tenth years the monthly base rent is to be adjusted to fair market value as determined by the parties. We believe the lease, including the amount of the lease payments, is on terms similar with those currently prevailing in the market and no less favorable than would be obtained with an independent third party.

  In December 1999, we invested $500,000 in Synthonics Technologies, Inc., a company which owns various patents in 3D modeling, in return for a note convertible into 11,518,096 shares of Synthonics common stock, which at the time represented approximately 38% of Synthonics outstanding shares. In addition, we agreed to replicate and package up to 2 million CDs without charge to Synthonics and establish a catalog entity to develop and produce 3D interactive digital catalogs on behalf of Synthonics for its customers. At the time of the investment, Diana Maranon, one of our directors, was a member of the board of directors of Synthonics. Our agreement with Synthonics grants us exclusive rights to all DVD and CD replication needs of Synthonics for a period of five years, assuming price and quality are in line with industry standards.

  Since September 1997, Averil Capital Markets Group, Inc., a financial advisory firm founded and controlled by Diana Maranon, has performed various services for us including investigation of strategic and financing alternatives. As consideration for these services rendered, we have paid Averil Capital Markets Group, Inc. approximately $186,184, including expenses. As consideration for services rendered in connection with this offering, we have agreed to pay Averil Capital Markets Group, Inc. a cash payment of 0.75% of the gross proceeds raised upon consummation of this offering and warrants to purchase shares of our common stock equivalent to 0.25% of the gross proceeds raised by the Company at an exercise price equal to 110% of the initial public offering price. The warrants given to Averil Capital Markets Group, Inc. will become exercisable on the first anniversary of this offering. We have entered into an indemnification agreement with Averil Capital Markets Group, Inc. pursuant to which we will indemnify Averil Capital Markets Group, Inc. and Ms. Maranon against any amounts these parties may become obligated to pay in connection with Ms. Maranon's service as one of our directors and her consulting services to us.

  We lease one of our two facilities in Valencia, California, from Bascal Properties II, a partnership owned by our existing shareholders. This lease expires in May 2007 and currently provides for a monthly base rent of $20,000, with periodic adjustments based on the consumer price index. We believe this lease is at prevailing market rates for similar properties. Rental payments to Bascal Properties II were $240,000 for the year ended December 31, 1999, $240,000 for the year ended December 31, 1998 and $140,000 for the year ended December 31, 1997. In June 1997, we loaned approximately $1.9 million to Bascal Properties II. This loan bore interest at prime plus two percent and was repaid in full in September 1997.

  On November 1, 1997, we entered into a Purchase and Sale Agreement with Packard Bell NEC. The Packard Bell NEC Agreement governed our relationship with Packard Bell NEC with respect to the procedures for ordering, pricing and delivering products, as well as product warranties. Pursuant to the Packard Bell NEC Agreement, Packard Bell NEC agreed to purchase from us substantially all of its United States requirements for CDs, so long as the pricing, terms, conditions and quality of the CDs being sold by us were at least as favorable as those available from any other third party supplier. The Packard Bell NEC Agreement expired in November 1999. At the time this agreement was entered into, our current shareholders owned a significant minority interest in Packard Bell NEC and Alex Sandel was a director of Packard Bell NEC.

  Historically, significant portions of our net sales have been to Packard Bell NEC. Our net sales to Packard Bell NEC were approximately $554,000 for the year ended December 31, 1999, $5.3 million for the year ended December 31, 1998, $12.1 million for the year ended December 31, 1997, $14.2 million for the year ended December 31, 1996 and $20.9 million for the year ended December 31, 1995. Such sales represented approximately 1.0% of our net sales for the year ended December 31, 1999, 12.4% of our net sales for the year ended December 31, 1998, 33.5% of our net sales for the year ended December 31, 1997, 55.3% of our net sales for the year ended December 31, 1996 and 65.8% of our net sales for the year ended December 31, 1995. At December 31, 1999, accounts receivable from Packard Bell NEC were approximately $23,000, or 0.3% of total trade receivables as of such date.

  We had net sales to Reveal Computer Products (formerly named Cal Circuit Abco, Inc. prior to December 1994), a re-packager of computer peripherals managed by Jason Barzilay and controlled by our current and former shareholders, amounting to $35,000 for the year ended December 31, 1996 and $4,212,000 for the year ended December 31, 1995. At the time we sold products to Reveal Computer Products we expected to receive all amounts due from Reveal Computer Products. During the second quarter of 1996, we wrote off accounts receivable balances of $1,559,000 due from Reveal Computer Products. Moreover, from June 1995 to November 1995, we loaned an aggregate of approximately $3.3 million to Reveal Computer Products bearing interest at prime plus three percent. At the time we made the loans to Reveal Computer Products, we expected that Reveal Computer Products would be able to repay such amounts. We determined this amount was uncollectible and reserved for it at December 31, 1995. We ultimately wrote off such amount in 1996, the same year Reveal Computer Products entered bankruptcy and ceased operations.

  On October 8, 1996 an involuntary Chapter 7 petition was filed against Reveal Computer Products. A Consent to Entry of Order Relief under Chapter 7 was filed and entered on November 25, 1996. In September 1998, as part of Reveal's bankruptcy proceeding, the bankruptcy trustee instituted an action against us and Jason Barzilay seeking to recover certain alleged preferential transfers from Reveal. In April 2000, the allegations against us were dismissed. Jason Barzilay settled the trustee's claim without acknowledgement of any wrongdoing.

  Other than our decision to forgive interest on certain loans made to our shareholders, we believe that the terms of the foregoing transactions were no less favorable to us than we would expect to negotiate with an unrelated third party. Future transactions with related parties will require the approval of our disinterested directors and will be on terms no less favorable to us than those that could be obtained from unrelated third parties.

                       PRINCIPAL AND SELLING SHAREHOLDERS

  The following table presents information regarding the beneficial ownership of our common stock as of May 1, 2000, and as adjusted to reflect our sale of shares of our common stock and the selling shareholders sale of our common stock offered by this prospectus, for:

  . each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock;

  .  each of our directors; and

  .  the named executive officers as a group.

  The address of each person listed is in care of us, at 24811 Avenue Rockefeller, Valencia, California 91355, unless otherwise provided below such person's name.

                            Shares Beneficially            Shares Beneficially
                              Owned Prior to                 Owned After the
                                Offering(1)                      Offering
                           --------------------- Number of ----------------------
                           Number of  Percent of  Shares   Number of   Percent of
Name of Beneficial Owner     Shares     Class     Offered   Shares       Class
------------------------   ---------- ---------- --------- ---------   ----------
Alex Sandel(2)...........  10,126,050    67.2%
Jason Barzilay...........   4,950,000    33.3%
David Moss(3)............     724,515     4.7%
Louis Weiss(4)...........      70,125       *               70,125          *
Sanford R. Climan(4)(5)..      49,500       *               49,500          *
Mark Dyne(4)(6)..........      12,375       *               61,875(9)       *
Diana Maranon(4)(7)......      12,375       *               12,375          *
Martin Schuermann........         --        *                  --           *
All of the directors and
 executive officers as a
 group (eight
 persons)(8).............  15,944,940   100.0%

--------
 *   Less than one percent.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of common stock under warrants or options currently exercisable or exercisable within 60 days of the date of this offering are deemed outstanding for purposes of computing the percentage ownership of the person holding such warrants or options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the persons named in this table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.
(2) Includes 239,250 shares of common stock, which may be purchased upon exercise of options that are currently exercisable.
(3) Includes 604,890 shares of common stock, which may be purchased upon exercise of warrants that are currently exercisable and 119,625 shares of common stock, which may be purchased upon exercise of options that are currently exercisable.
(4) Represents shares of common stock, which may be purchased upon exercise of options that are currently exercisable.
(5) Mr. Climan's address is c/o Entertainment Media Ventures, LLC, 828 Moraga Drive Second Floor, Los Angeles, California 90049.
(6) Mr. Dyne's address is c/o Brilliant Digital Entertainment, Inc., 6355 Topanga Canyon Boulevard, Suite 513, Woodland Hills, California 91367.
(7) Ms. Maranon's address is c/o Averil Capital Markets Group, Inc., 2029 Century Park East, Suite 1900, Century City, California 90067.
(8) Includes 1,108,140 shares of common stock, which may be purchased upon exercise of warrants and options that are currently exercisable.
(9)  Includes 49,500 shares to be given by the existing shareholders to Mr.
     Dyne.

                          DESCRIPTION OF CAPITAL STOCK

  We are authorized to issue 75,000,000 shares of our common stock, no par value and 10,000,000 shares of preferred stock, no par value. As of March 1, 2000, there were 14,850,000 shares of our common stock outstanding and there were two holders of record of the common stock. Currently, there are no shares of preferred stock outstanding. The following statements are brief summaries of our capital stock.

Common Stock

  The holders of common stock are entitled to one vote for each share held of record on all matters on which the holders of common stock are entitled to vote and have cumulative voting rights with respect to the election of directors. The right to cumulate votes will automatically cease as of the first record date of our annual meeting of shareholders where we have at least 800 holders of our equity securities. The holders of our common stock are entitled to receive dividends in proportion to their ownership when, as and if declared by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled subject to the rights of holders of preferred stock issued by us, if any, to share proportionally in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

  The holders of common stock have no preemptive or conversion rights and they are not subject to further calls or assessments by us. Our common stock does not have any redemption or sinking fund provisions. The outstanding shares of our common stock are, and the common stock issuable pursuant to this offering will be, when issued, fully paid and nonassessable.

Preferred Stock

  Our board of directors has the authority to issue the authorized and unissued preferred stock in one or more series and our board of directors may determine the designations, rights and preferences of the preferred stock. Accordingly, and without the need for shareholder approval, our board of directors has the power to issue preferred stock with dividend, liquidation, conversion, voting or other rights, which adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, and under certain circumstances, we could use our preferred stock as a way of discouraging, delaying or preventing an acquisition or a change in our control. We do not currently intend to issue any shares of our preferred stock.

Warrants

  We have granted to David Moss warrants to purchase 604,890 shares of our common stock. The warrants granted to David Moss expire on December 31, 2007 and are exercisable for $0.0010 per share. None of the warrants granted to David Moss will have any voting rights, dividend rights or preferences until such time as they are exercised for shares of our common stock.

  Effective upon the closing of this offering, we will grant to Averil Capital Markets Group, Inc. warrants to purchase shares of our common stock equivalent to 0.25% of the gross proceeds raised in this offering with an exercise price equal to 110% of the initial public offering price. The warrants granted to Averil Capital Markets Group, Inc. expire five years after they are granted. See "Certain Relationships and Related Transactions."

  We intend to grant warrants to purchase 25,000 shares of our common stock to Levy, Small and Lallas for legal services rendered to us in connection with this offering. The warrants to be granted Levy, Small and Lallas are contingent upon the closing of this offering, will be granted at the initial public offering price and will expire one year from the close of this offering.

Possible Anti-Takeover Effect of Certain Charter Provisions

  The holders of our common stock are currently entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders other than the election of directors, in which event any holder may demand cumulative voting. Under cumulative voting, the holders of common stock are entitled to cast for each share held the number of votes equal to the number of directors to be elected, which is currently seven. A holder may cast all of his or her votes for one nominee or distribute them among any number of nominees for election. Our Amended and Restated Articles of Incorporation provide that the shareholders' right to cumulative voting will terminate when we become a "listed corporation" within the meaning of Section 301.5 of the California General Corporation Law. Under Section 301.5 of the California General Corporation Law we will be a "listed corporation" when our shares are qualified for trading as a National Market security on Nasdaq if we have at least 800 shareholders as of the record date for the most recent annual meeting of shareholders. We presently expect that upon consummation of this offering, our common stock will be qualified for trading on Nasdaq and we will have at least 800 shareholders. The absence of cumulative voting may have the effect of limiting the ability of minority shareholders to effect changes in our board of directors and, as a result, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of Future Media.

Transfer Agent

  Our transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that future sale of shares, or the availability of shares for future sale, will have on the prevailing market price for our common stock. Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales may occur, could adversely affect the prevailing market prices for our common stock. See "Risk Factors--Sales of additional shares of our common stock into the public market may cause our stock price to fall."

  Upon completion of this offering, we will have 19,535,185 shares of our common stock outstanding, 20,312,962 shares if the underwriters' over-allotment option is exercised in full. Of those shares, a total of 5,185 185 shares, 5,962,962 shares if the underwriters' over-allotment option is exercised in full, will be freely tradable without restriction or further registration under the Securities Act, unless purchased or held by our "affiliates" as that term is defined in Rule 144.

  All of our executive officers, directors and shareholders, including the selling shareholders have signed lock-up agreements under which they agreed not to sell or otherwise transfer, directly or indirectly, any shares of common stock or any securities convertible into, or exercisable or exchangeable for, any shares of common stock for a period of 180 days from the date of this prospectus without the prior written consent of Prudential Securities Incorporated. These lock-up agreements do not prevent us from granting additional options under our stock incentive plan. After the expiration of the 180-day period, shares that can be sold under Rule 144 will be eligible for sale. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the securities subject to these lock-up agreements.

   Number of shares      Date of eligibility for resale into public market
   ----------------      -------------------------------------------------
   14,850,000       180 days after the date of this prospectus due to a lock-up agreement our two existing shareholders have with
                    Prudential Securities Incorporated.

  In general, under Rule 144 as currently in effect, any person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  .1% of the then outstanding shares of common stock; or

  . the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of the sale on Form 144 is filed with the Securities and Exchange Commission.

  Within 90 days after the date of this prospectus, we intend to file a Registration Statement on Form S-8 covering an aggregate of approximately 3,250,000 shares of common stock, including the 1,598,350 shares of common stock which will then be subject to outstanding options and 604,890 shares of common stock underlying the warrants granted to David Moss. Additionally, we have agreed to file a Registration Statement on Form S-3 covering the shares of common stock underlying the warrants to be granted to Averil Capital Markets Group, Inc., and Levy, Small & Lallas, after these warrants become exercisable. After the effective date of the Form S-8, shares of common stock issued upon exercise of options granted pursuant to our stock incentive plan and upon exercise of the warrants granted to David Moss will be available for sale in the public market. However, these shares will remain subject to Rule 144 volume limitations applicable to our affiliates and to the lock-up agreements. Shares of common stock issuable upon exercise of the warrants to be granted to Averil Capital Markets Group, Inc. will become exercisable subject to Rule 144 volume limitations, one year after the date these warrants were granted or the filing of the related Form S-3, whichever occurs first.

                                  UNDERWRITING

  We and the selling shareholders have entered into an underwriting agreement with the underwriters named below, for whom Prudential Securities Incorporated and CIBC World Markets Corp. are acting as representatives. We and the selling shareholders are obligated to sell, and the underwriters are obligated to purchase, all of the shares offered on the cover page of this prospectus, if any are purchased. Subject to conditions of the underwriting agreement, each underwriter has severally agreed to purchase the shares indicated opposite its name:

                                                                        Number
                                                                           of
Underwriters                                                            Shares
------------                                                           ---------
Prudential Securities Incorporated....................................
CIBC World Markets Corp. .............................................
                                                                       ---------
  Total............................................................... 4,685,185
                                                                       =========

  The underwriters may sell more shares than the total number of shares offered on the cover page of this prospectus and they have, for a period of 30 days from the date of this prospectus, an over-allotment option to purchase up to 777,777 additional shares from us. If any additional shares are purchased, the underwriters will severally purchase the shares in the same proportion as per the table above.

  The representatives of the underwriters have advised us and the selling shareholders that the shares will be offered to the public at the offering price indicated on the cover page of this prospectus. The underwriters may
allow a concession not in excess of $    per share to selected dealers and such
dealers may reallow a concession not in excess of $    per share to certain
other dealers. After the shares are released for sale to the public, the representatives may change the offering price and the concessions. The representatives have informed us and the selling shareholders that the underwriters do not intend to sell shares to any investor who has granted them discretionary authority.

  We and the selling shareholders have agreed to pay to the underwriters the following fees, assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares:

                                                    Total Fees
                                    -------------------------------------------
                             Fee     Without Exercise of    Full Exercise of
                          Per Share Over-Allotment Option Over-Allotment Option
                          --------- --------------------- ---------------------
Fees paid by us.........     $               $                   $
Fees paid by the selling
 shareholders...........     $               $                      N/A

  We have also agreed to pay Averil Capital Markets Group, Inc. a cash payment of 0.75% of the gross proceeds and to grant Averil Capital Markets Group, Inc. a warrant to purchase shares of our common stock equivalent to 0.25% of the gross proceeds raised at an exercise price equal to 110% of the public offering price. The warrant will become exercisable on the first anniversary of this offering. However, the warrant and the underlying shares of our common stock are restricted from sale, transfer, assignment, pledge or hypothecation for a period of one year from the date of this offering. The warrant is deemed underwriting compensation under Rule 2710 of the NASD Conduct Rules.

  In addition, we estimate that we will spend approximately $1.5 million in expenses for this offering, including those of the selling shareholders. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of these liabilities.

  We, our officers and directors, and all shareholders including our selling shareholders and Averil Capital Markets Group, Inc. have entered into lock-up agreements pursuant to which we and they have agreed not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days (or one year, in the case of Averil Capital Markets Group, Inc.) from the date of this prospectus without the prior written consent of Prudential Securities Incorporated, on behalf of the underwriters. Prudential Securities Incorporated may, at any time and without notice, waive the terms of the lock-up agreements specified in the underwriting agreement.

  Prior to this offering, there has been no public market for our common stock. The public offering price, negotiated among Future Media, the selling shareholders, and the representatives is based upon various factors such as our financial and operating history and condition, our prospects, the prospects for the industry we are in and prevailing market conditions.

  Prudential Securities Incorporated, on behalf of the underwriters, may engage in the following activities in accordance with applicable securities rules:

  . Over-allotments involving sales in excess of the offering size, creating a short position. Prudential Securities Incorporated may elect to reduce this short position by exercising some or all of the over-allotment option.

  . Stabilizing and short covering; stabilizing bids to purchase the shares are permitted if they do not exceed a specified maximum price. After the distribution of shares has been completed, short covering purchases in the open market may also reduce the short position. These activities may cause the price of the shares to be higher than would otherwise exist in the open market.

  . Penalty bids permitting the representatives to reclaim concessions from syndicate members which sold shares received in the offering and that were purchased in the stabilizing or short covering transactions. One of the factors considered at the time of the allocation of the shares is the history of investors in selling quickly the shares received in prior offerings.

  Any stabilization or short covering activities and the imposition of penalty bids might have an effect on the price of the shares, which may be higher than the price that may otherwise exist in the open market. Such activities, which may be commenced and discontinued at any time, may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

  Each underwriter has represented that it has complied and will comply with all applicable laws and regulations in connection with the offer, sale or delivery of the shares and related offering materials in the United Kingdom, including:

  . the Public Offers of Securities Regulations 1995;

  . the Financial Services Act 1986; and

  . the Financial Services Act 1986, (Investment Advertisements) (Exemptions)
    Order 1996 (as amended).

  We have asked the underwriters to reserve up to 200,000 shares for sale at the same offering price directly to our officers, directors, employees and other business affiliates or related third parties. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase the reserved shares. The reserved shares will not be subject to lock-up agreements except to the extent such shares are sold to our officers and directors and NASD members, affiliates, associated persons or related persons who are subject to Rule 2710 of the NASD Conduct Rules.

  Prudential Securities Incorporated facilitates the marketing of new issues online through its PrudentialSecurities.com division. Clients of Prudential AdvisorSM, a full service brokerage firm program, may view offering terms and a prospectus online and place orders through their financial advisors.

                                 LEGAL MATTERS

  Our counsel, Troop Steuber Pasich Reddick & Tobey, LLP, Los Angeles, California, has rendered an opinion that the common stock offered by us, upon its sale will be duly and validly issued, fully paid and non-assessable. Gibson, Dunn & Crutcher LLP, Los Angeles, California, has acted as counsel to the underwriters in connection with certain legal matters relating to this offering.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Securities and Exchange Commission in Washington, D.C., a registration statement under the Securities Act with respect to this offering. This prospectus does not contain all of the information set forth in such registration statement and the exhibits thereto. With respect to any contract or other document filed as an exhibit to such registration statement, reference is made to the exhibit for a complete description of the matter involved, and each such statement is qualified in its entirety by such reference. For further information about us and the shares offered, please review the registration statement and the exhibits. A copy of the registration statement, including the exhibits, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain prescribed rates.

  When this offering is consummated, we will become subject to the informational requirements of the Securities Exchange Act and will file reports and other information with the Securities and Exchange Commission in accordance with its rules. These reports and other information concerning us may be inspected and copied at the public reference facilities referred to above as well as some of the regional offices of the Securities and Exchange Commission.

  The Securities and Exchange Commission maintains a web site, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Report of Ernst & Young LLP, Independent Auditors........................  F-2
Balance Sheets at December 31, 1998 and December 31, 1999................  F-3
Statements of Income for years ended December 31, 1997, 1998 and 1999....  F-4
Statements of Shareholders' Equity for years ended December 31, 1997,
 1998 and 1999...........................................................  F-5
Statements of Cash Flows for years ended December 31, 1997, 1998 and
 1999....................................................................  F-6
Notes to Financial Statements for December 31, 1997, 1998 and 1999.......  F-7
Condensed Consolidated Balance Sheets at December 31, 1999 and March 31,
 2000 (unaudited)........................................................ F-18
Condensed Consolidated Statements of Income for the three months ended
 March 31, 1999 and 2000 (unaudited)..................................... F-19
Condensed Consolidated Statement of Shareholders' Equity for the three months ended March 31, 2000 (unaudited)................................. F-20
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1999 and 2000 (unaudited)............................... F-21
Notes to Condensed Consolidated Financial Statements for March 31, 2000
 (unaudited)............................................................. F-22

                         Report of Independent Auditors

The Board of Directors
Future Media Productions, Inc.

  We have audited the accompanying balance sheets of Future Media Productions, Inc. as of December 31, 1998 and 1999 and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Future Media Productions, Inc. as of December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Los Angeles, California
February 25, 2000, except as
to Note 11, as to which the
date is April 13, 2000

                         FUTURE MEDIA PRODUCTIONS, INC.
                                 BALANCE SHEETS

                                                             December 31
                                                       -----------------------
                                                          1998        1999
                                                       ----------- -----------
Assets
Current assets:
  Accounts receivable (net of allowance for doubtful
   accounts of $163,000 in 1998 and $265,778 in
   1999).............................................. $ 8,035,270 $ 7,202,126
  Inventories.........................................     726,774     766,868
  Prepaid expenses....................................     433,497     284,101
  Deferred income taxes...............................       8,000         --
                                                       ----------- -----------
Total current assets..................................   9,203,541   8,253,095
Property and equipment, net...........................  21,898,093  29,837,448
Investments...........................................         --    2,852,400
Other assets..........................................     336,268     145,845
                                                       ----------- -----------
Total assets.......................................... $31,437,902 $41,088,788
                                                       =========== ===========

Liabilities and Shareholders' Equity
Current liabilities:
  Bank overdraft...................................... $   517,258 $   370,489
  Line of credit......................................   1,616,537   1,852,303
  Accounts payable--trade.............................   2,648,974   2,762,457
  Accounts payable--capital equipment.................   4,449,059   1,530,356
  Accrued expenses--royalties.........................   2,213,294   4,101,760
  Accrued expenses....................................   1,032,631   1,043,268
  Deferred revenue....................................         --      700,000
  Deferred income taxes...............................         --       40,500
  Current portion of long-term debt...................   3,756,987   3,757,698
  Current portion of capital lease obligations........      11,666       5,938
                                                       ----------- -----------
Total current liabilities.............................  16,246,406  16,164,769
Long-term debt, less current portion..................   9,084,805   5,327,108
Capital lease obligations, less current portion.......      17,479      11,525
Deferred income taxes.................................      90,000     116,000
Commitments
Shareholders' equity:
  Preferred stock, no par value:
    Authorized shares--10,000,000.....................
    Issued and outstanding shares--none...............         --          --
  Common stock, no par value:
    Authorized shares--75,000,000.....................
    Issued and outstanding shares--14,850,000.........   3,070,000   3,790,000
  Retained earnings...................................   2,929,212  17,107,386
  Note receivable from officer........................         --   (1,428,000)
                                                       ----------- -----------
Total shareholders' equity............................   5,999,212  19,469,386
                                                       ----------- -----------
Total liabilities and shareholders' equity............ $31,437,902 $41,088,788
                                                       =========== ===========

   The accompanying notes to the financial statements are an integral part of these statements.

                         FUTURE MEDIA PRODUCTIONS, INC.
                              STATEMENTS OF INCOME

                                              Year Ended December 31
                                        -------------------------------------
                                           1997         1998         1999
                                        -----------  -----------  -----------
Net sales to unaffiliated companies.... $23,974,131  $37,962,123  $52,448,072
Net sales to related parties...........  12,068,296    5,349,057      553,799
                                        -----------  -----------  -----------
Total net sales........................  36,042,427   43,311,180   53,001,871
Cost of goods sold.....................  23,132,442   27,304,178   31,937,704
                                        -----------  -----------  -----------
Gross profit...........................  12,909,985   16,007,002   21,064,167
Selling, general and administrative
 expenses..............................   4,214,033    4,232,741    4,200,969
Other general and administrative
 expense--stock related compensation...         --     3,055,000      720,000
Abandoned offering costs...............         --       675,733          --
                                        -----------  -----------  -----------
Income from operations.................   8,695,952    8,043,528   16,143,198
Other income (expense):
  Interest income......................      42,105       35,189          670
  Interest expense.....................    (817,998)  (1,263,861)  (1,403,694)
                                        -----------  -----------  -----------
  Other income (expense), net..........    (775,893)  (1,228,672)  (1,403,024)
                                        -----------  -----------  -----------
Income before provision for state
 income taxes..........................   7,920,059    6,814,856   14,740,174
Provision for state income taxes.......     119,900      102,223        2,000
                                        -----------  -----------  -----------
Net income............................. $ 7,800,159  $ 6,712,633  $14,738,174
Earnings per share:
  Basic................................ $      0.53  $      0.45  $      0.99
                                        ===========  ===========  ===========
  Diluted.............................. $      0.53  $      0.43  $      0.92
                                        ===========  ===========  ===========
Shares used in computing earnings per
 share:
  Basic................................  14,850,000   14,850,000   14,850,000
                                        ===========  ===========  ===========
  Diluted..............................  14,850,000   15,672,174   16,025,686
                                        ===========  ===========  ===========
Pro forma net income data (Notes 1 and
 7, unaudited):
  Income before provision for income
   taxes............................... $ 7,920,059  $ 6,814,856  $14,740,174
  Pro forma income tax provision.......   3,161,100    2,725,942    5,896,070
                                        -----------  -----------  -----------
  Pro forma net income................. $ 4,758,959  $ 4,088,914  $ 8,844,104
  Pro forma basic earnings per share...                           $      0.55
                                                                  ===========
  Pro forma diluted earnings per
   share...............................                           $      0.52
                                                                  ===========
  Weighted average shares outstanding--
   basic...............................                            16,199,758
                                                                  ===========
  Weighted average shares outstanding--
   diluted.............................                            17,135,628
                                                                  ===========


   The accompanying notes to the financial statements are an integral part of these statements.

                         FUTURE MEDIA PRODUCTIONS, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                  Note
                             Common Stock      Receivable
                         ---------------------    from        Retained
                           Shares     Amount     Officer      Earnings       Total
                         ---------- ---------- -----------  ------------  ------------
Balance at January 1,
 1997................... 14,850,000 $   15,000 $       --   $ 13,129,440  $ 13,144,440
Dividends, $0.74 per
 share..................        --         --          --    (11,009,020)  (11,009,020)
Net income..............        --         --          --      7,800,159     7,800,159
                         ---------- ---------- -----------  ------------  ------------
Balance at December 31,
 1997................... 14,850,000     15,000         --      9,920,579     9,935,579
Dividends, $0.92 per
 share..................        --         --          --    (13,704,000)  (13,704,000)
Issuance of stock
 warrants...............        --   3,055,000         --            --      3,055,000
Net income..............        --         --          --      6,712,633     6,712,633
                         ---------- ---------- -----------  ------------  ------------
Balance at December 31,
 1998................... 14,850,000  3,070,000         --      2,929,212     5,999,212
Dividends, $0.03 per
 share..................        --         --          --       (560,000)     (560,000)
Loan to officer.........        --         --   (1,428,000)          --     (1,428,000)
Contribution of
 capital................        --     720,000         --            --        720,000
Net income..............        --         --          --     14,738,174    14,738,174
                         ---------- ---------- -----------  ------------  ------------
Balance at December 31,
 1999................... 14,850,000 $3,790,000 $(1,428,000) $ 17,107,386  $ 19,469,386
                         ========== ========== ===========  ============  ============


   The accompanying notes to the financial statements are an integral part of these statements.

                         FUTURE MEDIA PRODUCTIONS, INC.
                            STATEMENTS OF CASH FLOWS

                                               Year Ended December 31
                                        ---------------------------------------
                                           1997          1998          1999
                                        -----------  ------------  ------------
Operating activities
Net income............................  $ 7,800,159  $  6,712,633  $ 14,738,174
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation and amortization.......    1,949,838     2,860,789     4,368,177
  Stock related compensation expense..          --      3,055,000       720,000
  Provision for bad debts.............      955,243       120,000       120,000
  Loss on disposals of property and
   equipment..........................       20,959        57,058           --
  Deferred income taxes...............       17,000        22,000        74,500
  Changes in operating assets and
   liabilities:
   Accounts receivable................   (3,195,350)   (1,347,486)      713,144
   Inventories........................    1,523,072       (92,276)      (40,094)
   Prepaid expenses...................     (121,019)     (123,088)      149,396
   Other assets.......................      279,437       (92,411)      190,423
   Other receivables..................          --        275,000           --
   Accounts payable...................     (850,930)      941,330       113,483
   Accrued expenses...................       39,622       408,583        10,637
   Accrued expenses--royalties........    3,090,416    (1,953,206)    1,888,466
                                        -----------  ------------  ------------
Net cash provided by operating
 activities...........................   11,508,447    10,843,926    23,046,306
Investing activities
Capital expenditures..................   (3,641,686)   (6,751,862)  (15,226,235)
Purchases of investments..............          --            --     (2,152,400)
Proceeds from disposals of property
 and equipment........................          --         20,000           --
                                        -----------  ------------  ------------
Net cash used in investing
 activities...........................   (3,641,686)   (6,731,862)  (17,378,635)
Financing activities
Net borrowings (repayments) on line of
 credit...............................     (103,316)    1,352,893       235,766
Net payments on bank overdraft........     (914,366)     (226,150)     (146,769)
Proceeds from long-term debt..........    6,537,612    11,321,000           --
Repayments on long-term debt..........   (6,700,928)   (2,844,843)   (3,756,986)
Note receivable from officer..........          --            --     (1,428,000)
Payments on capital lease
 obligations..........................      (14,221)      (10,964)      (11,682)
Dividends paid to shareholders........   (6,671,542)  (13,704,000)     (560,000)
Advances to related parties...........   (1,900,000)   (1,500,000)   (6,002,000)
Repayments on advances to related
 parties..............................    1,900,000     1,500,000     6,002,000
                                        -----------  ------------  ------------
Net cash used in financing
 activities...........................   (7,866,761)   (4,112,064)   (5,667,671)
Net change in cash and cash
 equivalents..........................          --            --            --
Cash and cash equivalents at beginning
 of period............................          --            --            --
                                        -----------  ------------  ------------
Cash and cash equivalents at end of
 period...............................  $       --   $        --   $        --
                                        ===========  ============  ============
Supplemental disclosures of cash flow
 information:
  Cash paid during the period for:
   Interest...........................  $   817,998  $  1,121,507  $  1,403,749
   State income taxes.................  $   107,000  $     61,500  $      1,800
Supplemental disclosure of non-cash
 transactions

  During the year ended December 31, 1997, the Company distributed $11,009,020 to shareholders consisting of a $4,337,478 reduction of notes receivable due from shareholders and cash payments of $6,671,542.

  In 1999, the Company agreed to provide replications of two million CD's to Synthonics partially as part of the Company's investment in Synthonics (valued at $700,000).

   The accompanying notes to the financial statements are an integral part of these statements.

                         FUTURE MEDIA PRODUCTION, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1999

1. Business and Summary of Significant Accounting Policies

 Description of Business

  Future Media Productions, Inc. (the Company) is an independent manufacturer/replicator of digital versatile discs (DVDs) and compact disks
(CDs) to companies in industries including Internet/online, film and entertainment, edutainment software, publishing and computer hardware. The majority of the Company's business is targeted at high volume customers in these markets. The Company operates in one business segment.

 Estimates and Assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions affecting the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates, although management does not believe differences would materially affect the Company's financial position or results of operations.

 Concentration of Credit Risk

  The Company manufactures and distributes DVDs and CDs principally to companies in the Internet/online, film and entertainment, edutainment software, publishing and computer hardware industries throughout the United States. The Company grants credit to its customers and does not require collateral. Credit evaluations are performed periodically as needed. Concentrations of sales and credit exist and are described in Note 5.

 Cash Equivalents

  The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

 Inventories

  Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.

 Property and Equipment

  Property and equipment is stated at cost and depreciated over its useful life ranging from three to ten years using the straight-line method. Maintenance and repairs are charged to expense as incurred and costs of additions and betterments increasing useful lives are capitalized. Amortization of leased property is computed by the straight-line method over the lesser of the asset life or, life of the lease.

 Income Taxes

  The Company has elected to be taxed under the S Corporation provisions of the Internal Revenue Code which provides, in lieu of corporate income taxes, the shareholders separately account for their pro rata share of the Company's items of income, deductions, losses and credits. Therefore, these statements do not include any provision for corporate federal income taxes. Similar provisions apply for California income tax reporting; however, California tax law provides for a 1.5% rate on taxable income at the corporate level. Accordingly, the income tax provision consists of 1.5% tax due on the California taxable income of the Company offset by certain manufacturing credits.

                         FUTURE MEDIA PRODUCTIONS, INC.

                               December 31, 1999

  In connection with the closing of the proposed public offering, the Company's S Corporation status will terminate and the Company will be taxed thereafter as a C Corporation. The pro forma statements of income reflect a provision for federal and state income taxes as if the Company was a C Corporation for the periods presented. Upon conversion to a C Corporation, the Company will establish a net deferred tax liability with an accompanying increase to income tax expense. If this charge were recorded at December 31, 1999, the amount would have been approximately $2,700,000 (unaudited), consisting primarily of timing differences related to depreciation.

  Immediately prior to the closing of the proposed public offering, the Company will enter into a tax indemnification agreement with the existing shareholders relating to respective income tax liabilities. The tax indemnification agreement is intended to assure the Company assumes taxes for the related income giving rise to such taxes and the existing shareholders assume taxes for which they have received the related income giving rise to such taxes.

 Revenue Recognition

  Revenues are recorded when products are shipped or orders are completed under purchase orders or contracts and are due to be shipped but awaiting instructions from the customer of the shipping destination. Revenues related to the latter have been insignificant at the end of reporting periods.

 Royalty Agreements

  The Company has license agreements with certain companies for the use of their patented technology covering DVDs and CDs manufactured by the Company in North America. The Company accrues for royalties based on units sold and royalty expense is included as a component of cost of goods sold.

 Stock-Based Compensation

  The Company accounts for employee and director stock options using the intrinsic value method. Generally, the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant and no compensation expense is recognized. If the option price is less than fair value, the Company records compensation expense over the vesting period of the stock option. Options granted to non-employees are accounted for using a fair value method. The Company has disclosed the pro forma material effects of using the fair value method of all options in its financial statements.

 Earnings Per Share

  Basic earnings per share has been computed by dividing net income by the weighted average number of common shares outstanding for the periods presented. Diluted earnings per share has been computed by dividing net income by securities or other contracts to issue common stock as if these securities were exercised or converted to common stock.

                         FUTURE MEDIA PRODUCTIONS, INC.

                               December 31, 1999


  The following table sets forth the calculation for basic and diluted earnings per share for the periods presented:

                                                  Year Ended December 31
                                             ---------------------------------
                                                1997       1998       1999
                                             ---------- ---------- -----------
   Earnings:
     Net income............................. $7,800,159 $6,712,633 $14,738,174
                                             ========== ========== ===========
   Shares:
     Weighted average shares for basic
      earnings per share.................... 14,850,000 14,850,000  14,850,000
     Stock options and warrants.............        --     822,174   1,175,686
                                             ---------- ---------- -----------
     Weighted average shares for diluted
      earnings per share.................... 14,850,000 15,672,174  16,025,686
                                             ========== ========== ===========

 Pro Forma Earnings Per Share (unaudited)

  The Company is currently taxed as an S Corporation for federal income and California franchise tax purposes. Accordingly, the provision for income taxes for the periods presented reflect primarily state income tax. The pro forma unaudited earnings per share information is calculated as if the Company had been subject to tax as a C Corporation and for the effect of share equivalents in the amount of 1,349,758 shares for expected dividends to shareholders for the most recent period presented.

 Long-Lived Assets

  The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate the carrying amount of any asset may not be recoverable. An impairment loss would be recognized when the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying amount. If impairment is indicated, the amount of the loss to be recorded is based upon an estimate of the difference between the carrying amount and the fair value of the asset. Fair value is based upon discounted estimated cash flows expected to result from the use of the asset and its eventual disposition and other valuation methods. The Company has identified no such impairment losses.

 Comprehensive Income

  There were no significant items of comprehensive income and no impact of these items on the Company's results of operations for the years ended December 31, 1997, 1998 and 1999, and therefore no further disclosures related to this matter have been made.

 Newly Issued Accounting Standards

  Effective in 2001, accounting for gains or losses resulting from changes in the value of derivatives would be changed depending on the use of the derivative and whether they qualify for hedge accounting. The adoption of this new requirement is not expected to have a material impact on the financial position or results of operations of the Company.

                         FUTURE MEDIA PRODUCTIONS, INC.

                               December 31, 1999


 Reclassifications

  Certain reclassifications have been made to the December 31, 1997 and 1998 financial statements to conform to the presentation in 1999.

2. Inventories

  Inventories consisted of the following:

                                                                December 31
                                                            -------------------
                                                              1998      1999
                                                            --------- ---------
   Raw materials........................................... $ 604,972 $ 668,515
   Work-in process and finished goods......................   121,802    98,353
                                                            --------- ---------
                                                            $ 726,774 $ 766,868
                                                            ========= =========

3. Property and Equipment

  Property and equipment, net, consisted of the following:

                                    December 31
                             --------------------------
                                 1998          1999
                             ------------  ------------
   Plant equipment.........  $ 27,799,629  $ 39,057,036
   Computer equipment and
    software...............        95,736       237,871
   Office furniture and
    equipment..............        83,564        83,558
   Automotive equipment....        71,080        96,865
   Leasehold improvements..       815,912     1,698,122
   Leased property under
    capital leases.........        57,540        57,540
                             ------------  ------------
                               28,923,461    41,230,992
   Less accumulated depre-
    ciation and amortiza-
    tion...................    (7,025,368)  (11,393,544)
                             ------------  ------------
                             $ 21,898,093  $ 29,837,448
                             ============  ============

4. Investments

  Investments in affiliates where the Company owns more than 20% but not in excess of 50% of the investees' outstanding equity where the Company is not deemed to be able to exercise controlling influence are recorded under the equity method. Investments in affiliates where the Company owns less than 20% of the investees' outstanding equity where the Company is not deemed to be able to exercise controlling influence are recorded under the cost method. Under the equity method, investments are carried at acquisition cost and adjusted for the proportionate share of the affiliates' earnings or losses. Under the cost method, investments are recorded at acquisition cost and adjusted to fair value based on the investment classification.

  On December 21, 1999, the Company purchased, through an underwriting, 648 units of Lions Gate Entertainment, a Canadian motion picture production and distribution company. Each unit was purchased for $2,550 or a total of $1,652,400. Each unit consists of one 5.25% Convertible Redeemable Preferred Stock and 425 warrants. Each share of preferred stock is convertible into 1,000 shares of common stock and each warrant entitles the holder to purchase one share of Lions Gate common stock at $5.00 per share. In connection with this investment, assuming price and quality are in line with industry standards, the Company obtained the right to replicate primarily all of the DVD needs of Lions Gate for a period of two years. The closing quoted market value per share of Lions Gate on February 28, 2000 was $2.625. The warrants expire January 2004. This investment has been accounted for under the cost method and classified as available-for-sale. Future changes in market valuation for this investment will be recognized as a separate component of shareholders' equity.

                         FUTURE MEDIA PRODUCTIONS, INC.

                               December 31, 1999


  On December 23, 1999, the Company paid in cash $500,000 to Synthonics Technologies, Inc. (Synthonics) in return for a note receivable convertible into 11,518,096 shares of Synthonics common stock, which at the time represented 38% of Synthonics outstanding shares. The Company agreed to replicate and package up to two million CDs without charge to Synthonics and establish a catalog company to develop and produce 3D interactive digital catalogs on behalf of Synthonics for its customers. A member of Synthonics Board of Directors is also a member of the Company's Board of Directors. The investment in Synthonics totaling $1,200,000 (including an amount of $700,000 as the fair market value of the replication services to be performed), will be accounted for under the equity method.

5. Related Party Transactions and Major Customers

  During the years ended December 31, 1997 and 1998, a significant portion of the Company's revenue activity consisted of sales to one affiliated company, which at the time was partially owned by the shareholders of the Company. Net sales to this affiliate, an original manufacturer of personal computers, were $12,068,296, $5,349,057 and $553,799 for the years ended December 31, 1997,
1998 and 1999, respectively, and represented 33.5%, 12.4% and 1.0% of the Company's net sales, respectively. At December 31, 1998 and 1999, accounts receivable from this affiliate were $614,538 and $23,103, or 7.5% and 0.3% of total trade receivables, respectively.

  Net sales to the Company's top two unaffiliated customers in 1997 and 1998 and top three unaffiliated customers in 1999 were 35.4%, 47.6% and 55.6% of total net sales, respectively, including one customer in 1999 which represented 32.1% of total net sales. Accounts receivable in the aggregate from these significant customers at December 31, 1998 and 1999 were $1,457,142, or 17.9% and $2,434,045, or 32.5% of total trade receivables, respectively.

  During the year ended December 31, 1997, the Company wrote off accounts receivable balances due from related parties in the aggregate of $670,263, none of which related to the receivables from the affiliated company discussed above.

  A director of the Company performed services for the Company including investigation of strategic and financing alternatives. As consideration for such services, the Company paid to the director $25,000, $101,184 and $0, including out of pocket expenses during the years ended December 31, 1997, 1998 and 1999. The Company has committed, upon consummation of an offering, to a cash payment to the director of 0.75% of the gross proceeds of an offering and additional equity securities, warrants, or other participating interests in the Company representing 0.25% of the consideration raised in value, priced in accordance with a Black-Scholes option model, with a minimum amount of warrants issuable pursuant to this transaction not to be less than $50,000 in value. After the end of the year, the Company paid a non-refundable retainer of $60,000 to this director, which will be credited against any transaction fees payable pursuant to the offering.

  During the year ended December 31, 1999, the Company made non-interest bearing loans totaling $1,427,000 and interest bearing loans totaling $1,075,000 (interest accrued at the Company's borrowing rate with its major lender) to its president. These loans were repaid in their entirety during 1999 except for interest accrued, totaling approximately $72,000, which was subsequently forgiven by the Company's Board of Directors. After the end of 1999, the Company loaned $2,630,000 to this officer with interest at the Company's borrowing rate with its major lender.

  During 1999, advances totaling $2,500,000 were made to one of the Company's shareholders. This amount was repaid before the end of 1999. In addition, a loan totaling $1,000,000 was made during 1999 to a company partially owned by the Company's president and this shareholder. This amount was repaid prior to the end of 1999.

  In July 1998 advances totaling $1,500,000 were made to a shareholder. These advances were repaid in August 1998.

                         FUTURE MEDIA PRODUCTIONS, INC.

                               December 31, 1999


  In connection with stock warrants issued to an officer of the Company (see
Note 9), the Company loaned an officer a total of $1,428,000 under promissory notes bearing compound interest at the rate of 4.6% per annum. The unpaid principal balance and any accrued but unpaid interest shall be due and payable on the earlier of: (1) January 1, 2006; or (2) the fifteenth day following the date of delivery by the Company to Maker of written demand therefore made at any time after the later of (a) the closing of a Liquidity Event (as defined), or (b) if applicable, the expiration of any lock-up period imposed in connection with such Liquidity Event on the common stock of the Company, or any successor to the Company, held by Maker.

  In 1999, the Company made payments in lieu of lease payments on a new production facility to a company owned by the Company's president. Such payments during the year totaled $86,000. Subsequent to December 31, 1999, the Company expects to enter into a multi-year lease agreement with this company. Lease payments are expected to be negotiated at rates commensurate with commercial terms charged for similar properties in the area with increases based on the Consumer Price Index.

6. Financing

  In February 1997, the Company entered into a credit agreement (Credit Agreement) with a lender, which was amended in January 1998 and further amended in April 1998, July 1998, June 1999 and January 2000. The Credit Agreement currently provides loans based on 80% of the Company's eligible receivables (as defined) (Receivable Loans), loans based on 90% of the net purchase price of new equipment purchased and delivered subsequent to June 1999 (Equipment Loans) and additional revolving loans (Revolving Loans). Under the Credit Agreement the Company is allowed to borrow the lesser of $30,000,000 or an amount equal to 80% of the Company's eligible receivables (as defined), $15,000,000 of Equipment Loans plus the unpaid balance of the Revolving Loans. The Credit Agreement had an original maturity date of February 28, 1998 and provided for automatic renewals. In January 1998, the agreement was amended to have an original maturity of April 30, 1998 and in January 2000 the maturity date was extended to June 30, 2001, and continues to provide for automatic renewals. Borrowings under Receivable Loans bear interest at the prime rate (8.5% at December 31, 1999) plus 2.0% per annum; however, the interest rate will not be less than 7.0% per annum. Outstanding borrowings under the Receivable Loans amounted to $1,616,537 at December 31, 1998 and $1,852,303 at December 31, 1999. The Credit Agreement is secured by accounts receivable, equipment, inventory and other assets and is personally guaranteed by the shareholders of the Company. Interest expense related to the Receivable Loans for the years ended December 31, 1997, 1998 and 1999 was $234,778, $116,959 and $274,833,
respectively.

  Under the amendment of April 1998, the Revolving Loans were for an amount of $15,000,000, which is payable in monthly principal installments of $312,500 through (i) the earlier of the date the Credit Agreement terminates, or is terminated, or (ii) April 2002. The Revolving Loans bear interest at the prime rate (8.5% at December 31, 1999) plus 2.0% per annum; however, the interest rate will not be less than 7.0% per annum. The outstanding balance of the Revolving Loans was $12,812,500 and $9,062,500 at December 31, 1998 and 1999, respectively. As part of the Credit Agreement, the Revolving Loans are collateralized by accounts receivable, equipment, inventory and other assets and is personally guaranteed by the shareholders of the Company.

  Under the amendment of June 1999, amounts borrowed under the Equipment Loans are to be repaid in 48 equal monthly payments of principal through the earlier of (i) the earlier of the date the Credit Agreement terminates, or is terminated or (ii) the date such Equipment Loans have been repaid in full. The Equipment Loans bear interest at the prime rate (8.5% at December 31, 1999) plus 2.0% per annum; however, the interest rate will not be less than 7.0% per annum. At December 31, 1999 no amounts had been borrowed under the Equipment Loans.

                         FUTURE MEDIA PRODUCTIONS, INC.

                               December 31, 1999


  The Credit Agreement also includes, among others, various negative covenants, including the prohibition to merge or consolidate with another corporation, make any loans of money or assets, redeem, retire, purchase or otherwise acquire any of the Company's stock and make any changes in the Company's capital structure which would have a material adverse impact on the Company's ability to repay its obligations under the Credit Agreement without the lender's prior written consent. The Company is in compliance with all terms of the Credit Agreement. The Company obtained permission from the lender for the loans and advances to related parties.
  Subsequent to the closing of the offering described in Note 11, the Company anticipates renegotiating the terms under the Credit Facility, including maturity dates, covenants, interest rates and personal guarantees.

  Future maturities of long-term debt are as follows:

   Year ended December 31:
     2000........................................................... $ 3,757,697
     2001...........................................................   3,758,480
     2002...........................................................   1,568,629
                                                                     -----------
                                                                     $ 9,084,806
                                                                     ===========

  Interest expense incurred for long-term debt was $579,123, $1,142,893 and $1,125,167 for the years ended December 31, 1997, 1998 and 1999, respectively.

  The Company's weighted average interest rate on its debt was 10.5%, 10.4% and 10.1% for the years ended December 31, 1997, 1998 and 1999, respectively.

7. Income Taxes

  The provision (benefit) for state income taxes is as follows:

                                                      Year Ended December 31
                                                   ----------------------------
                                                     1997      1998     1999
                                                   --------- -------- ---------
   Current........................................ $ 102,900 $ 80,223 $ (72,500)
   Deferred.......................................    17,000   22,000    74,500
                                                   --------- -------- ---------
                                                   $ 119,900 $102,223 $   2,000
                                                   ========= ======== =========

  As described in Note 1 to the financial statements, the Company is currently an S Corporation for federal income and California franchise tax purposes under Subchapter S of the Internal Revenue Code and the corresponding provisions of the California statute. In connection with the closing of the proposed public offering as discussed in Note 11, the Company's S Corporation status will terminate and the Company will be taxed as a C Corporation. This will result in the establishment of a provision for income taxes and deferred tax liability of approximately $2,700,000 (unaudited) upon the closing date. The following unaudited pro forma income tax information has been determined as if the Company operated as a C Corporation for the periods presented:

                                                   Year Ended December 31
                                              --------------------------------
                                                 1997       1998       1999
                                              ---------- ---------- ----------
   Federal tax provision..................... $2,460,000 $2,115,600 $4,598,935
   State income taxes net of federal
    benefit..................................    701,100    602,800  1,297,135
                                              ---------- ---------- ----------
   Total pro forma income tax provision...... $3,161,100 $2,718,400 $5,896,070
                                              ========== ========== ==========

                         FUTURE MEDIA PRODUCTIONS, INC.

                               December 31, 1999


  The difference between actual income tax expense and the U. S. Federal statutory income tax rate is as follows:

                                                   Year Ended December 31
                                                   ---------------------------
                                                    1997      1998      1999
                                                   -------   -------   -------
   Statutory rate.................................    34.0 %    34.0 %    34.0 %
   State tax provision............................     1.5       1.5       1.5
   Manufacturers credit...........................     --        --       (1.5)
   S Corporation status...........................   (34.0)    (34.0)    (34.0)
                                                   -------   -------   -------
   Effective tax rate.............................     1.5 %     1.5 %     0.0 %
                                                   =======   =======   =======

  The difference between the unaudited pro forma income tax expense and the U.S. Federal statutory income tax rate is as follows:

                                                   Year Ended December 31
                                                   ---------------------------
                                                    1997      1998      1999
                                                   -------   -------   -------
   Statutory rate.................................    34.0 %    34.0 %    34.0 %
   State tax provision............................     6.0       6.0       6.0
   Manufacturers credit...........................     --        --       (1.3)
   Other..........................................    (0.1)      --        1.3
                                                   -------   -------   -------
   Effective tax rate.............................    39.9 %    40.0 %    40.0 %
                                                   =======   =======   =======

  Deferred income tax assets and liabilities are computed for those differences having future tax consequences using the currently enacted tax laws and rates. Income tax expenses equal the current tax payable or refundable for the period, plus or minus the net change in the deferred tax asset and liabilities accounts.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

  Significant components of our deferred tax assets and liabilities are as follows:

                                                               December 31
                                                           --------------------
                                                             1998       1999
                                                           ---------  ---------
   Bad debt allowance..................................... $   2,400  $   4,000
   Other..................................................     5,600      9,000
   Credit carryovers......................................       --      43,000
                                                           ---------  ---------
   Total deferred assets..................................     8,000     56,000
   Depreciation...........................................   (90,000)  (116,000)
   Other..................................................       --     (96,500)
                                                           ---------  ---------
   Total deferred liabilities.............................   (90,000)  (212,500)
                                                           ---------  ---------
   Net deferred tax liabilities........................... $ (82,000)  (156,500)
                                                           =========  =========
   Balance sheet classification:
     Current deferred tax assets.......................... $   8,000  $     --
     Current deferred tax liabilities.....................       --      40,500
     Long-term deferred tax liabilities...................    90,000    116,000

                         FUTURE MEDIA PRODUCTIONS, INC.

                               December 31, 1999


8. Commitments

  The Company leases two office and manufacturing facilities in Valencia, California, under operating leases. One of the leases expires in February 2002. The other lease expires in May 2007 and is with a company owned by the shareholders of the Company. Both leases provide for adjustments to the monthly base rent periodically, based on the Consumer Price Index.

  At December 31 1999, future minimum lease payments required under the lease arrangement are as follows:

                                               Related Party  Other     Total
                                               ------------- -------- ----------
   Year ended December 31:
     2000.....................................  $  240,000   $276,638 $  516,638
     2001.....................................     240,000    273,358    513,358
     2002.....................................     240,000     49,345    289,345
     2003.....................................     240,000        570    240,570
     2004.....................................     240,000        --     240,000
     Thereafter...............................     580,000        --     580,000
                                                ----------   -------- ----------
                                                $1,780,000   $599,911 $2,379,911
                                                ==========   ======== ==========

  Total rent expense pursuant to these leases was $395,672, $507,886 and $504,312 for the years ended December 31, 1997, 1998 and 1999, respectively. Rental payments to related parties were $140,000 for the year ended December 31, 1997 and $240,000 for both the years ended December 31, 1998 and 1999.

  Subsequent to December 31, 1999, the Company expects to enter into a multi-year lease agreement for a new production facility and negotiated a termination of its lease agreement for one of its existing facilities. The new lease is expected to be a multi-year operating lease with a company owned by the shareholders of the Company to be negotiated at rates commensurate with commercial terms charged for similar properties with periodic adjustments to the monthly base rent based on the Consumer Price Index. The Company does not expect to incur significant expenses in terminating its existing lease under the terms of the agreement with the current landlord.

9. Stockholders' Equity

 Stock Options

  In April 1998, the Company adopted a Stock Incentive Plan (Stock Plan). Each executive officer, employee, non-employee director or consultant of the Company or any of its future subsidiaries is eligible to be considered for the grant of awards under the Stock Plan. A maximum of 1,980,000 shares of common stock may be issued pursuant to awards granted under the Stock Plan, subject to certain adjustments to prevent dilution. Any shares of common stock subject to an award, which for any reason expires or terminates unexercised, are again available for issuance under the Stock Plan. The options vest generally at periods up to 5 years. The Stock Plan will be administered by the Company's Board of Directors or by a committee of two or more non-employee directors appointed by the Board of Directors. The Stock Plan authorizes the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock and stock bonuses. No stock appreciation rights are outstanding at December 31, 1999.

                         FUTURE MEDIA PRODUCTIONS, INC.

                               December 31, 1999


  A summary of the Company's stock option activity, and related information is as follows:

                                                    Outstanding Stock Options
                                                  -----------------------------
                                                            Weighted
                                                            Average
                                                            Exercise  Range of
                                                             Price    Exercise
                                                  Number of   Per    Prices Per
                                                   Options   Share     Share
                                                  --------- -------- ----------
Outstanding at January 1, 1998...................       --   $ --    $      --
  Granted........................................ 1,366,200   6.88    6.79-7.21
                                                  ---------  -----   ----------
Outstanding at December 31, 1998................. 1,366,200   6.88    6.79-7.21
                                                  ---------  -----   ----------
Outstanding at December 31, 1999................. 1,366,200  $6.88   $6.79-7.21
                                                  =========  =====   ==========
Exercisable at:
  December 31, 1998..............................       --   $ --    $      --
                                                  =========  =====   ==========
  December 31, 1999..............................   353,925  $6.89   $6.79-7.21
                                                  =========  =====   ==========

  At December 31, 1999, 613,800 shares were available for future grant. The weighted average remaining contractual life for the outstanding options is 8.46 years at December 31, 1999.

  If the Company had elected to recognize compensation expense based on the fair value of the options granted at grant date for its stock-based compensation plans, the Company's net income would have been reduced by approximately $350,000 and $600,000 for the years ended December 31, 1998 and 1999, respectively, and basic and diluted earnings per share would have been $0.43 and $0.40, respectively, for the year ended December 31, 1998, and $0.95 and $0.83, respectively, for the year ended December 31, 1999. The fair value of the options is estimated using a minimum value option pricing model with the following weighted average assumptions for grants in 1998: dividend yield of 0.0%; risk free interest rate of 6.0%; and expected life of 5.0 years.

 Warrants

  On January 1, 1998, the Company granted to one of its officers warrants to purchase 604,890 shares of common stock. Each warrant provides for the purchase of one share of common stock at $.00010 per share, resulting in stock warrant compensation expense of $3,055,000 for the year ended December 31, 1998, with the warrants expiring on December 31, 2007. These warrants have no voting rights, dividend rights or preferences until such time as they are exercised for shares of common stock. As of December 31, 1999 no warrants have been exercised.

Stock Related Compensation Expense

  In 1999, the shareholders of the Company committed to give 49,500 shares of their stock to a director for services to the Company. For the year ended December 31, 1999, the Company has recorded stock related compensation expense of $720,000 for this commitment based on the estimated fair value of the shares given, and a contribution to capital for the same amount from the shareholders.

10. Fair Value of Financial Instruments

  In estimating its fair value disclosures for financial statements, the Company used the following methods and assumptions:

    Cash and cash equivalents: The carrying amount approximates fair value.

                         FUTURE MEDIA PRODUCTIONS, INC.

                               December 31, 1999


    Accounts receivable, other receivables, accounts payable and accounts payable-equipment: The carrying amount approximates fair value. The fair value of the note receivable from officer discounted at the Company's borrowing rate is approximately $1,096,000.

    Line of credit and long-term debt: The carrying amounts of the Company's borrowings under its short-term revolving credit arrangements approximate their fair value. The fair values of the Company's long-term debts are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The carrying amounts of long-term debts approximate their fair values.

11. Proposed Initial Public Offering

  On April 13, 2000, the Company's Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission, relating to an initial public offering of up to 5,775,000 shares of the Company's unissued common stock and up to 1,155,000 shares to be sold by selling shareholders.

  In connection with the initial public offering, on April 13, 2000 the Board of Directors approved and effected a 1.65-for-1 stock split of the Company's common stock. All references in the accompanying financial statements to the number of shares of common stock or per share amounts have been retroactively adjusted to reflect the stock split. In addition, the Company's capital structure changed, to reflect 75,000,000 authorized shares of common stock and to reflect 10,000,000 shares of preferred stock. The Board of Directors has authority to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares or preferred stock without any future vote or action by the shareholders.

  The S Corporation status of the Company will terminate upon the closing of the offering and, thereafter, the Company will be subject to federal and state income taxes. As a result of terminating its S Corporation status, the Company will pay a distribution of the retained earnings balance prior to closing to its shareholders.

  On April 13, 2000, the Company granted a total of 256,900 stock options under the Stock Plan to employees and a director.

  Additionally, on April 13, 2000, the Company adopted a 2000 Stock Option Plan (2000 Plan). Upon the closing of this offering there would be no new grants under the Stock Plan. The 2000 Plan provides for a maximum of 1,340,000, plus any shares reserved for issuance under the existing Stock Plan which have not been issued as of the offering.

                         FUTURE MEDIA PRODUCTIONS, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                      Pro Forma
                                          December 31,   March 31,    March 31,
                                              1999         2000         2000
                                          ------------  -----------  -----------
                                                        (Unaudited)  (Unaudited)
Assets
Current assets:
 Accounts receivables (net of allowance
  for doubtful accounts of $265,778 in
  1999 and $295,778 in 2000)............  $ 7,202,126   $ 3,850,816
 Inventories............................      766,868       877,457
 Prepaid expenses.......................      284,101       291,635
 Deferred income taxes..................          --            --      300,000
                                          -----------   -----------
Total current assets....................    8,253,095     5,019,908
Property and equipment, net.............   29,837,448    34,874,168
Investments.............................    2,852,400     3,351,880
Other assets............................      145,845     2,256,687
                                          -----------   -----------
Total assets............................  $41,088,788   $45,502,643
                                          ===========   ===========
Liabilities and Shareholders' Equity
Current liabilities:
 Bank overdraft.........................  $   370,489   $   706,699
 Line of credit.........................    1,852,303     1,919,620
 Accounts payable--trade................    2,762,457     3,323,063
 Accounts payable--capital equipment....    1,530,356     2,450,520
 Accrued expenses--royalties............    4,101,760     4,238,654
 Accrued expenses.......................    1,043,268     1,985,922
 Deferred revenue.......................      700,000       700,000
 Deferred income taxes..................       40,500        40,500         --
 Current portion of long-term debt......    3,757,698     4,790,198
 Current portion of capital lease
  obligations...........................        5,938         5,938
 Distributions payable..................          --            --   14,686,732
                                          -----------   -----------
Total current liabilities...............   16,164,769    20,161,114
Long-term debt, less current portion....    5,327,108     7,399,204
Capital lease obligations, less current
 portion................................       11,525         9,613
Deferred income taxes...................      116,000       116,000   3,200,000
Commitments
Shareholders' equity:
 Preferred stock, no par value:
 Authorized shares--10,000,000
 Issued and outstanding--none                     --            --
 Common stock, no par value:
 Authorized shares--75,000,000
 Issued and outstanding--14,850,000.....    3,790,000     3,790,000   3,790,000
 Accumulated other comprehensive
  income................................          --        654,480     654,480
 Retained earnings......................   17,107,386    17,430,232         --
 Notes receivable from officers.........   (1,428,000)   (4,058,000) (4,058,000)
                                          -----------   -----------  ----------
Total shareholders' equity..............   19,469,386    17,816,712     386,480
                                          -----------   -----------
Total liabilities and shareholders'
 equity.................................  $41,088,788   $45,502,643
                                          ===========   ===========

        The accompanying notes are an integral part of these statements.

                         FUTURE MEDIA PRODUCTIONS, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)

                                                         Three Months Ended
                                                       ------------------------
                                                        March 31,    March 31,
                                                          1999         2000
                                                       -----------  -----------
Net sales to unaffiliated companies................... $ 8,615,155  $14,780,253
Net sales to related parties..........................      59,605          --
                                                       -----------  -----------
Total net sales.......................................   8,674,760   14,780,253
Cost of goods sold....................................   5,864,842    9,341,734
                                                       -----------  -----------
Gross profit..........................................   2,809,918    5,438,519
Selling, general and administrative expenses..........   1,071,812    1,593,580
                                                       -----------  -----------
Income from operations................................   1,738,106    3,844,939
Other income (expense):
  Interest income.....................................         --         7,521
  Interest expense....................................    (351,396)    (398,614)
  Loss in equity of unconsolidated entity.............         --      (155,000)
                                                       -----------  -----------
  Other income (expense), net.........................    (351,396)    (546,093)
                                                       -----------  -----------
Income before provision for income taxes..............   1,386,710    3,298,846
Provision for income taxes............................         500        1,000
                                                       -----------  -----------
Net income............................................ $ 1,386,210  $ 3,297,846
                                                       ===========  ===========
Earnings per share:
  Basic...............................................       $0.09        $0.22
                                                       ===========  ===========
  Diluted.............................................       $0.09        $0.20
                                                       ===========  ===========
Shares used in computing earnings per share:
  Weighted average shares outstanding--basic..........  14,850,000   14,850,000
                                                       ===========  ===========
  Weighted average shares outstanding--diluted........  15,859,207   16,123,995
                                                       ===========  ===========
Pro forma net income data:
  Income before provision for income taxes............ $ 1,386,710  $ 3,298,846
  Pro forma income tax provision......................     554,684    1,319,538
                                                       -----------  -----------
  Pro forma net income................................ $   832,026  $ 1,979,308
  Pro forma basic earnings per share..................                    $0.12
                                                                    ===========
  Pro forma diluted earnings per share................                    $0.11
                                                                    ===========
  Weighted average shares outstanding--basic..........               16,199,758
                                                                    ===========
  Weighted average shares outstanding--diluted........               17,434,725
                                                                    ===========

        The accompanying notes are an integral part of these statements.

                         FUTURE MEDIA PRODUCTIONS, INC.
            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (Unaudited)

                                                  Notes      Accumulated
                             Common Stock      Receivable       Other
                         ---------------------    from      Comprehensive  Retained
                           Shares     Amount    Officers       Income      Earnings       Total
                         ---------- ---------- -----------  ------------- -----------  -----------
Balance at December 31,
 1999................... 14,850,000 $3,790,000 $(1,428,000)   $    --     $17,107,386  $19,469,386
Dividends at $0.20 per
 share..................        --         --          --          --      (2,975,000)  (2,975,000)
Loan to officer.........        --         --   (2,630,000)        --             --    (2,630,000)
Comprehensive income:
  Net income............        --         --          --          --       3,297,846    3,297,846
  Unrealized gain in
   investment of Lions
   Gate Entertainment...        --         --          --      654,480            --       654,480
                         ---------- ---------- -----------    --------    -----------  -----------
  Total comprehensive
   income...............                                                                 3,952,326
                         ---------- ---------- -----------    --------    -----------  -----------
Balance at March 31,
 2000................... 14,850,000 $3,790,000 $(4,058,000)   $654,480    $17,430,232  $17,816,712
                         ========== ========== ===========    ========    ===========  ===========


        The accompanying notes are an integral part of these statements.

                         FUTURE MEDIA PRODUCTIONS, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                         Three Months Ended
                                                       ------------------------
                                                        March 31     March 31
                                                          1999         2000
                                                       -----------  -----------
Operating activities
Net income...........................................  $ 1,386,210  $ 3,297,846
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization.......................      896,774    1,149,803
 Loss in equity of unconsolidated entity.............          --       155,000
 Provision for bad debts.............................       30,000       30,000
 Changes in operating assets and liabilities
 Accounts receivable.................................    4,955,472    3,321,310
 Inventories.........................................      449,851     (110,589)
 Prepaid expenses....................................       15,224       (7,534)
 Other assets........................................   (1,205,048)  (2,010,843)
 Accounts payable....................................   (1,372,965)     560,606
 Accrued expenses....................................       84,534      942,654
 Accrued expenses--royalties.........................    1,221,200      136,894
                                                       -----------  -----------
Net cash provided by operating activities............    6,461,252    7,465,147
Investing activities
Capital expenditures.................................   (1,456,133)  (5,266,358)
                                                       -----------  -----------
Net cash used in investing activities................   (1,456,133)  (5,266,358)
Financing activities
Net borrowings (repayments) on line of credit........   (2,905,061)      67,317
Net borrowings (payments) on bank overdraft..........     (232,824)     336,210
Proceeds from long-term debt.........................          --     4,130,000
Repayments on long-term debt.........................     (939,193)  (1,125,403)
Notes receivable from officers.......................     (365,000)  (2,630,000)
Payments on capital lease obligations................       (3,041)      (1,913)
Dividends paid to shareholders.......................     (560,000)  (2,975,000)
                                                       -----------  -----------
Net cash used in financing activities................   (5,005,119)  (2,198,789)
Net change in cash and cash equivalents..............          --           --
Cash and cash equivalents at beginning of period.....          --           --
                                                       -----------  -----------
Cash and cash equivalents at end of period...........  $       --   $       --
                                                       ===========  ===========
Supplemental disclosures of cash flow information:
 Cash paid during the period for:
 Interest............................................      483,520      398,474
 State income taxes..................................        1,500        4,200

        The accompanying notes are an integral part of these statements.

                         FUTURE MEDIA PRODUCTIONS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1. Basis of Presentation

  The accompanying interim condensed consolidated financial statements of the Company are unaudited and include all of the accounts of the Company and its wholly owned subsidiary, Future Media Cdlogue, Inc. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the Company's audited financial statements and all adjustments necessary for a fair presentation (consisting of only normal recurring adjustments) have been reflected in the interim periods presented. Due principally to the seasonal nature of some of the Company's business, results may not be indicative of results for a full year. The accompanying financial statements should be read in conjunction with the Company's financial statements for the year ended December 31, 1999 included in this Prospectus.

  Future Media Productions, Inc. (the Company) is an independent manufacturer/replicator of digital versatile discs (DVDs) and compact discs
(CDs) to companies in industries including Internet/online, film and entertainment, edutainment software, publishing and computer hardware. The majority of the Company's business is targeted at high volume customers in these markets.

2. Future Media Cdlogue

  In February 2000 the Company formed a wholly owned subsidiary, Future Media Cdlogue ("Cdlogue") for the purpose of pursuing opportunities in the replication of digital catalogs. From the period of its incorporation through March 31, 2000 Cdlogue has had no revenues or expenses.

3. Property and Equipment

  Property and equipment, net, consisted of the following:

                             December 31,   March 31,
                                 1999          2000
                             ------------  ------------
   Plant equipment.........  $ 39,057,036  $ 43,989,249
   Computer equipment and
    software...............       237,871       237,871
   Office furniture and
    equipment..............        83,558       108,905
   Automotive equipment....        96,865        96,865
   Leasehold improvements..     1,698,122     2,927,086
   Leased property under
    capital leases.........        57,540        57,540
                             ------------  ------------
                               41,230,992    47,417,517
   Less accumulated
    depreciation and
    amortization...........   (11,393,544)  (12,543,348)
                             ------------  ------------
                             $ 29,837,448  $ 34,874,168
                             ============  ============

4. Shareholders' Equity

  On January 12, 2000 the Company loaned its President $2,630,000 under a note due no later than June 30, 2000. The note bears interest at the rate charged the Company by its major lender (prime plus 2%). If the Company has no borrowings from its major lender the loan will bear interest at the prime rate plus 1%.

  On April 13, 2000 the Company's Board of Directors authorized and effected a
1.65 for one stock split. All references in the accompanying condensed consolidated financial statements to the number of shares of common stock and per common share amounts have been retroactively adjusted to reflect the stock split.

  On April 13, 2000, the Company granted stock options to a director and employees to purchase a total of 256,900 shares of common stock under the 1998 Stock Incentive Plan. These stock options vest over a four year period.

                         FUTURE MEDIA PRODUCTIONS, INC.

                                  (Unaudited)


  On April 13, 2000 the Company granted 25,000 warrants to purchase common stock to Levy, Small and Lallas for legal services in connection with the offering. The warrant will have an exercise price equal to the initial price of common stock sold in this offering. The warrants vest upon the completion of this offering and expire within one year of the close of this offering. The value of the warrants will be deducted from the proceeds of this offering.

  On April 13, 2000 the Company adopted a new stock option incentive plan ("the 2000 Stock Incentive Plan"). Each of our executive officers, other employees, non-employee directors or consultants are eligible to be considered for the grant of awards under the 2000 Stock Incentive Plan. A maximum of 1,340,000 shares of common stock may be issued under the 2000 Stock Incentive Plan, plus any shares reserved for issuance under the Existing Stock Plan which have not been issued as of the date of this offering. If any award expires or terminates for any reason, then the common stock subject to that award will again be available under the 2000 Stock Incentive Plan.

5. Comprehensive Income

  For the three months ended March 31, 1999 and 2000, comprehensive income amounted to $1,386,210 and $3,952,326, respectively. The difference between net income and comprehensive income relates to the unrealized gain the Company recorded for its available-for-sale securities on its investment in its affiliate Lions Gate Entertainment.

6. Pro Forma Information

  The Company is an S Corporation for income tax purposes. The pro forma unaudited March 31, 2000 information in the accompanying balance sheet reflects the distribution, in the amount of approximately $14,686,732, to shareholders upon conversion from an S Corporation and the establishment of a deferred tax liability of approximately $2,900,000, resulting in an approximately $2,700,000 reduction of retained earnings, upon conversion.

  In connection with the closing of a proposed public offering, the Company's S Corporation status will terminate and the Company will be taxed thereafter as a C Corporation. The pro forma condensed consolidated statements of income reflect a provision for federal and state income taxes as if the Company was a C Corporation for the periods presented. Upon conversion to a C Corporation, the Company will establish a net deferred tax liability with an accompanying increase to income tax expense. If this charge were recorded at March 31, 2000, the amount would have been approximately $2,700,000, consisting primarily of timing differences related to depreciation.

  The pro forma earnings per share information is calculated as if the Company had been subject to tax as a C Corporation and for the effect of share equivalents in the amount of 1,349,758 shares for expected dividends to shareholders for the most recent three month period presented.

7. Commitments

  The Company entered into a lease agreement for its new headquarters effective March 1, 2000, with a company owned by the Company's President. The lease expires December 31, 2013 and has an initial base rent of $53,843, subject to annual increases based on the Consumer Price Index. At the end of the fifth and tenth year of the lease the base rent is to be adjusted to fair market value on these dates as agreed to by the parties. The Company believes the lease is no less favorable than would be obtained from an independent third party.

-------------------------------------------------------------------------------

Until       , all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------


                      [LOGO OF FUTURE MEDIA APPEARS HERE]


                          Prudential Volpe Technology
                        a unit of Prudential Securities


                              CIBC World Markets

-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table itemizes the expenses incurred by the Registrant in connection with the issuance and distribution of the Securities being registered, other than underwriting discounts. All the amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.

   Registration fee--Securities and Exchange Commission............. $   18,480
   NASD filing fee..................................................      7,500
   Nasdaq National Market fee.......................................     50,000
   Accounting fees and expenses.....................................    300,000
   Legal fees and expenses (other than blue sky)....................    325,000
   Blue sky fees and expenses, including legal fees.................     10,000
   Printing; stock certificates.....................................    200,000
   Transfer agent and registrar fees................................     10,000
   Consulting fees..................................................    472,500
   Miscellaneous....................................................    106,520
                                                                     ----------
     Total.......................................................... $1,500,000
                                                                     ==========

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Registrant's Articles of Incorporation include a provision that eliminates the personal liability of its directors to the Registrant and its shareholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) under Section 310 of the California Corporations Code (the "California Code") (concerning contracts or transactions between the Registrant and a director) or (vii) under
Section 316 of the California Code (concerning directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to the Registrant's shareholders for any violation of a director's fiduciary duty to the Registrant or its shareholders.

  The Registrant's Articles of Incorporation also include an authorization for the Registrant to indemnify its agents (as defined in Section 317 of the California Code), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this latter provision, the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers and employees. In addition, the Registrant, at its discretion, may provide indemnification to persons whom the Registrant is not obligated to indemnify. The Bylaws also allow the Registrant to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and provide the maximum indemnification permitted by law. These agreements, together with the Registrant's Bylaws and Articles of Incorporation, may require the Registrant, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms.

  The Company and certain of the Company's shareholders (the "Existing Shareholders") plan to enter into a tax indemnification agreement (the "Tax Agreement") relating to their respective income tax liabilities. Because the Company will be fully subject to corporate income taxation after the termination of the Company's S Corporation status, the reallocation of income and deductions between the period during which the Company was treated as an S Corporation and the period during which the Company will be subject to corporate income taxation may increase the taxable income of one party while decreasing that of another party. Accordingly, the Tax Agreement is intended to assure that taxes are borne by the Company on the one hand and the Existing Shareholders on the other only to the extent that such parties received the related income. The Tax Agreement generally provides that, if an adjustment is made to the taxable income of the Company for a year in which it was treated as an S Corporation, the Company will indemnify the Existing Shareholders and the Existing Shareholders will indemnify the Company against any increase in the indemnified party's income tax liability (including interest and penalties and related costs and expenses), with respect to any tax year to the extent such increase results in a related decrease in the income tax liability of the indemnifying party for that year. The Company will also indemnify the Existing Shareholders for all taxes imposed upon them as the result of their receipt of an indemnification payment under the Tax Agreement.

  Section 317 of the California Code and the Registrant's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933 ("Securities Act").

  Section of the Underwriting Agreement filed as Exhibit 1.1 hereto sets forth certain provisions with respect to the indemnification of certain controlling persons, directors and officers against certain losses and liabilities, including certain liabilities under the Securities Act.

  The Registrant maintains director and officer liability insurance.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                                         Exhibit
   Document                                                              Number
   --------                                                              -------
   Proposed form of Underwriting Agreement..............................   1.1
   Registrant's Amended and Restated Articles of Incorporation..........   3.1
   Registrant's Amended and Restated Bylaws.............................   3.2
   Registrant's Form of Indemnification Agreement.......................  10.4
   Tax Agreement........................................................  10.5

Item 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In April 2000, pursuant to its 1998 Stock Plan the Company issued stock options to purchase an aggregate of 256,900 shares of common stock equal to the initial sales price for the shares sold pursuant to this offering assuming the closing of this offering occurs prior to July 2000 to one of the Company's directors and 61 employees of the Company. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Rule 701 because the offer and sale of the securities was made only to a director and employees of the Company pursuant to a compensatory benefit plan, a copy of which was provided to each respective employee or director. Also, the total number of shares underlying our options, including options granted during the previous 12 months, represented less than 15% of the total number of shares outstanding at the time of grant. The issuance of these options were also exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering. The options were granted to a select group of individuals and did not involve any public offer, general solicitation or general advertising.

  On April 13, 2000 the Company agreed to issue to Levy, Small & Lallas, LLP on the effective date of this offering, warrants to purchase 25,000 shares of the Company's common stock for a purchase price equal to the initial sales price for the shares sold pursuant to this offering. The issuance of these warrants was exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering. This issuance was to a single sophisticated entity and did not involve any public offer, general solicitation or advertising.

  In August 1998, the Company issued pursuant to its 1998 Stock Plan stock options to purchase an aggregate of 297,000 shares of common stock at $7.21 per share to four directors of the Company. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Rule 701 because the offer and sale of the securities was made only to directors of the Company pursuant to a compensatory benefit plan, a copy of which was provided to each director. Also, the total number of shares underlying such options, including options granted during the previous 12 months, represented less than 15% of the total number of shares outstanding at the time of the grant. The issuance of these options were also exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering. The options were granted to a select group of individuals and did not involve any public offer, general solicitation or general advertising.

  In May 1998, pursuant to its 1998 Stock Plan the Company issued stock options to purchase an aggregate of 1,069,200 shares of common stock at $6.79 per share to 15 employees of the Company. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Rule 701 because the offer and sale of the securities was made only to employees of the Company pursuant to a compensatory benefit plan, a copy of which was provided to each employee. Also, the total number of shares underlying such options, including options granted during the previous 12 months, represented less than 15% of the total number of shares outstanding at the time of the grant. The issuance of these options were also exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering. The options were granted to a select group of individuals and did not involve any public offer, general solicitation or general advertising.

  The Company has agreed to issue to Averil Capital Markets Group, Inc. warrants to purchase shares of common stock equivalent to 0.25% of the Company proceeds raised in this offering. The issuance of these warrants was exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering. This issuance was to a single sophisticated entity and did not involve any public offer, general solicitation or advertising.

  On January 1, 1998 the Company issued warrants to purchase 604,890 shares of common stock to David Moss, the Company's Vice President-Operations, for services which Mr. Moss had rendered. The issuance of these warrants was exempt from the registration requirements of the Securities Act pursuant to Rule 701 because the offer and sale of the securities was made only to a single sophisticated executive officer of the Company pursuant to a compensatory benefit plan, a copy of which was provided to the officer. Also, the total number of shares underlying such options, including options granted during the previous 12 months, represented less than 15% of the total number of shares outstanding at the time of the grant. The issuance was to a single sophisticated individual and did not involve any public offer, general solicitation or advertising.

Item 16. EXHIBITS.

   Exhibit
   Number                           Exhibit Description
   -------                          -------------------
     1.1   Form of Underwriting Agreement.**
     3.1   Amended and Restated Articles of Incorporation of Registrant.*
     3.2   Amended and Restated Bylaws of Registrant.*
     4.1   Specimen Stock Certificate of Common Stock of Registrant.*
     5.1   Opinion and Consent of Troop Steuber Pasich Reddick & Tobey, LLP.*
    10.1   1998 Stock Incentive Plan.*
    10.2   Form of Registrant's Stock Option Certificate (Non-Statutory Stock
           Option).*
    10.3   Form of Registrant's Stock Option Certificate (Incentive Stock
           Option).*
    10.4   Form of Director and Officer Indemnification Agreement.*
    10.5   Form of Tax Indemnification Agreement to be entered into among
           Registrant and the Existing Shareholders.
    10.6   Employment Agreement, dated August 26, 1998, between the Registrant and David Moss.*
    10.7   Warrant Agreement, dated January 1, 1998, between the Registrant and
           David Moss.*
    10.8   Lease Agreement and Notice of Extension thereof, dated August 24,
           1994 and June 13, 1996, respectively, between the Registrant and
           Hermann Rosen & Florence W. Rosen, Trustees.*
    10.9   Lease Agreement, dated May 1, 1997, between the Registrant and
           Bascal Properties.*
    10.10  Loan and Security Agreement dated February 26, 1997, between the
           Registrant and Greyrock Business Credit.*
    10.11  Extension Agreement, dated January 16, 1998, between the Registrant and Greyrock Business Credit.*
    10.12  Amendment to Loan Agreement, dated April 29, 1998, between the
           Registrant and Greyrock Business Credit.*
    10.13  Extension Agreement, dated September 4, 1998, between the Registrant and Greyrock Business Credit.*
    10.14  Amendment to Loan Document, dated June 17, 1999 between the
           Registrant and Greyrock Business Capital.*
    10.15  Amendment to Loan Document, dated January 25, 2000, between the
           Registrant and Greyrock Business Capital.*
    10.16  Comprehensive CD Disc License Agreement, dated October 1, 1996, between the Registrant and U.S. Phillips Corporation.*
    10.17  Non-Exclusive Patent License Agreement for Disc Product
           Manufacturers, dated June 1, 1996, between the Registrant and
           Discovision Associates.*
    10.18  Letter Agreement, dated June 15, 1998, between the Registrant and
           Averil Capital Markets Group, Inc.*
    10.19  Engagement Agreement, dated June 15, 1998, between the Registrant and Averil Capital Markets Group, Inc.*
    10.20  DVD Format and Logo License, dated January 11, 2000, between the
           Registrant and Toshiba Corporation.*
    10.21  DVD Video Disc and DVD Rom Disc Patent License Agreement, dated
           October 1, 1999, between the Registrant and U.S. Philips
           Corporation.*
    10.22  Patent License Agreement for the Use of AC-3 Technology in the
           Manufacture of DVD Discs, dated October 1, 1999, between Registrant and U.S. Phillips Corporation.*
    10.23  Convertible Subordinated Promissory Note, dated December 22, 1999, between the Registrant and Synthonics Technologies, Inc.
    10.24  Subscription Agreement for Units, between the Registrant and Lions
           Gate Entertainment Corporation, dated December 21, 1999.

   Exhibit
   Number                          Exhibit Description
   -------                         -------------------
    10.25  Lease Agreement for 24811 Avenue Rockefeller.
    10.26  Warrant Agreement between the Registrant and Averil Capital Markets
           Group, Inc.**
    10.27  Warrant Agreement between the Registrant and Levy, Small and
           Lallas.**
    10.28  2000 Stock Incentive Plan.*
    23.1   Consent of Troop Steuber Pasich Reddick & Tobey, LLP (included in its opinion filed as Exhibit 5.1 hereto).*
    23.2   Consent of Ernst & Young LLP.

    23.3   Consent of Infotech.
    24.1   Power of Attorney.*
    27.1   Financial Data Schedule.

--------
 *Previously filed.

 **To be filed by Amendment.

 (b) Financial Statement Schedules

 Report of Independent Auditors.

 Schedule II Valuation and Qualifying Accounts

Item 17. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrant hereby undertakes that:

    (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 9, 2000.

                                          Future Media Productions, Inc.

                                             /s/ Alex Sandel
                                          By: _________________________________
                                                Alex Sandel
                                                Chairman of the Board,
                                                Chief Executive Officer and
                                                 President

                               POWER OF ATTORNEY

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

              Signature                          Title                   Date
              ---------                          -----                   ----
          /s/ Alex Sandel              Chairman of the Board,        June 9, 2000
______________________________________  Chief Executive Officer
             Alex Sandel                and President

          /s/ Louis Weiss              Chief Financial Officer,      June 9, 2000
______________________________________  Principal Accounting
             Louis Weiss                Officer and Secretary

                  *                    Director                      June 9, 2000
______________________________________
          Sanford R. Climan

                  *                    Director                      June 9, 2000
______________________________________
              Mark Dyne

                  *                    Director                      June 9, 2000
______________________________________
            Diana Maranon

                  *                    Director                      June 9, 2000
______________________________________
            Jason Barzilay

                  *                    Director                      June 9, 2000
______________________________________
          Martin Schuermann

* Power of Attorney

*By:  /s/    Alex Sandel
     _________________________________
       Alex Sandel, Attorney-in-Fact

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
 Future Media Productions, Inc.

  We have audited the financial statements of Future Media Productions, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 and have issued our report thereon dated February 25, 2000 except as to Note 11, as to which the date is April 13, 2000 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. The schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Los Angeles, California

February 25, 2000

                                                                     SCHEDULE II

                         FUTURE MEDIA PRODUCTIONS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                        ALLOWANCE FOR DOUBTFUL ACCOUNTS
              For the Years Ended December 31, 1997, 1998 and 1999

                                      Charged                         Balance
                           Balance at to Costs Charged                 at End
                           Beginning    and    to Other                  of
Description                of Period  Expenses Accounts Deductions(1)  Period
-----------                ---------- -------- -------- ------------- --------
Column A                    Column B      Column C        Column D    Column E
--------                   ---------- ----------------- ------------- --------
Year Ended December 31,
 1997.....................  $298,439  $955,243   $ --    $1,003,682   $250,000
Year Ended December 31,
 1998.....................   250,000   120,000     --       207,000    163,000
Year Ended December 31,
 1999.....................   163,000   120,000     --        17,222    265,778
Three Months Ended March
 31, 2000 (unaudited).....   265,778    30,000     --            --    295,778

--------
(1)  Uncollectible accounts written off, net of recoveries.

                               EXHIBIT INDEX

   Exhibit
   Number                           Exhibit Description
   -------                          -------------------
     1.1   Form of Underwriting Agreement.**
     3.1   Amended and Restated Articles of Incorporation of Registrant.*
     3.2   Amended and Restated Bylaws of Registrant.*
     4.1   Specimen Stock Certificate of Common Stock of Registrant.*
     5.1   Opinion and Consent of Troop Steuber Pasich Reddick & Tobey, LLP.*
    10.1   1998 Stock Incentive Plan.*
    10.2   Form of Registrant's Stock Option Certificate (Non-Statutory Stock
           Option).*
    10.3   Form of Registrant's Stock Option Certificate (Incentive Stock
           Option).*
    10.4   Form of Director and Officer Indemnification Agreement.*
    10.5   Form of Tax Indemnification Agreement to be entered into among
           Registrant and the Existing Shareholders.
    10.6   Employment Agreement, dated August 26, 1998, between the Registrant and David Moss.*
    10.7   Warrant Agreement, dated January 1, 1998, between the Registrant and
           David Moss.*
    10.8   Lease Agreement and Notice of Extension thereof, dated August 24,
           1994 and June 13, 1996, respectively, between the Registrant and
           Hermann Rosen & Florence W. Rosen, Trustees.*
    10.9   Lease Agreement, dated May 1, 1997, between the Registrant and
           Bascal Properties.*
    10.10  Loan and Security Agreement dated February 26, 1997, between the
           Registrant and Greyrock Business Credit.*
    10.11  Extension Agreement, dated January 16, 1998, between the Registrant and Greyrock Business Credit.*
    10.12  Amendment to Loan Agreement, dated April 29, 1998, between the
           Registrant and Greyrock Business Credit.*
    10.13  Extension Agreement, dated September 4, 1998, between the Registrant and Greyrock Business Credit.*
    10.14  Amendment to Loan Document, dated June 17, 1999 between the
           Registrant and Greyrock Business Capital.*
    10.15  Amendment to Loan Document, dated January 25, 2000, between the
           Registrant and Greyrock Business Capital.*
    10.16  Comprehensive CD Disc License Agreement, dated October 1, 1996, between the Registrant and U.S. Phillips Corporation.*
    10.17  Non-Exclusive Patent License Agreement for Disc Product
           Manufacturers, dated June 1, 1996, between the Registrant and
           Discovision Associates.*
    10.18  Letter Agreement, dated June 15, 1998, between the Registrant and
           Averil Capital Markets Group, Inc.*
    10.19  Engagement Agreement, dated June 15, 1998, between the Registrant and Averil Capital Markets Group, Inc.*
    10.20  DVD Format and Logo License, dated January 11, 2000, between the
           Registrant and Toshiba Corporation.*
    10.21  DVD Video Disc and DVD Rom Disc Patent License Agreement, dated
           October 1, 1999, between the Registrant and U.S. Philips
           Corporation.*
    10.22  Patent License Agreement for the Use of AC-3 Technology in the
           Manufacture of DVD Discs, dated October 1, 1999, between Registrant and U.S. Phillips Corporation.*
    10.23  Convertible Subordinated Promissory Note, dated December 22, 1999, between the Registrant and Synthonics Technologies, Inc.
    10.24  Subscription Agreement for Units, between the Registrant and Lions
           Gate Entertainment Corporation, dated December 21, 1999.

   Exhibit
   Number                          Exhibit Description
   -------                         -------------------
    10.25  Lease Agreement for 24811 Avenue Rockefeller.
    10.26  Warrant Agreement between the Registrant and Averil Capital Markets
           Group, Inc.**
    10.27  Warrant Agreement between the Registrant and Levy, Small and
           Lallas.**
    10.28  2000 Stock Incentive Plan.*
    23.1   Consent of Troop Steuber Pasich Reddick & Tobey, LLP (included in its opinion filed as Exhibit 5.1 hereto).*
    23.2   Consent of Ernst & Young LLP.

    23.3   Consent of Infotech.
    24.1   Power of Attorney.*
    27.1   Financial Data Schedule.

--------
 *Previously filed.

 **To be filed by Amendment.